SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

L-3 COMMUNICATIONS HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1.	Title of each class of securities to which transaction applies:
2.	Aggregate number of securities to which transaction applies:
3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4.	Proposed maximum aggregate value of transaction:
5.	Total fee paid:

☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1.	Amount previously paid:
2.	Form, Schedule or Registration Statement No.:
3.	Filing Party:
4.	Date Filed:

L-3 COMMUNICATIONS HOLDINGS, INC.

To Our Shareholders:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of L-3 Communications Holdings, Inc., to be held at 2:30 p.m., Eastern Daylight Time, on Tuesday, April 30, 2013, at the Ritz-Carlton New York, Battery Park, located at Two West Street, New York, New York. The notice and proxy statement for the Annual Meeting are attached to this letter and describe the business to be conducted at the Annual Meeting.

In accordance with the rules of the Securities and Exchange Commission, we sent a Notice of Internet Availability of Proxy Materials on or about March 18, 2013 to our shareholders of record as of the close of business on March 1, 2013. We also provided access to our proxy materials over the Internet beginning on that date. If you received a Notice of Internet Availability of Proxy Materials by mail and did not receive, but would like to receive, a printed copy of our proxy materials, you should follow the instructions for requesting such materials included on page 5 of this proxy statement or in the Notice of Internet Availability of Proxy Materials.

To have your vote recorded, you should vote over the Internet or by telephone. In addition, if you have requested or received a paper copy of the proxy materials, you can vote by signing, dating and returning the proxy card sent to you in the envelope accompanying the proxy materials sent to you. We encourage you to vote by any of these methods even if you currently plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the Annual Meeting. If you decide to attend, you can still vote your shares in person if you wish. Please let us know whether you plan to attend the Annual Meeting by indicating your plans when prompted over the Internet voting system or the telephone or (if you have received a paper copy of the proxy materials) by marking the appropriate box on the proxy card sent to you.

On behalf of the Board of Directors, I thank you for your cooperation and look forward to seeing you on April 30, 2013.

Very truly yours,

Michael T. Strianese

Chairman, President and

Chief Executive Officer

Notice of 2013 Annual Meeting of Shareholders And Proxy Statement	1
Proxy Statement	2
Proposal 1. Election of Directors	6
Continuing Members of the Board of Directors	8
Proposal 2. Approval of the Amendment to the L-3 Communications Holdings, Inc. Amended and Restated 2008 Long Term Performance Plan	10
Equity Compensation Plan Information	21
Proposal 3. Proposal to Amend L-3’s Amended and Restated Certificate of Incorporation to Provide for the Phased-in Declassification of the Board of Directors, Beginning in 2014	22
Proposal 4. Proposal to Amend L-3’s Amended and Restated Certificate of Incorporation to Reduce the Vote Required to Alter, Amend or Repeal Certain Provisions in L-3’s Bylaws	24
Proposal 5. Proposal to Amend L-3’s Amended and Restated Certificate of Incorporation to Permit Shareholders to Take Action by Written Consent	26
Proposal 6. Selection of Independent Registered Public Accounting Firm	27
Proposal 7. Advisory (Non-Binding) Vote on Executive Compensation	28
The Board of Directors and Certain Governance Matters	30
Shareholder Proposals and Nominations	39
Executives and Certain Other Officers of the Company	40
Security Ownership of Certain Beneficial Owners	43
Security Ownership of Management	44
Compensation Discussion and Analysis	45
Compensation Committee Report	70
Tabular Executive Compensation Disclosure	71
Summary Compensation Table	71
2012 Grants of Plan-Based Awards	75
Outstanding Equity Awards at Fiscal Year End 2012	77
2012 Option Exercises and Stock Vested	80
2012 Pension Benefits	81
2012 Nonqualified Deferred Compensation	86
Potential Payments Upon Change in Control or Termination of Employment	87
Compensation of Directors	92
2012 Director Compensation	93
Report of The Audit Committee	94
Independent Registered Public Accounting Firm Fees	95
Compensation Committee Interlocks and Insider Participation	95
Certain Relationships and Related Transactions	96
Section 16(A) Beneficial Ownership Reporting Compliance	98
Householding of Proxy Materials	98
General and Other Matters	99
Exhibit A Amendment to the L-3 Communications Holdings, Inc. Amended and Restated 2008 Long Term Performance Plan	A-1
Exhibit B Amendment to Article Sixth of L-3 Communications Holdings, Inc.’s Amended and Restated Certificate of Incorporation	B-1
Exhibit C Amendment to Article Fifth of L-3 Communications Holdings, Inc.’s Amended and Restated Certificate of Incorporation	C-1
Exhibit D Amendment to Article Tenth of L-3 Communications Holdings, Inc.’s Amended and Restated Certificate of Incorporation	D-1

L-3 COMMUNICATIONS HOLDINGS, INC.

NOTICE OF 2013 ANNUAL MEETING OF

SHAREHOLDERS AND PROXY STATEMENT

Notice is hereby given that the 2013 Annual Meeting of Shareholders (the “Annual Meeting”) of L-3 Communications Holdings, Inc. (“L-3” or the “Company”) will be held at the Ritz-Carlton New York, Battery Park, located at Two West Street, New York, New York on Tuesday, April 30, 2013, at 2:30 p.m., Eastern Daylight Time, for the following purposes:

1.	Election of the four Class II Directors listed herein whose terms expire in 2016 and the one Class I Director Nominee listed herein whose term expires in 2014;

2.	To approve the amendment to the L-3 Communications Holdings, Inc. Amended and Restated 2008 Long Term Performance Plan (the “Amended and Restated Plan”);

3.	To approve the amendment and restatement of the Company’s Amended and Restated Certificate of Incorporation to provide for the phased-in declassification of the Board of Directors, beginning in 2014 (the “Declassification Proposal”);

4.	To approve the amendment and restatement of the Company’s Amended and Restated Certificate of Incorporation to reduce the vote required to alter, amend or repeal certain provisions in L-3’s Amended and Restated Bylaws (the “Supermajority Proposal”);

5.	To approve the amendment and restatement of the Company’s Amended and Restated Certificate of Incorporation to permit shareholders to take action by written consent (the “Written Consent Proposal”);

6.	Ratification of the appointment of our independent registered public accounting firm for 2013 (the “Auditor Ratification Proposal”);

7.	To approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as described herein (the “Say-on-Pay Proposal”); and

8.	Transaction of such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

By Order of the Board of Directors

Steven M. Post

Senior Vice President, General Counsel and

Corporate Secretary

March 18, 2013

IMPORTANT

Whether or not you currently plan to attend the Annual Meeting in person, please vote over the Internet or by telephone, or (if you received a paper copy of the proxy materials) complete, date, sign and promptly mail the paper proxy card sent to you. You may revoke your proxy if you attend the Annual Meeting and wish to vote your shares in person.

L-3 Communications Holdings, Inc.

600 Third Avenue

New York, New York 10016

PROXY STATEMENT

This proxy statement is being made available to the holders of the common stock, par value $0.01 per share, of L-3 Communications Holdings, Inc. (the “Common Stock”) in connection with the solicitation of proxies for use at the Annual Meeting to be held at the Ritz-Carlton New York, Battery Park, located at Two West Street, New York, New York at 2:30 p.m., Eastern Daylight Time, on Tuesday, April 30, 2013.

RECORD DATE

Our Board of Directors has fixed the close of business on March 1, 2013 as the Record Date (the “Record Date”) for the Annual Meeting. Only shareholders of record at the Record Date are entitled to notice of, and to vote at, the Annual Meeting or at any adjournments or postponements thereof, in person or by proxy. At the Record Date, there were 90,204,497 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share of our Common Stock held by such holder. The holders of a majority of the outstanding shares of our Common Stock entitled to vote generally in the election of directors, represented in person or by proxy, shall constitute a quorum at the Annual Meeting.

On or about March 18, 2013, we either mailed you a notice (the “Notice”) notifying you how to vote online and how to electronically access a copy of this proxy statement, our Summary Annual Report and our Annual Report on Form 10-K for the year ended December 31, 2012 (together referred to as the “Proxy Materials”) or mailed you a complete set of the Proxy Materials. If you have not received but would like to receive printed copies of these documents, including a proxy card in paper format, you should follow the instructions for requesting such materials contained in the Notice.

PROXIES

The proxies are solicited by our Board of Directors on our behalf for use at the Annual Meeting and any adjournments or postponements of the Annual Meeting, and the expenses of solicitation of proxies will be borne by us. The solicitation will be made primarily via the Internet and by mail, but our officers and regular employees may also solicit proxies by telephone, telegraph, facsimile, or in person. We also have retained Georgeson Inc. to assist in soliciting proxies. We expect to pay Georgeson Inc. approximately $10,000 plus expenses in connection with its solicitation of proxies.

Each shareholder may appoint a person (who need not be a shareholder), other than the persons named in the proxy, to represent him or her at the Annual Meeting by completing another proper proxy. In either case, such completed proxy should be returned in the envelope provided to you for that purpose (if you have requested or received a paper copy of the Proxy Materials). If you own your shares of our Common Stock directly in your name in our stock records maintained by our transfer agent, Computershare Trust Company, N.A. (“Computershare”), your proxy card should be delivered to L-3 Communications Holdings, Inc. c/o Computershare Investor Services, P.O. Box 43102, Providence, Rhode Island 02940-5068, not later than 1:00 a.m., Eastern Daylight Time, on April 30, 2013. If you own shares through L-3’s 401(k) plan, return completed proxy cards in the envelope provided to Broadridge Financial Solutions c/o Vote Processing, 51 Mercedes Way, Edgewood, NY 11717 by 8:00 a.m., Eastern Daylight Time on April 29, 2013.

Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the proxy upon our receipt, prior to the time the proxy is voted, of a duly executed instrument revoking it, or of a duly executed proxy bearing a later date, or by such person(s) voting in person at the Annual Meeting. Unless revoked, all proxies representing shares entitled to vote that are delivered pursuant to this solicitation will be voted at the Annual Meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. Where a choice has not been specified on the proxy card, the proxy will be voted in accordance with the recommendations of our Board of Directors.

VOTING IN PERSON

If you are a shareholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your Notice or the admission ticket attached to your proxy card if you received a paper copy. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or (if you received a paper copy of the Proxy Materials) by mail so that your vote will be counted even if you later decide not to attend the Annual Meeting. Voting your proxy by the Internet, telephone or mail will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If you own your shares of our Common Stock through a bank, brokerage firm or other record holder and wish to vote in person at the Annual Meeting, you must request a “legal proxy” from your bank or broker or obtain a proxy from the record holder.

Please note that you may receive multiple copies of the Notice or Proxy Materials (electronically and/or by mail). These materials may not be duplicates as you may receive separate copies of the Notice or Proxy Materials for each type of account in which you hold shares of our Common Stock. Please be sure to vote all of your shares in each of your accounts in accordance with the directions on the proxy card(s) and/or voting instruction form(s) that you receive. In the case of duplicate votes for shares in a particular account, your last vote is the one that counts.

VOTING BY INTERNET, TELEPHONE OR MAIL

The following sets forth how a shareholder can vote over the Internet, by telephone or by mail:

Voting By Internet

If you hold your shares of our Common Stock through a bank or brokerage firm (i.e., you are not a registered holder), or if you own shares through L-3’s 401(k) plan, you can vote at www.proxyvote.com, 24 hours a day, seven days a week. You will need the 12-digit Control Number included on your Notice or your paper voting instruction form (if you received a paper copy of the Proxy Materials).

If you own your shares of our Common Stock directly in your name in our stock records maintained by Computershare, you can vote at www.investorvote.com/LLL, 24 hours a day, seven days a week. You will need the 15-digit Control Number included on your paper proxy card.

Voting By Telephone

If you hold your shares of our Common Stock through a bank or brokerage firm, you can vote using a touch-tone telephone by calling the toll-free number included on your paper voting instruction form (if you received a paper copy of the Proxy Materials), 24 hours a day, seven days a week. You will need the 12-digit Control Number included on your paper voting instruction form.

If you own your shares of our Common Stock directly in your name in our stock records maintained by Computershare, you can vote using a touch-tone telephone by calling 1-800-652-VOTE (8683), 24 hours a day, seven days a week. You will need the 15-digit Control Number included on your paper proxy card.

If you hold your shares through L-3’s 401(k) plan, you can vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the 12-digit Control Number included on your paper proxy card.

If you hold your shares in street name, you may also submit voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Please refer to the information from your bank, broker or other nominee on how to submit voting instructions.

The Internet and telephone voting procedures, which comply with Delaware law and the Securities and Exchange Commission (the “SEC”) rules, are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.

Voting By Mail

If you have received a paper copy of the Proxy Materials by mail, you may complete, sign, date and return by mail the paper proxy card or voting instruction form sent to you in the envelope provided to you with your Proxy Materials or voting instruction form.

Deadline for Submitting Votes By Internet, Telephone or Mail

If you hold your shares of our Common Stock through a bank or brokerage account, proxies submitted over the Internet or by telephone as described above must be received by 11:59 p.m., Eastern Daylight Time, on April 29, 2013.

If you own your shares of our Common Stock directly in your name in our stock records maintained by Computershare, proxies submitted over the Internet or by telephone as described above must be received by 1:00 a.m., Eastern Daylight Time, on April 30, 2013.

If you own your shares of our Common Stock through L-3’s 401(k) plan, proxies submitted over the Internet or by telephone as described above must be received by 11:59 p.m., Eastern Daylight Time, on April 28, 2013.

Proxies submitted by mail should be returned in the envelope provided to you with your paper proxy card or voting instruction form, and must be received no later than 1:00 a.m., Eastern Daylight Time, on April 30, 2013, if you own your shares of our Common Stock directly in your name in our stock records maintained by Computershare, or by 8:00 a.m., Eastern Daylight Time, on April 29, 2013, if you own your shares through L-3’s 401(k) plan.

REQUIRED VOTE

The vote required to approve all of the proposals listed herein assumes the presence of a quorum. For each proposal, abstentions and instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called “broker non-votes”) will be counted for purposes of determining a quorum.

•

Proposal 1: Election of the four Class II Directors listed herein whose terms expire in 2016 and the one Class I Director Nominee listed herein whose term expires in 2014: A majority of the votes cast at the Annual Meeting is required for the election of each nominee for director. Abstentions and “broker non-votes” will have no effect on the outcome of this proposal.

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Proposal 2: Amended and Restated Plan: A majority of the votes cast at the Annual Meeting is required to approve the Amended and Restated Plan, provided that the total number of votes cast on the proposal must also represent a majority of all shares of Common Stock entitled to vote on the proposal. Abstentions and “broker non-votes” will have no effect on the outcome of this proposal, provided that the total number of votes cast on the proposal must also represent a majority of all shares of Common Stock entitled to vote on the proposal.

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Proposal 3: Declassification Proposal: The two-thirds approval of all shareholders entitled to vote on the proposal is required to approve the Declassification Proposal. Abstentions and “broker non-votes” will have the same effect as votes against this proposal.

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Proposal 4: Supermajority Proposal: The affirmative vote of a majority of the outstanding common stock of the Company is required to approve the Supermajority Proposal. Abstentions and “broker non-votes” will have the same effect as votes against this proposal.

•

Proposal 5: Written Consent Proposal: The affirmative vote of all of the outstanding common stock of the Company is required to approve the Written Consent Proposal. Abstentions and “broker non-votes” will have the same effect as votes against this proposal.

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Proposal 6: Auditor Ratification Proposal: A majority of the votes cast at the Annual Meeting is required for the Auditor Ratification Proposal. Abstentions will have no effect on the outcome of this proposal.

•

Proposal 7: Say-on-Pay Proposal: A majority of the votes cast at the Annual Meeting is required to approve the Say-on-Pay Proposal. Abstentions and “broker non-votes” will have no effect on the outcome of this proposal.

Revocation of Proxies Submitted by Internet, Telephone or Mail

To revoke a proxy previously submitted over the Internet, by telephone or by mail, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. You may also attend the Annual Meeting and vote in person.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 30, 2013.

The following Proxy Materials are available for you to view online at http://www.L-3com.com: (i) this proxy statement (including all attachments); (ii) our Summary Annual Report and Annual Report on Form 10-K, in each case for the year ended December 31, 2012 (which is not deemed to be part of the official proxy soliciting materials); and (iii) any amendments to the foregoing materials that are required to be furnished to shareholders. In addition, if you have not received a copy of our Proxy Materials and would like one, you may download an electronic copy of our Proxy Materials or request a paper copy at http://www.L-3com.com. You will also have the opportunity to request paper or email copies of our Proxy Materials for all future Annual Meetings.

PROPOSAL 1. ELECTION OF DIRECTORS

Our existing Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides for a classified Board of Directors divided into three classes: Claude R. Canizares, Thomas A. Corcoran, Lloyd W. Newton and Alan H. Washkowitz constitute a class with a term that expires at the Annual Meeting in 2013 (the “Class II Directors”); H. Hugh Shelton, Michael T. Strianese and John P. White constitute a class with a term that expires at the Annual Meeting in 2014 (the “Class I Directors”); and Lewis Kramer, Robert B. Millard and Arthur L. Simon constitute a class with a term that expires at the Annual Meeting in 2015 (the “Class III Directors”).

As discussed in greater detail in Proposal 3, the Board has approved an amendment to our Certificate of Incorporation to provide for the phased-in declassification of the Board, beginning in 2014, subject to the approval of the shareholders at the Annual Meeting. If Proposal 3 is approved by the requisite vote of the shareholders, the directors elected at the 2014 Annual Meeting of Shareholders (and each Annual Meeting of Shareholders held thereafter) will be elected for one-year terms, and beginning with the 2016 Annual Meeting of Shareholders, the entire Board will be elected on an annual basis.

The full Board of Directors has considered and nominated the following slate of Class II nominees for a three-year term expiring in 2016: Claude R. Canizares, Thomas A. Corcoran, Lloyd W. Newton and Alan H. Washkowitz as well as the following Class I nominee for a one-year term expiring in 2014: Vincent Pagano, Jr. Action will be taken at the Annual Meeting for the election of these five nominees.

It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of Claude R. Canizares, Thomas A. Corcoran, Lloyd W. Newton, Alan H. Washkowitz and Vincent Pagano, Jr. except in cases of proxies bearing contrary instructions. In the event that these nominees should become unavailable for election due to any presently unforeseen reason, the persons named in the proxy will have the right to use their discretion to vote for a substitute.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS IN 2013

The following information describes the offices held, other business directorships and the class and term of each nominee. Beneficial ownership of equity securities of the nominees is described in “Security Ownership of Management” on page 44.

Class II — Directors Whose Terms Expire in 2016

Name	Age	Principal Occupation And Other Information
Claude R. Canizares	67	Director since May 2003. Member of the Audit Committee. Since 1971, Professor Canizares has been at MIT. He currently serves as the Vice President, and is the Bruno Rossi Professor of Physics. In addition, he is a principal investigator on NASA’s Chandra X-ray observatory and Associate Director of its science center. Professor Canizares is a member of the National Academy of Sciences, the International Academy of Astronautics, and a fellow of the American Academy of Arts and Sciences, the American Physical Society and the American Association for the Advancement of Science. He serves on the Department of Commerce’s National Advisory Council on Innovation and Entrepreneurship and the Emerging Technology and Research Advisory Committee and the National Research Council’s (NRC) Committee on Science, Technology and the Law. He has served on the Air Force Scientific Advisory Board, the NASA Advisory Council and the Council of the National Academy of Sciences.

Name	Age	Principal Occupation And Other Information
Thomas A. Corcoran	68	Director since July 1997. Chair of the Audit Committee and member of the Executive Committee. Mr. Corcoran is President of Corcoran Enterprises, LLC, a private management consulting firm, since 2001. From March 2001 to April 2004, Mr. Corcoran was the President and Chief Executive Officer of Gemini Air Cargo. Mr. Corcoran was the President and Chief Executive Officer of Allegheny Teledyne Incorporated from October 1999 to December 2000. From April 1993 to September 1999, he was the President and Chief Operating Officer of the Electronic Systems Sector and Space & Strategic Missiles Sector of Lockheed Martin Corporation. Prior to that he worked for General Electric for 26 years and held various management positions with GE Aerospace. Mr. Corcoran is also a director of GenCorp Inc. and ARINC. He formerly served as a director of La Barge, Inc., REMEC, Inc., Serco Ltd, United Industrial Corporation and Force Protection, Inc.

Lloyd W. Newton	70	Director since September 2012. General Newton (U.S. Air Force – Ret.) was a four-star General and Commander of the Air Force, Air Education and Training Command, where he was responsible for the recruiting, training and education of Air Force personnel from 1997 until his retirement in 2000. Following his retirement from the Air Force, General (Ret.) Newton was executive vice president of Pratt & Whitney Military Engines until 2006. During his 34 year military career, General (Ret.) Newton also served as an Air Force congressional liaison officer with the U.S. House of Representatives and was a member of the Air Force’s Air Demonstration Squadron, the Thunderbirds. General (Ret.) Newton is a current director of Sonoco Products Co. and Torchmark Corporation. He formerly served as a director of Goodrich Corporation.

Alan H. Washkowitz	72	Director since April 1997. Chair of the Nominating/Corporate Governance Committee and member of the Compensation Committee. Mr. Washkowitz is a private investor. Before his retirement in July 2005, Mr. Washkowitz was a Managing Director of Lehman Brothers, and was responsible for the oversight of Lehman Brothers Inc. Merchant Banking Portfolio Partnership L.P. Mr. Washkowitz joined Lehman Brothers Inc. in 1978 when Kuhn Loeb & Co. was acquired by Lehman Brothers. Mr. Washkowitz is also a director of Peabody Energy Corporation.

Class I — Director Nominee Whose Term Expires in 2014

Name	Age	Principal Occupation And Other Information
Vincent Pagano, Jr.	62	Mr. Pagano was a partner at Simpson Thacher & Bartlett LLP until his retirement at the end of 2012. He was the head of the firm’s capital markets practice from 1999 to 2012, and, before that, administrative partner of the firm from 1996 to 1999. He was a member of the firm’s executive committee during nearly all of that period. He also serves on the Board of Directors of Cheniere Energy Partners GP, LLC, the general partner of Cheniere Energy Partners, and has been nominated for election as a member of the Board of Directors of Hovnanian Enterprises, Inc. at their 2013 Annual Meeting of Shareholders to be held on March 12, 2013. Mr. Pagano serves on the Engineering Advisory Council of Lehigh University.

The nominees for election to the Board of Directors are hereby proposed for approval by the shareholders. Assuming a quorum is present, a majority of the votes cast at the Annual Meeting is required for the election of each nominee.

The Board of Directors Recommends a Vote FOR Each of the Proposed Nominees Listed Above for Election to the Board of Directors.

CONTINUING MEMBERS OF THE BOARD OF DIRECTORS

The following information describes the offices held, other business directorships and the class and term of each director whose term continues beyond the 2013 Annual Meeting and who is not subject to election this year.

Beneficial ownership of equity securities for these directors is described in “Security Ownership of Management” on page 44.

Class I — Directors Whose Terms Expire in 2014

Name	Age	Principal Occupation And Other Information
H. Hugh Shelton	71	Director since April 2011. Member of the Nominating/Corporate Governance Committee. General (Ret.) Shelton, U.S. Army was the senior officer of the United States military and principal military advisor to the President of the United States, the Secretary of Defense and the National Security Council when he served as the fourteenth Chairman of the Joint Chiefs of Staff from 1997 until his retirement in 2001. He had previously served as Commander-in-Chief of U.S. Special Operations Command (SOCOM). He has served as the Executive Director of the General H. Hugh Shelton Leadership Center at North Carolina State University since January 2002. From January 2002 until April 2006, General (Ret.) Shelton served as the President, International Sales of M.I.C. Industries, an international manufacturing company. Knighted by Queen Elizabeth II in 2001 and awarded the Congressional Gold Medal in 2002, General (Ret.) Shelton is Chairman of the Board of Directors of Red Hat, Inc. He has also served as a director of Anheuser-Busch Companies, Inc., CACI International Inc., Protective Products of America, Inc. and Anteon International.

Michael T. Strianese	57	Director since October 2006. Member of the Executive Committee. Chairman, President and Chief Executive Officer. Mr. Strianese became Chairman on October 7, 2008 and has served as President and Chief Executive Officer since October 2006. Until February 2007, Mr. Strianese was also our Corporate Ethics Officer. He was our interim Chief Executive Officer and Chief Financial Officer from June 2006. Mr. Strianese became Chief Financial Officer in March 2005. From March 2001 to March 2005 he was our Senior Vice President—Finance. He joined us in April 1997 as Vice President—Finance and Controller and was our Controller until July 2000.

Name	Age	Principal Occupation And Other Information
John P. White	76	Director since October 2004. Member of the Nominating/Corporate Governance and Compensation Committees. Dr. White retired in September 2011, after having served for fifteen years in various capacities at Harvard University, including, most recently, as the Robert and Renée Belfer Lecturer at the John F. Kennedy School of Government. Dr. White was also the leader of then President-elect Obama’s transition team for the Department of Defense. Dr. White has had a long history of government service, including serving as U.S. Deputy Secretary of Defense; Deputy Director of the Office of Management and Budget; Assistant Secretary of Defense, Manpower, Reserve Affairs and Logistics; Chairman of the Commission on Roles and Missions of the Armed Forces; and a member of the Missile Defense Advisory Committee of the U.S. Department of Defense.

Class III — Directors Whose Terms Expire in 2015

Name	Age	Principal Occupation And Other Information
Lewis Kramer	65	Director since July 2009. Member of the Audit and Compensation Committees. Mr. Kramer was a partner at Ernst & Young from 1981 until he retired in June 2009 after a nearly 40-year career at Ernst & Young. At the time of his retirement, Mr. Kramer served as the Global Client Service Partner for worldwide external audit and all other services for major clients, and served on the firm’s United States Executive Board. He previously served as Ernst & Young’s National Director of Audit Services.

Robert B. Millard	62	Director since April 1997. Lead Independent Director of the Board of Directors and Chair of the Compensation and Executive Committees. Mr. Millard is currently the Managing Partner of Realm Partners LLC. He held various positions, including Managing Director, at Lehman Brothers and its predecessors from 1976 to 2008. Mr. Millard is also a director of GulfMark Offshore, Inc. and Evercore Partners Inc. He is also a current member of the Council on Foreign Relations.

Arthur L. Simon	81	Director since April 2001. Member of the Audit and Nominating/Corporate Governance Committees. Mr. Simon is an independent consultant. Before his retirement, Mr. Simon was a partner at Coopers & Lybrand LLP, Certified Public Accountants, from 1968 to 1994. He is also a director of Loral Space & Communications Inc.

For a discussion of the specific experience, qualifications, attributes and skills that led the Board of Directors to conclude that each of the Company’s continuing directors and its nominees for director, Claude R. Canizares, Thomas A. Corcoran, Lloyd W. Newton, Alan H. Washkowitz and Vincent Pagano, Jr., should serve on the Board of Directors, see “The Board of Directors and Certain Governance Matters — Board of Directors Composition” beginning on page 32.

PROPOSAL 2. APPROVAL OF THE AMENDMENT TO THE L-3 COMMUNICATIONS HOLDINGS, INC. AMENDED AND RESTATED 2008 LONG TERM PERFORMANCE PLAN

The L-3 Communications Holdings, Inc. 2008 Long Term Performance Plan was originally adopted effective April 29, 2008 and an amendment was subsequently approved by shareholders on April 27, 2010 (as amended, the “2008 Plan”). On March 5, 2013, the Board of Directors authorized and approved an additional amendment to the 2008 Plan (as amended, the “Amended and Restated Plan”), which approval is subject to shareholders approving this Proposal 2. The principal purpose of the amendment is to (i) amend the plan to include all future equity issuances to non-employee directors under the 2008 Plan instead of through the L-3 Communications Holdings, Inc. 2008 Directors Stock Incentive Plan (the “2008 DSIP”), a separate equity plan currently used solely for non-employee directors, (ii) increase the number of shares authorized for issuance under the 2008 Plan by 6,500,000 shares, (iii) include revised limits on the amount of annual equity grants to employees and include new limits on the amount of annual equity grants to non-employee directors and (iv) modify the way that shares issued under “full value” awards granted under the 2008 Plan are counted for purposes of calculating the number of authorized shares that have been issued, as further described below. In addition, the amendment to the 2008 Plan is intended to allow the Compensation Committee of the Company’s Board of Directors (the “Committee”) to make awards that may satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the “Internal Revenue Code”) with respect to certain performance-based awards that may be granted under the 2008 Plan, and to expand the scope of the performance measures that may be utilized for these awards. The Company is not seeking to make any other material changes to the terms of the 2008 Plan at this time. If the Amended and Restated Plan is approved by shareholders at the 2013 Annual Meeting, it will become immediately effective as of the date of the 2013 Annual Meeting and the Company will cease issuing new awards under the 2008 DSIP. If shareholders do not approve the Amended and Restated Plan, the 2008 Plan and 2008 DSIP will each continue in effect until 2018.

Besides the 2008 Plan and the 2008 DSIP, the only equity compensation plan maintained by the Company under which future awards are authorized for issuance is the L-3 Communications Corporation 2009 Employee Stock Purchase Plan (the “2009 ESPP”). For additional information concerning the terms under which shares can be purchased under the 2009 ESPP and the number of shares available for future issuance under the 2009 ESPP, see Note 18 to the audited consolidated financial statements included in L-3’s 2012 Annual Report on Form 10-K.

The purpose of the Amended and Restated Plan is to benefit the Company’s shareholders by encouraging high levels of performance by individuals who contribute to the success of the Company and its subsidiaries and to enable the Company and its subsidiaries to attract, motivate, retain and reward talented and experienced individuals. This purpose is to be accomplished by providing eligible individuals with an opportunity to obtain or increase a proprietary interest in the Company and/or by providing eligible individuals with additional incentives to join or remain with the Company and its subsidiaries. A copy of the Amended and Restated Plan, which is marked to show the changes made to the 2008 Plan, is attached hereto as Exhibit A.

As of February 25, 2013, a total of 12,713,817 and 312,995 shares were authorized for issuance under the 2008 Plan and the 2008 DSIP, respectively, of which 1,211,511 and 265,552 shares remained available for issuance under future awards. If shareholders approve the Amended and Restated Plan, no new awards would be issuable under the 2008 DSIP, and the total number of shares authorized for issuance under the 2008 Plan would be increased by 6,500,000 shares. As a result, 19,213,817 shares would be authorized for issuance under the Amended and Restated Plan, of which 7,711,511 shares would be available for issuance under future awards. This amount excludes any shares that would become available again under the Amended and Restated Plan in connection with expired, cancelled, terminated or forfeited awards on or after February 26, 2013. We expect that if the Amended and Restated Plan is approved by our shareholders, the additional shares would be sufficient to allow us to make equity awards in the amounts we believe are necessary to attract, motivate, retain and reward talented and experienced individuals for the next two to three years. Unless terminated earlier by the Company’s Board of Directors, the Amended and Restated Plan will terminate on April 29, 2023.

Under the 2008 Plan, shares issued under “full value” awards (i.e., all awards other than stock options or stock appreciation rights (“SARs”)) granted on or after March 1, 2010 count as 2.60 shares for purposes of calculating the number of shares that remain available for future awards under the plan. As of February 25, 2013, a maximum of 465,965 shares were available for issuance under full value awards to be granted in the future. If shareholders approve the Amended and Restated Plan, shares issued under full value awards granted on or after February 26, 2013 would count as 3.69 shares against the remaining share reserve. Accordingly, if shareholders approve the Amended and Restated Plan, of the 7,711,511 shares that would be available for issuance under future awards, a maximum of 2,089,840 shares would be available for issuance under full value awards. This amount excludes the effect of any shares that would become available again under the Amended and Restated Plan in connection with expired, cancelled, terminated or forfeited awards on or after February 26, 2013.

On February 20, 2013, we granted equity awards under which a total of 1,454,040 shares may be issued under the 2008 Plan to employees, including 712,348 shares that may be issued under full value awards. We have not granted, nor do we currently expect to grant, any other equity awards to employees in 2013. Based on our current projections, without shareholder approval of the Amended and Restated Plan, we will likely not be able to grant the full number of equity awards in 2014 that we believe is necessary to continue to attract, motivate, retain and reward talented and experienced employees.

As of February 25, 2013, our non-employee directors hold an aggregate of 44,983 restricted stock units. On March 15, 2013, we expect to grant dividend equivalents to our non-employee directors on their outstanding restricted stock units in the form of additional restricted stock units under the 2008 DSIP that have an aggregate grant date fair value of $24,741. Assuming the per share closing price of L 3’s Common Stock on March 15, 2013 is $75.00, the Company would grant a total of approximately 330 restricted stock units under the 2008 DSIP on that date. The Company will not grant any other equity awards under the 2008 DSIP prior to the 2013 Annual Meeting, and, as stated above, will cease issuing new awards under the 2008 DSIP in the event the Amended and Restated Plan is approved by shareholders at the 2013 Annual Meeting.

Whether or not shareholders approve the Amended and Restated Plan, from and after the date of the annual meeting, we expect to grant the following additional equity awards to our non-employee directors for the remainder of 2013: (1) restricted stock units to each of our non-employee directors on the date of the 2013 Annual Meeting having a grant date fair value of $120,000 per director, and (2) additional restricted stock units, as quarterly dividend equivalents, to the non-employee directors on their restricted stock units then outstanding on June 15, September 15 and December 15 of 2013. Assuming the per share closing price of L-3’s Common Stock is $75.00 per share for the remainder of the year, we would grant approximately 17,500 restricted stock units in 2013 from and after the date of the 2013 Annual Meeting.

As of February 25, 2013, a total of 7,758,630 shares were issuable in respect of outstanding awards under all equity compensation plans maintained by the Company, including the 2008 LTPP, the 2008 DSIP and other equity compensation plans under which no new awards are authorized for issuance (the “Prior Plans”). Of these shares, a total of 5,546,636 shares were issuable in respect of stock options with a weighted average exercise price of $77.06 and a weighted average remaining contractual term of 6.4 years. The remaining 2,211,994 shares were issuable in respect of restricted stock units and performance units based on the assumption that the maximum levels of performance applicable to the performance units will be achieved.

The total number of shares issuable under awards we have granted under the 2008 Plan, the 2008 DSIP and the Prior Plans as a percentage of our annual weighted average common shares outstanding (commonly referred to as the “burn rate”) has been on average 1.39% over the last three completed fiscal years and 1.35% over the last five completed fiscal years. This calculation is based on the amounts of shares issuable under awards as of the dates they were granted, and not as adjusted, in the case of awards outstanding as of July 17, 2012, to reflect the effect of the Company’s spin-off of Engility Holdings, Inc. (“Engility”) as described in “Outstanding Equity Awards at Fiscal Year End 2012” beginning on page 77.

Over the last five completed fiscal years, we have repurchased substantially more shares than we have issued, with the net impact being an average annual reduction of 6.19% and 5.03% in our weighted average common shares outstanding over the last three and five completed fiscal years, respectively.

The Amended and Restated Plan is hereby proposed for approval by the shareholders. The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the Amended and Restated Plan, provided that the total number of votes cast on the proposal must also represent a majority of all shares of Common Stock entitled to vote on the proposal. Abstentions and “broker non-votes” will have no effect on the outcome of this proposal, provided that the total number of votes cast on the proposal must also represent a majority of all shares of Common Stock entitled to vote on the proposal.

Description of the Amended and Restated Plan

Eligibility

Awards under the Amended and Restated Plan may be granted to any employee, including any officer, of the Company or any of its subsidiaries, or to any non-employee director or other individual who provides services to or on behalf of the Company or any of its subsidiaries, subject to the discretion of the Committee to determine the particular employees, non-employee directors and other individuals who, from time to time, will be selected to receive awards. As of December 31, 2012, we employed approximately 51,000 full-time and part-time employees, and nine non-employee directors served on our Board of Directors.

Types of Awards

Awards under the Amended and Restated Plan may be in the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock and other share-based awards, such as performance-based awards. Awards may be granted singly or in combination with other awards, consistent with the terms of the Amended and Restated Plan. Each award will be evidenced by an award agreement entered into between the Company and the recipient setting forth the specific terms and conditions applicable to that award. Awards under the Amended and Restated Plan generally will be nontransferable by a holder (other than by will or the laws of descent and distribution) and rights thereunder generally will be exercisable during the holder’s lifetime only by the holder. The maximum term of any unvested or unexercised non-qualified stock options, incentive stock options or SARs under the Amended and Restated Plan is ten years from the initial grant date.

Stock options authorized under the Amended and Restated Plan are rights to purchase a specified number of shares of the Common Stock at an exercise price of not less than the fair market value of the Common Stock on the grant date during the period set forth in the individual participant’s award agreement. The fair market value of the underlying shares of Common Stock as of March 1, 2013 was $76.40 per share. Dividends and dividend equivalents may not be paid on unissued shares underlying option awards. Stock options that are granted as incentive stock options will be granted with such additional terms as are necessary to satisfy the applicable requirements of Section 422 of the Internal Revenue Code. The fair market value of the Common Stock for which incentive stock options are exercisable for the first time by an optionee during any calendar year cannot exceed $100,000 (measured as of the grant date) under current tax laws. Other awards are not limited in this manner.

SARs may be granted on a freestanding basis, in relation to a stock option or in “tandem” with a stock option, such that the exercise of either the option or the SAR cancels the recipient’s rights under the tandem award with respect to the number of shares so exercised. SARs entitle the recipient to receive, upon exercise of the SAR, an amount (payable in cash and/or Common Stock or other property) equal to the amount of the excess, if any, of the fair market value of a share of the Common Stock on the date the SAR is exercised (or some lesser ceiling amount) over the base price of the SAR (or the exercise price of an option, if the SAR is granted in tandem with an option), which cannot be less than the fair market value of a share of the Common Stock on the date the SAR was awarded (or the exercise price of a related stock option). Dividends and dividend equivalents may not be paid on unissued shares underlying SARs.

Restricted stock is Common Stock issued to the recipient, typically for minimal lawful consideration and subject to certain risks of forfeiture and restrictions and limitations on transfer, the vesting of which may depend on individual or corporate performance, continued service or other criteria.

Other incentive awards might include minimum ownership stock, phantom stock or units, performance stock or units, bonus stock or units, dividend equivalent units, similar securities or rights and other awards payable in or with a value derived from or a price related to the fair market value of the Common Stock, payable in Common Stock and/or cash, all on such terms as the Committee may approve. Such awards may be granted, become vested or be payable based upon the continued employment of a participant, or upon the attainment of specified corporate or individual performance goals (as in the case of performance stock or units).

Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), the Company may not deduct certain compensation over $1,000,000 in any year to the Chief Executive Officer or any of the three other most highly compensated executive officers of the Company, other than the Chief Financial Officer, unless, among other things, this compensation qualifies as “performance-based compensation” under Section 162(m), and the material terms of the plan for such compensation are approved by shareholders. With reference to awards intended to qualify as performance-based compensation under Section 162(m), the material terms of the Amended and Restated Plan include the eligible class of participants, the performance goal or goals and the maximum annual amount payable thereunder to any individual participant. The Committee may also approve compensation that does not qualify for a deduction under Section 162(m) if it determines that it is appropriate to do so in light of other competing interests and goals, such as the attraction and retention of key executives.

The eligible class of persons for performance-based awards under the Amended and Restated Plan is all employees of the Company and its subsidiaries. Awards that are intended to qualify as performance-based awards under the Amended and Restated Plan (other than stock options and SARs) may be granted only in accordance with the performance-based requirements of Section 162(m), as set forth below.

The performance goals for performance-based awards under the Amended and Restated Plan are any one or a combination of the following: (i) consolidated income before or after taxes (including income before interest, taxes, depreciation and amortization); (ii) EBIT or EBITDA; (iii) operating income or operating margin; (iv) book value per share of Common Stock; (v) expense management (including without limitation, total general and administrative expense percentages); (vi) improvements in capital structure; (vii) profitability of an identifiable business unit or product; (viii) maintenance or improvement of profit margins; (ix) stock price; (x) market share; (xi) revenue or sales (including, without limitation, net loans charged off and average finance receivables); (xi) costs (including, without limitation, total general and administrative expense percentage); (xiii) orders; (xiv) working capital; (xv) total debt (including, without limitation, total debt as a multiple of EBIT or EBITDA); (xvi) cash flow or net funds provided; (xvii) net income or earnings per share; (xviii) return on equity; (xix) return on investment or invested capital; and (xx) total shareholder return or any other performance goal that the Committee in its sole discretion establishes in accordance with the requirements of Section 162(m). Specific performance periods (which may overlap with performance periods under outstanding performance-based awards), weightings of more than one performance goal and target levels of performance upon which actual payments will be based, as well as the award levels payable upon achievement of specified levels of performance, will be determined by the Committee not later than the applicable deadline under Section 162(m) and in any event at a time when achievement of such targets is substantially uncertain. These variables may change from award to award. To the extent set forth in an individual participant’s award agreement, appropriate adjustments to the performance goals and targets in respect of performance-based awards may be made by the Committee based upon objective criteria in the case of (i) a change in corporate capitalization, a corporate transaction or a complete or partial corporate liquidation, (ii) any extraordinary gain or loss under generally accepted accounting principles or (iii) any material change in accounting policies or practices affecting the Company and/or the performance goals or targets.

The Committee must certify the achievement of the applicable performance goals and the actual amount payable to each participant under the performance-based awards prior to payment. The Committee may retain discretion to reduce, but not increase, the amount payable under a performance-based award to any participant, notwithstanding the achievement of targeted performance goals. Awards may be accelerated in the event of the employee’s death or permanent disability, or in the event of a Change in Control of the Company as described below.

The Committee also has the authority to grant awards under the Amended and Restated Plan in substitution for or as the result of the assumption of stock incentive awards held by employees of other entities who become employees of the Company or a subsidiary as a result of a merger or acquisition of the entity.

Awards may be granted in connection with the surrender or cancellation of previously granted awards, or may be amended, under such terms and conditions, including numbers of shares and exercise price, exercisability or termination, that are the same as or different from the existing awards, all as the Committee may approve, except that no such grant or amendment may effect a repricing of the original award.

Administration; Change in Control

The Amended and Restated Plan provides that it shall be administered by the Committee (or subcommittee thereof) or another committee of the Board of Directors, constituted so as to permit awards under the Amended and Restated Plan to comply with the “non-employee director” provisions of Rule 16b-3 under the Exchange Act and the “outside director” requirements of Section 162(m). The Committee has the authority within the terms and limitations of the Amended and Restated Plan to designate recipients of awards, determine or modify (so long as it does not effect a repricing of the original award) the form, amount, terms, conditions, restrictions, and limitations of awards, including vesting provisions (subject to applicable limitations described below with respect to restricted stock), terms of exercise of an award, expiration dates and the treatment of an award in the event of the retirement, disability, death or other termination of a participant’s employment with the Company, and to construe and interpret the Amended and Restated Plan. Such authority includes (subject to the limitations of the Amended and Restated Plan) the discretion to accelerate vesting, extend the term or waive termination provisions or other restrictive conditions of outstanding awards.

The Committee is authorized to include specific provisions in award agreements relating to the treatment of awards in the event of a “Change in Control” of the Company and is authorized to take certain other actions in such an event. Change in Control under the Amended and Restated Plan is defined generally to include: (i) a change in ownership involving a majority of the outstanding voting securities of the Company, (ii) a sale of all or substantially all of the assets of the Company or L-3 Communications Corporation or any successor thereto, (iii) the consummation of a merger, combination, consolidation, recapitalization, or other reorganization of the Company with one or more other entities that are not subsidiaries, if as a result of such reorganization, less than 50 percent of the outstanding voting securities of the surviving or resulting corporation are beneficially owned by the shareholders of the Company immediately prior to such event; (iv) certain changes, during any period of 24 months or less, of 50 percent or more of the members of its Board of Directors, or (v) in the Committee’s sole discretion on a case-by-case basis with respect to outstanding awards to affected employees, the sale of a subsidiary, division or business unit.

The Committee may delegate to the officers or employees of the Company the authority to execute and deliver such instruments and documents and to take actions necessary, advisable or convenient for the effective administration of the Amended and Restated Plan. It is intended generally that the awards under the Amended and Restated Plan and the Amended and Restated Plan itself comply with and be interpreted in a manner that, in the case of participants who are subject to Section 16 of the Exchange Act and for whom (or whose awards) the benefits of Rule 16b-3 are intended, satisfies the applicable requirements of Rule 16b-3 so that such persons will be entitled to the benefits of Rule 16b-3 or other exemptive rules under that Section. Similarly and as described further below, it is intended generally that the awards under the Amended and Restated Plan will not be granted, deferred, accelerated, extended, modified or paid in a manner that would result in the participant incurring any tax liability under Section 409A of the Code. The Amended and Restated Plan provides that neither the Company nor any member of the Board of Directors or of the Committee shall have any liability to any person for any action taken or not taken in good faith under the Amended and Restated Plan.

Amendment and Termination

The Board of Directors has the authority to amend, suspend or discontinue the Amended and Restated Plan at any time, subject to any shareholder approval that may be required under applicable law and provided that no such action will affect any outstanding award in any manner adverse to the participant without the consent of the participant. Notwithstanding the foregoing, any amendment to the Amended and Restated Plan that would (i) materially increase the benefits accruing to any participant, (ii) materially increase the aggregate number of shares of Common Stock or other equity interests that may be issued under the Amended and Restated Plan, or (iii) materially modify the requirements as to eligibility for participation in this Amended and Restated Plan, shall be subject to shareholder approval. In addition, shareholder approval may be required to satisfy tax rules applicable to performance-based compensation under Section 162(m) or to subsequent grants of incentive stock options, or to satisfy other applicable legal requirements. Because the Committee retains the discretion to set and change the specific targets for each performance period under a performance-based award intended to be exempt from Section 162(m), shareholder ratification of the performance goals will be required, in any event, at five-year intervals in the future to exempt awards granted under the Amended and Restated Plan from the limitations on deductibility thereunder.

Authorized Shares; Other Provisions; Non-Exclusivity

If the Amended and Restated Plan is approved by shareholders, the maximum number of shares of Common Stock that may be issued in respect of awards under the Amended and Restated Plan may not exceed 19,213,817 shares. For purposes of this share limit, each share of Common Stock issued pursuant to “full value” awards (i.e., all awards other than stock options or SARs) granted from March 1, 2010 through February 25, 2013 will be counted as 2.6 shares; and each share of Common Stock that may be issued pursuant to full value awards granted on or after February 26, 2013 will be counted as 3.69 shares. In addition, (i) the maximum number of shares of Common Stock that may be issued pursuant to all awards of incentive stock options (i.e., stock options granted in accordance with Section 422 of the Internal Revenue Code) is 3,000,000, (ii) the maximum number of shares of Common Stock that may be issuable (or payable in cash by reference to such shares) under stock options or SARs granted during a calendar year to any employee shall be 750,000 and (iii) the maximum number of shares of Common Stock that may be issuable (or payable in cash by reference to such shares) under other performance based-awards during a calendar year to any employee shall be 300,000. For non-employee directors, the maximum number of shares of Common Stock that may be issuable (or payable in cash by reference to such shares) subject to awards granted during a calendar year, together with any cash fees paid to such non-employee director, shall not exceed $525,000 in total value (which shall be calculated for awards granted under the Amended and Restated Plan based on the grant date fair value of such awards for financial reporting purposes and excluding the value of any dividends or dividend equivalents on unissued shares of Common Stock (or on unpaid amounts payable in cash by reference to such shares) underlying any such awards).

The number and kind of shares available for grant and the shares subject to outstanding awards (as well as individual share limits on awards and exercise prices of awards) shall be adjusted to reflect the effect of a stock dividend, stock split, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, extraordinary dividend or other distribution or other similar transaction. Any unexercised or undistributed portion of any expired, cancelled, terminated or forfeited award, or any alternative form of consideration under an award that is not paid in connection with the settlement of any portion of an award, will again be available for award under the Amended and Restated Plan, whether or not the participant has received benefits of ownership (such as dividends or dividend equivalents or voting rights) during the period in which the participant’s ownership was restricted or otherwise not vested. However, the following shares of Common Stock shall not become available for reissuance under the Amended and Restated Plan: (i) shares tendered by participants as full or partial payment to the Company upon exercise of stock options or other awards granted under the Amended and Restated Plan; (ii) shares of Common Stock reserved for issuance upon the grant of SARs, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs; (iii) shares withheld by, or otherwise remitted to, the Company to satisfy a participant’s tax withholding obligations upon the lapse of restrictions on restricted stock or the exercise of stock options or SARs or upon any other payment or issuance of shares under any other award granted under the Amended and Restated Plan; and (iv) shares of Common Stock acquired by the Company in connection with the Amended and Restated Plan or the satisfaction of an award granted under the Amended and Restated Plan. With respect to the individual share limits on performance-based awards, awards that are cancelled will be counted against the applicable limits to the extent required by Section 162(m).

UPON APPROVAL OF THE AMENDED AND RESTATED PLAN BY THE SHAREHOLDERS, THE COMPANY INTENDS TO REGISTER UNDER THE SECURITIES ACT OF 1933 THE ADDITIONAL 6,500,000 SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE AMENDED AND RESTATED PLAN.

Full payment for shares purchased on exercise of any option or received under any other award, along with payment of any required tax withholding, must be made in cash prior to the delivery of the underlying shares or, if permitted by the Committee, in shares of Common Stock delivered by the participant or withheld from an award, or any combination thereof, or pursuant to such “cashless exercise” procedures as may be permitted by the Committee.

Except as specifically provided under an individual participant’s award agreement approved by the Committee, the minimum vesting period for awards of restricted stock is three years from the grant date (or one year in the case of restricted stock awards that are performance-based awards) and may not be accelerated to an earlier date except in the event of the participant’s death, permanent disability or in the event of a Change in Control. The Amended and Restated Plan does not impose any minimum vesting periods on other types of awards, and the Committee may establish the vesting requirements (if any) for such awards in its sole discretion.

The Amended and Restated Plan is not exclusive and does not limit the authority of the Company, the Board of Directors or the Committee to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

Federal Income Tax Consequences

The following is a general description of federal income tax consequences to participants and the Company relating to nonqualified and incentive stock options and certain other awards that may be granted under the Amended and Restated Plan. This discussion does not purport to cover all tax consequences relating to stock options and other awards.

An optionee will not recognize income upon the grant of a nonqualified stock option to purchase shares of Common Stock. Upon exercise of the option, the optionee will recognize ordinary compensation income equal to the excess of the fair market value of the Common Stock on the date the option is exercised over the option price for such Common Stock. The tax basis of the Common Stock acquired by exercising an option in the hands of the optionee will equal the option price for the Common Stock plus the amount of ordinary compensation income the optionee recognizes upon exercise of the option, and the holding period for the Common Stock will commence on the day the option is exercised. An optionee who sells Common Stock acquired by exercising an option will recognize capital gain or loss measured by the difference between the tax basis of the Common Stock and the amount realized on the sale. Such gain or loss will be long-term if the Common Stock is held for more than 12 months after exercise, and short-term if held for 12 months or less after exercise. The Company or a subsidiary will be entitled to a deduction equal to the amount of ordinary compensation income recognized by the optionee. The deduction will be allowed at the same time the optionee recognizes the income.

An optionee will not recognize income upon the grant of an incentive stock option to purchase shares of Common Stock, and will not recognize income upon exercise of the option, provided such optionee was an employee of the Company or a subsidiary at all times from the grant date until three months prior to exercise (or one year prior to exercise in the event of disability). Generally, the amount by which the fair market value of the Common Stock on the date of exercise exceeds the option price will be includable in alternative minimum taxable income for purposes of determining alternative minimum tax and such amount will be added to the tax basis of such Common Stock for purposes of determining alternative minimum taxable income in the year the Common Stock is sold. Where an optionee who has exercised an incentive stock option sells the shares acquired upon exercise more than two years after the grant date and more than one year after exercise, long-term capital gain or loss will be recognized equal to the difference between the sales price and the option price. An optionee who sells such shares within two years after the grant date or within one year after exercise will recognize ordinary compensation income in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the amount paid for the shares, or (ii) the excess of the amount realized on the sale over the adjusted basis in the shares. Any remaining gain or loss will be treated as a capital gain or loss. The Company or a subsidiary will be entitled to a deduction equal to the amount of ordinary compensation income recognized by the optionee in this case. The deduction will be allowable at the same time the optionee recognizes the income.

The current federal income tax consequences of other awards authorized under the Amended and Restated Plan generally follow certain basic patterns: SARs are taxed to the individuals and deductible by the Company in substantially the same manner as nonqualified stock options; and nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value of the Common Stock over the purchase price (if any) at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the grant date); in each of the foregoing cases, the Company will generally have (at the time the participant recognizes income) a corresponding deduction.

If, as a result of a Change in Control event, a participant’s stock options or SARs or other rights become immediately exercisable, or restrictions immediately lapse on an award, or cash, shares or other benefits covered by another type of award are immediately vested or issued, the additional economic value, if any, attributable to the acceleration or issuance may be deemed a “parachute payment” under Section 280G of the Internal Revenue Code. In such case, the participant may be subject to a 20% non-deductible excise tax as to all or a portion of such economic value, in addition to any income tax payable. The Company will not be entitled to a deduction for that portion of any parachute payment that is subject to the excise tax.

Notwithstanding any of the foregoing discussions with respect to the deductibility of compensation under the Amended and Restated Plan, Section 162(m) would render non-deductible to the Company certain compensation in excess of $1,000,000 in any year to the Named Executive Officers (other than the Chief Financial Officer), unless such excess compensation is “performance-based” (as defined in Section 162(m)) or is otherwise exempt from Section 162(m). The applicable conditions of an exemption for a performance-based compensation plan include, among others, a requirement that the shareholders approve the material terms of the plan. Stock options, SARs and certain (but not all) other types of awards may be granted to qualify for the exemption for performance-based compensation under Section 162(m).

Section 409A of the Internal Revenue Code generally establishes rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) on the service provider who is entitled to receive the deferred compensation. Certain awards that may be granted under the Amended and Restated Plan may constitute “deferred compensation” within the meaning of and subject to Section 409A. The Amended and Restated Plan and award agreements entered into under the Amended and Restated Plan are intended to be interpreted and operated in accordance with Section 409A, including any regulations or guidance issued by the Treasury Department, and contains a number of provisions intended to avoid the imposition of additional tax on the Amended and Restated Plan participants under Section 409A (though each participant is solely responsible and liable for the satisfaction of all taxes and penalties in respect of any payments or benefits delivered in connection with the Amended and Restated Plan, including taxes and penalties under Section 409A). The Board of Directors may amend the Amended and Restated Plan, and the Committee may amend outstanding awards thereunder, while preserving the intended benefits of awards granted under the Amended and Restated Plan to avoid the imposition of an additional tax under Section 409A. In addition, it is intended under the Amended and Restated Plan that no award be granted, deferred, accelerated, extended, paid out or modified under the Amended and Restated Plan, and no award agreement be interpreted, in a manner that would result in the imposition of an additional tax under Section 409A on a participant. If it is reasonably determined that a payment with respect to an award would result in tax liability to a participant under 409A, the Company will not make the payment when otherwise required and instead will make the payment on the first day that payment would not result in the tax liability.

STOCK-BASED AWARDS PREVIOUSLY GRANTED UNDER THE 2008 LONG TERM PERFORMANCE PLAN

AS OF FEBRUARY 25, 2013

The number of shares or units reported in the following table reflects the terms of the awards on the date they were granted and, in the case of awards that were outstanding on July 17, 2012, does not reflect subsequent adjustments that were made to reflect the effect of the Company’s spin-off of Engility. For a discussion of these adjustments, see “Outstanding Equity Awards at Fiscal Year End 2012” beginning on page 77.

	Totals
Name and Position	Stock Option Grants # of Shares Covered	Restricted Stock Unit Grants # of Shares Covered	EPS Performance Unit Grants # of Shares Covered (1)	TSR Performance Unit Grants # of Shares Covered(2)	Total of All Columns in Table # of Shares Covered
Michael T. Strianese (Chairman, President and Chief Executive Officer and Director)	1,345,398	205,099	115,610	63,369	1,729,476

Ralph G. D’Ambrosio (Senior Vice President and Chief Financial Officer)	256,976	39,353	22,720	10,547	329,596

Curtis Brunson (Executive Vice President of Corporate Strategy and Development)	260,091	39,802	22,945	10,772	333,610

Steve Kantor (Senior Vice President and President of Electronic Systems Group)	163,588	25,041	14,353	7,025	210,007

John McNellis (Senior Vice President and President of Integrated Systems Group)	171,835	25,565	16,289	8,417	222,106

James W. Dunn (Former Senior Vice President and President of Electronic Systems Group)(3)	156,336	23,728	12,930	8,670	201,664

All Current Executive Officers as a Group	2,808,970	459,880	242,032	126,287	3,637,169

Each Associate of any of such Directors, Executive Officers or Nominees	0	1,936	0	0	1,936

All Employees, including all Current Officers who are not Executive Officers as a Group	4,271,430	3,838,926	270,603	144,947	8,525,906

(1)	Reflects the number of shares of our Common Stock issuable assuming achievement of the maximum level of performance in respect of performance units whose performance targets are based on earnings per share.

(2)	Reflects the number of shares of our Common Stock payable in cash (based on the closing price of our Common Stock at the end of the applicable performance periods) assuming achievement of the maximum level of performance in respect of performance units whose performance targets are based on total shareholder return.

(3)	Mr. Dunn retired from the Company effective December 31, 2012.

The Amendment to the 2008 Plan is hereby proposed for approval by the shareholders. The affirmative vote of a majority of the votes cast at the Annual Meeting is required for approval of the Amendment to the 2008 Plan, provided that the total number of votes cast on the proposal must also represent a majority of all shares of Common Stock entitled to vote on the proposal. Abstentions and “broker non-votes” will have no effect on the outcome of this proposal, provided that the total number of votes cast on the proposal must also represent a majority of all shares of Common Stock entitled to vote on the proposal.

The Board of Directors Recommends a Vote FOR the Amendment to the L-3 Communications Holdings, Inc. Amended and Restated 2008 Long Term Performance Plan.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth information about shares of our Common Stock that may be issued under our equity compensation plans as of December 31, 2012. For a description of our equity compensation plans, see Note 18 to the audited consolidated financial statements included in L-3’s 2012 Annual Report on Form 10-K.

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
	(In millions)				(In millions)
Equity compensation plans approved by security holders	7.0	(1)	$76.48	(2)	9.0	(3)
Equity compensation plans not approved by security holders(4)	0.1		$80.20		—
Total	7.1		$76.57		9.0

(1)	Represents awards, including stock options, RSUs and performance units, issuable under the 1999 Long Term Performance Plan (the “1999 Plan”), the L-3 Communications Holdings, Inc. Amended and Restated 2008 Long Term Performance Plan (the “2008 LTPP”) and the L-3 Communications Holdings, Inc. Amended and Restated 2008 Directors Stock Incentive Plan (the “2008 DSIP”). The number of shares of Common Stock to be issued in respect of performance units has been calculated based on the assumption that the maximum levels of performance applicable to the performance units will be achieved.

(2)	The calculation of the weighted average exercise price excludes the effect of the RSU awards and performance unit awards, which have been granted to employees at no cost.

(3)	Includes 5.1 million, 3.7 million and 0.2 million shares available for future issuance under the L-3 Communications Corporation 2009 Employee Stock Purchase Plan (the “2009 ESPP”), the 2008 LTPP and the 2008 DSIP, respectively. Each share of our Common Stock issued under a “full value” award (i.e., awards other than stock options or stock appreciation rights) granted on or after March 1, 2010 under the 2008 LTPP is counted as 2.6 shares for purposes of calculating the number of shares available for future issuance under the 2008 LTPP.

(4)	Represents awards under the 1997 Option Plan for Key Employees of L-3 Communications Holdings, Inc. and Subsidiaries and the Amended and Restated 1998 Directors Stock Option Plan for Non-Employee Directors of L-3 Communications Holdings, Inc.

PROPOSAL 3. PROPOSAL TO AMEND L-3’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE PHASED-IN DECLASSIFICATION OF THE BOARD OF DIRECTORS, BEGINNING IN 2014

The Board of Directors has unanimously approved and declared advisable, and recommends that the Company’s shareholders adopt, an amendment to our Certificate of Incorporation that would phase-in the declassification of the Board of Directors and provide for the annual election of all directors (the “Declassification Proposal”) as described below and set forth on Exhibit B. The Board of Directors has adopted corresponding amendments to Section 3.2 of our Amended and Restated Bylaws (the “Bylaws”), which will become effective if the Declassification Proposal receives the requisite approval by shareholders.

Background of the Proposal

Our current classified board structure has been in place since our initial public offering in 1997. The Board of Directors believes that its classified structure has helped assure continuity of the Company’s business strategies and has reinforced a commitment to long-term shareholder value. Although these are important benefits, the Board of Directors recognizes the growing sentiment among shareholders and the investment community in favor of annual elections for all directors. After careful consideration, the Board of Directors determined that it is appropriate to propose declassifying the Board on a phased-in basis, commencing with the Company’s 2014 Annual Meeting of Shareholders, subject to the requisite approval by shareholders of this Proposal 3.

Proposed Amendment to Certificate of Incorporation

Currently, members of our Board of Directors are elected for staggered terms of three years. If the Declassification Proposal is approved, commencing with the class of directors standing for election at our 2014 Annual Meeting of Shareholders, directors whose terms expire at each meeting will stand for election for one-year terms, expiring at the next succeeding annual meeting of shareholders. The directors who are elected at our Annual Meeting under Proposal 1, whose terms will expire in 2016, and the directors who were elected at our 2012 Annual Meeting of Shareholders, whose terms will expire in 2015, will continue to hold office until the end of the terms for which they were elected. All directors will be elected on an annual basis beginning with the Company’s 2016 Annual Meeting of Shareholders, subject to the requisite approval by shareholders of this Proposal 3 and the effectiveness of the amendment effectuating the Declassification Proposal. In all cases, each director will hold office until his or her successor has been duly elected and qualified or until such director’s earlier death, resignation, retirement, disqualification or removal.

Presently, because the terms of the directors are staggered, our directors are removable only for cause. Upon adoption of the Declassification Proposal, any director serving the term to which he or she was elected prior to our 2014 Annual Meeting of Shareholders (as well as any director appointed to fill a vacancy in respect of any such directorship) would continue to be removable only for cause until the completion of his or her current term. Consistent with Delaware law for corporations without classified boards, directors elected at our 2014 Annual Meeting of Shareholders and thereafter will be removable “with or without cause” by the holders of a majority in voting power of the outstanding shares of capital stock of the Company entitled to vote thereon.

Exhibit B shows the proposed changes to Article Sixth of L-3’s Certificate of Incorporation, with deletions indicated by strikeouts and additions indicated by underlining.

Effective Date

If this proposal is approved by the shareholders at the Annual Meeting, the proposed amendment to Article Sixth of the Certificate of Incorporation described above will become effective upon the filing of appropriate amendment documentation with the Delaware Secretary of State, which filing is expected to take place shortly after shareholder approval. As required by Delaware law, if this proposal does not receive the requisite approval by the shareholders at the Annual Meeting, the proposed amendment to Article Sixth of the Certificate of Incorporation described in this proposal and the corresponding amendment to Section 3.2 of the Bylaws will not be implemented and the Company’s Board will remain classified. While Proposals 4 and 5 also concern amendments to the Company’s governing documents, the approval of this Proposal 3 is not conditioned on the approval of either Proposal 4 or Proposal 5.

The two-thirds approval of all shareholders entitled to vote on the proposal is required to approve the Declassification Proposal. Abstentions and “broker non-votes” will have the same effect as votes against the proposal.

The Board of Directors unanimously recommends that you vote FOR the proposal to approve the amendment to the Company’s Certificate of Incorporation to phase-in the declassification of the Board of Directors, beginning in 2014.

PROPOSAL 4. PROPOSAL TO AMEND L-3’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REDUCE THE VOTE REQUIRED TO ALTER, AMEND OR REPEAL

CERTAIN PROVISIONS IN L-3’s BYLAWS

The Board of Directors has unanimously approved and declared advisable, and recommends that the Company’s shareholders adopt, an amendment to the Certificate of Incorporation that would reduce the vote required by the Certificate of Incorporation to alter, amend or repeal certain provisions in L-3’s Bylaws from a required vote of two-thirds of the directors then in office to the affirmative vote of a majority of the Board of Directors (the “Supermajority Proposal”) as described below and set forth on Exhibit C. Our Board of Directors has adopted a corresponding amendment to Section 7.1 of the Bylaws that reduces the vote required to amend the Supermajority Provisions (as defined below) in the Company’s Bylaws from the affirmative vote of two-thirds of the Board of Directors or two-thirds of the votes entitled to be cast by the shareholders on the matter to the affirmative vote of a majority of the Board of Directors or the affirmative vote of the holders of a majority of voting power of the outstanding capital stock of the Company. The amendment to Section 7.1 of the Company’s Bylaws that reduces the vote that is required for shareholders to alter, amend or repeal the Company’s Bylaws became effective in January of 2013. As required by Delaware law, the amendment to the Company’s Certificate of Incorporation that reduces the vote that is required for directors to alter, amend or repeal the Company’s Bylaws will only become effective if the Supermajority Proposal to the Company’s Certificate of Incorporation contained in this Proposal 4 receives the requisite approval by shareholders at our Annual Meeting.

Background of the Proposal

The Board is committed to ensuring effective corporate governance. As part of this effort, the Nominating/Corporate Governance Committee and the Board periodically evaluate the Certificate of Incorporation, Bylaws and other corporate governance documents to determine if any changes are advisable. Considering the views of some investors who believe that supermajority voting provisions are inconsistent with principles of good corporate governance, the Nominating/Corporate Governance Committee and the Board reviewed those provisions of our Certificate of Incorporation and Bylaws that specify a supermajority voting standard and considered the arguments for and against the presence of supermajority vote requirements in our governing documents. The Nominating/Corporate Governance Committee and the Board also considered the potential effect of changing the voting standard required to amend certain provisions in the Company’s Bylaws from that of the affirmative vote of two-thirds of the directors then in office in the case of the Company’s Certificate of Incorporation and the affirmative vote of two-thirds of the Board of Directors or of two-thirds of the votes entitled to be cast by the shareholders on the matter in the case of certain provisions in our Bylaws, to a majority standard.

The Nominating/Corporate Governance Committee and the Board determined that it is advisable and in the best interests of the Company and its shareholders to reduce the vote required by the Certificate of Incorporation for the Board to alter, amend or repeal certain provisions in the Company’s Bylaws as discussed in the prior paragraph.

Proposed Amendment to Certificate of Incorporation

Currently, under the Company’s existing Certificate of Incorporation and Bylaws, a simple majority vote requirement already applies to most matters submitted for shareholder approval. Article Fifth of the Certificate of Incorporation requires the affirmative vote of two-thirds of the directors then in office to amend provisions in our Bylaws related to a small number of fundamental matters of corporate structure and governance including: (i) the quorum and adjournment provisions for board and shareholder meetings; (ii) the voting standard for shareholder meetings; (iii) board vacancies; (iv) the payment of dividends; (v) indemnification and insurance provisions for L-3’s directors and officers; (vi) amendments to the Company’s Bylaws; and (vii) the number and tenure of directors which, if the Declassification Proposal is approved, will be modified from that of a staggered board where each director serves a three-year term to a declassified board where the entire board will be up for election annually beginning in 2016 (collectively, the “Supermajority Provisions”).

The Supermajority Proposal amends Article Fifth of the Certificate of Incorporation to remove the higher vote standard required to amend the Supermajority Provisions which reduces the vote required to amend such provisions from the affirmative vote of two-thirds of the directors then in office to the affirmative vote of a majority of the Board of Directors.

Exhibit C shows the proposed changes to Article Fifth of L-3’s Certificate of Incorporation, with deletions indicated by strikeouts and additions indicated by underlining.

Effective Date

If Proposal 4 is approved by the shareholders, the proposed amendment to Article Fifth of the Certificate of Incorporation described above will become effective upon the filing of appropriate amendment documentation with the Delaware Secretary of State, which filing is expected to take place shortly after shareholder approval. Under Delaware law, if this proposal does not receive the requisite approval by the shareholders at the Annual Meeting, the proposed amendment to Article Fifth of the Certificate of Incorporation described in this proposal will not be implemented. While Proposals 3 and 5 also concern amendments to the Company’s governing documents, the approval of this Proposal 4 is not conditioned on the approval of either Proposal 3 or Proposal 5.

The affirmative vote of a majority of the outstanding common stock of the Company is required to approve the Supermajority Proposal. Abstentions and “broker non-votes” will have the same effect as votes against the proposal.

The Board of Directors unanimously recommends that you vote FOR the proposal to reduce the vote required by the Certificate of Incorporation to alter, amend or repeal certain provisions in L-3’s Bylaws and provide that the Bylaws may be altered, amended or repealed by the affirmative vote of a majority of the Board of Directors.

PROPOSAL 5. PROPOSAL TO AMEND L-3’s AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION TO PERMIT SHAREHOLDERS TO TAKE ACTION BY WRITTEN CONSENT

The Board of Directors has unanimously approved and declared advisable, and recommends that the Company’s shareholders adopt, an amendment to the Certificate of Incorporation that would expand shareholders’ ability to take action by written consent by reducing shareholders’ requirement to act by written consent from the unanimous consent of all shareholders to consent of a majority of the outstanding shares of capital stock of the Company entitled to vote on the matter (the “Written Consent Proposal”) as described below and set forth on Exhibit D.

Background of the Proposal

As discussed above, the Nominating/Corporate Governance Committee and the Board are committed to ensuring effective corporate governance and periodically evaluate the Certificate of Incorporation, Bylaws and other corporate governance documents to determine if any changes are advisable. As part of such review, the Board considered whether to expand shareholders’ ability to take action by written consent. In determining whether to enhance the ability of shareholders to influence the direction of the Company, the Board considered the factors in favor of authorizing stockholder action by written consent and those opposed to it. After discussion and consideration, the Board determined that it is advisable and in the best interests of the Company and its shareholders to provide shareholders with broader rights to act by written consent if approved by shareholders.

Proposed Amendment to Certificate of Incorporation

Currently, under the Company’s existing Certificate of Incorporation, a simple majority vote requirement already applies to most matters submitted for shareholder approval. However, pursuant to Article Tenth of the Certificate of Incorporation, in order for shareholders to act by written consent, all of the shareholders entitled to vote on such a matter must sign such consent. In addition, Article Tenth currently also requires the unanimous consent of all shareholders entitled to vote on the matter to amend Article Tenth.

The Written Consent Proposal amends Article Tenth of the Certificate of Incorporation by: (1) permitting shareholders to act by written consent if a majority of the outstanding shares of capital stock of the Company entitled to vote on the matter sign such consent, and (2) reducing the required vote to amend Article Tenth from the unanimous consent of all shareholders to a majority of the outstanding shares of capital stock of the Company entitled to vote on the matter.

Exhibit D shows the proposed changes to Article Tenth of the Certificate of Incorporation, with deletions indicated by strikeouts and additions indicated by underlining.

Effective Date

If Proposal 5 is approved by the shareholders, the proposed amendment to Article Tenth of the Certificate of Incorporation described above will become effective upon the filing of appropriate amendment documentation with the Delaware Secretary of State, which filing is expected to take place shortly after shareholder approval. As required by Delaware law, if this proposal is not approved by the shareholders at the Annual Meeting, the proposed amendment to Article Tenth of the Certificate of Incorporation described in this proposal will not be implemented and the existing vote required to act by written consent and amend Article Tenth will remain the unanimous consent of all shareholders. While Proposals 3 and 4 also concern amendments to the Company’s governing documents, the approval of this Proposal 5 is not conditioned on the approval of either Proposal 3 or Proposal 4.

The affirmative vote of all of the outstanding common stock of the Company is required to approve the Written Consent Proposal. Abstentions and “broker non-votes” will have the same effect as votes against the proposal.

The Board of Directors unanimously recommends that you vote FOR the proposal to expand shareholders’ ability to act by written consent and reduce the vote required to amend such provision.

PROPOSAL 6. SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. Following its annual evaluation of its independent registered public accounting firm, the Audit Committee considered whether there should be a rotation of such a firm and decided to select PricewaterhouseCoopers LLP (“PwC”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. PwC has continuously been retained as our independent registered public accounting firm since our formation in 1997, and the Audit Committee and the Board of Directors believe that the continued retention of PwC to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders. In conjunction with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee and its chairperson have been directly involved in the selection of PwC’s new lead engagement partner. Representatives of PwC will be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Although ratification is not required by our Bylaws or otherwise, the Board of Directors is submitting the selection of PwC to our shareholders for ratification because the Audit Committee and the Board value our shareholders’ views on the Company’s independent registered public accounting firm. If the foregoing proposal is not approved by the holders of a majority of the votes cast, it will be considered as notice to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Board of Directors Recommends a Vote FOR Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm.

PROPOSAL 7. ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed beginning on page 71 of this proxy statement. In connection with this vote, shareholders may also wish to consider the discussion appearing under “The Board of Directors and Certain Governance Matters—Compensation Committee” beginning on page 35. While the results of this vote are advisory, our Compensation Committee intends to consider the results of this vote when making future compensation decisions. The following is a summary of key points that shareholders may wish to consider in connection with their voting decision.

We made substantial changes to our compensation programs that emphasize our pay-for-performance philosophy and reflect our commitment to compensation best practices. Our compensation program highlights include:

•

Formula-Based Bonus Plan. Adopted a transparent, formula-based approach for determining annual incentive awards that uses pre-established goals to assess financial and individual performance achievements. Annual incentives earned under the program are intended to qualify as tax-deductible compensation under Section 162(m) of the Internal Revenue Code.

•	Increased Performance-Based Equity Awards. Changed the mix of our long-term incentive awards to increase the use of performance awards and decrease time-vested stock options.

•

Applied Performance Criteria to CEO Stock Options. Modified the stock options previously granted to our Chief Executive Officer in February 2011 to add performance vesting conditions, and included performance vesting conditions in the stock options awarded to our Chief Executive Officer in February 2012.

•	Increased Stock Ownership Guidelines. Strengthened stock ownership requirements by:

•	Increasing the Chief Executive Officer’s guideline from five to six times base salary;

•	Increasing the number of shares that must be held until satisfaction of the minimum ownership guidelines from 50% to 75% of the shares acquired from equity awards.

•	Eliminating the value of unexercised stock options in calculating the value of shares owned.

•	Clawback, Anti-Hedging and Anti-Pledging Policies. Adopted new clawback and anti-hedging policies in 2012, and an anti-pledging policy in 2013.

Our compensation program places a strong emphasis on performance-based variable pay that aligns our executives’ interests with those of shareholders. In 2012, 68% of our Chief Executive Officer’s target pay was in the form of performance-based annual and long-term incentives, including:

•

22% of target pay in the form of stock options that have value only based on future increases in our stock price, and that will be forfeited if vesting conditions based on 2012 financial performance are not satisfied.

•

30% of target pay in the form of performance awards that will be forfeited unless our company’s performance during fiscal 2012-2014 meets pre-established goals for cumulative earnings per share and for achieving favorable total shareholder returns when compared to a custom peer group of companies with a defense-based sales mix that is similar to L-3, and includes the primary U.S. public company competitors for each of L-3’s four reporting segments.

Our compensation program reflects sound pay practices. In addition to the practices described above, our compensation program reflects the following:

•	Our perquisites are modest and do not include any tax reimbursements or “gross-ups.”

•	Our equity plans prohibit repricings of stock options or other equity-based awards without shareholder approval.

•	We do not pay dividends on stock options or unvested performance awards.

•	Our retirement plans only provide age or service credit for years worked with L-3 and its predecessor companies.

We believe that the information disclosed in this proxy statement demonstrates that our executive compensation program is well-designed and is working as intended. In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are submitting for shareholder consideration the following resolution to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed beginning on page 71 of this proxy statement:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion is hereby APPROVED.”

The Board of Directors Recommends a Vote FOR Approval of the Compensation Paid to Our Named Executive Officers.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Board of Directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and four standing committees: the Executive, Audit, Nominating/Corporate Governance and Compensation Committees. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

Leadership Structure

The Board of Directors determined that combining the Chief Executive Officer and Chairman positions is the appropriate leadership structure for L-3 at this time. The Board of Directors believes that “one-size” does not fit all, and the decision of whether to combine or separate the positions of Chief Executive Officer and Chairman will vary company to company and depend upon a company’s particular circumstances at a given point in time. Accordingly, the Board of Directors carefully considers from time to time whether the Chief Executive Officer and Chairman positions should be combined based on what the Board of Directors believes is best for the Company and its shareholders.

Board structures vary greatly among U.S. public corporations, with 57% of S&P 500 companies combining the positions of Chief Executive Officer and Chairman and only 23% of the S&P 500 having an independent chairman, according to a recent survey. The Board of Directors does not believe that the evidence demonstrates that any one leadership structure is more effective at creating long-term shareholder value. The Board of Directors believes that an effective leadership structure could be achieved either by combining or separating the Chief Executive Officer and Chairman positions, if the structure encourages the free and open dialogue of competing views and provides for strong checks and balances. Specifically, an effective governance structure must balance the powers of the Chief Executive Officer and the independent directors and ensure that the independent directors are fully informed, able to discuss and debate the issues that they deem important, and able to provide effective oversight of management.

The Board of Directors believes that if the positions of Chief Executive Officer and Chairman are combined, then appointing a lead independent director is necessary for effective governance. Accordingly, the Company’s Corporate Governance Guidelines provide that, in the event the Chief Executive Officer and Chairman positions are combined, the independent members of the Board of Directors will elect a “Lead Independent Director.” In addition to presiding at executive sessions of the independent directors, the responsibilities of the Lead Independent Director, which are clearly set forth in the Company’s Corporate Governance Guidelines, also include:

•	approving schedules for Board of Directors meetings;

•	approving the agendas for meetings of the Board of Directors;

•	specifically requesting the inclusion of certain materials for Board of Directors meetings, when appropriate;

•	recommending, as appropriate, that the Board of Directors retain consultants who will report directly to the Board of Directors; and

•	acting as a liaison between the independent directors and the Chairman.

The Board of Directors believes that the responsibilities delegated to the Lead Independent Director are substantially similar to many of the functions typically fulfilled by a board chairman. The Board of Directors believes that its Lead Independent Director position balances the need for effective and independent oversight of management with the need for strong, unified leadership. The Board of Directors believes that one of the key elements of effective, independent oversight is that the independent directors meet in executive session on a regular basis without the presence of management. Accordingly, in 2012, the independent directors met in executive session four times with the Lead Independent Director presiding at such meetings.

L-3’s approach regarding its leadership structure has varied depending on what was best for L-3 at a particular point in time. Frank C. Lanza, one of L-3’s founders, served as Chairman and CEO from the time of L-3’s formation in 1997 until his death in 2006. Following his death, the Board of Directors promoted Michael T. Strianese, then L-3’s Chief Financial Officer, to the CEO position but also chose to appoint Robert B. Millard, one of its independent directors, as Chairman. In 2008, the Board of Directors decided to again combine the Chairman and CEO positions, and the independent directors appointed Mr. Millard as the Lead Independent Director. The Board of Directors believes that its current structure is in the best interest of L-3 at this time as it allows for a balance of power between the CEO and the independent directors and provides an environment in which its independent directors are fully informed, have significant input into the content of Board meeting agendas and are able to provide objective and thoughtful oversight of management. The Board also believes that L-3’s current leadership structure does not affect the Board’s role in risk oversight of the Company. In addition, The Board of Directors also believes that combining the roles of Chairman and CEO gives L-3 the best chance to continue its strong performance over the long term. With the expected declines in the U.S. Department of Defense budget, it has become more important than ever for L-3 to seek out business opportunities in the international community. In L-3’s industry, the Board of Directors believes that access to decision-makers in foreign countries is made easier when the roles of Chairman and CEO are combined as their customs often dictate having comparable titles when conducting negotiations. Moreover, since most of L-3’s industry peers have combined the roles of chairman and CEO, L-3 believes that separating such roles would put us at a significant competitive disadvantage.

Independence

The Board of Directors has affirmatively determined that all of the directors, other than Mr. Strianese, including those who serve on the Audit, Nominating/Corporate Governance and Compensation Committees of the Board of Directors, have no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. Therefore, all of our directors, other than Mr. Strianese, are “independent” under all applicable standards. In connection with its determination that Mr. Millard and Professor Canizares are independent directors, the Board of Directors considered the fact that we conducted business with MIT where Mr. Millard is a trustee and Professor Canizares is employed as a full time professor. In addition, the Board of Directors considered the fact that we conducted business with NASA where Professor Canizares is a principal investigator of NASA’s Chandra X-ray observatory and is Associate Director of its science center. During 2012, we retained MIT to provide research and development on our behalf, and MIT and NASA purchased equipment and services from us. Payments made to, or received from, MIT or NASA were less than 1% of MIT’s, NASA’s or L-3’s annual consolidated gross revenues during each of their last completed fiscal years. Mr. Millard and Professor Canizares did not have any interest in these transactions and Professor Canizares recused himself from all decisions regarding L-3 with respect to these transactions. In connection with its determination that Mr. Pagano is an independent director nominee, the Board of Directors considered that he retired as a partner with Simpson Thacher & Bartlett LLP on December 31, 2012. Simpson Thacher & Bartlett LLP has provided, and continues to provide, legal services to the Company.

Messrs. Corcoran, Kramer and Shelton and Dr. White serve as directors, trustees or in similar capacities (but not as executive officers or employees) for one or more non-profit organizations to which we have made charitable contributions. Contributions to these organizations did not exceed either $120,000 or 1% of each of those organizations’ annual consolidated gross revenues during their last completed fiscal years and were below the thresholds set forth under our categorical standards of director independence.

In addition, the Board of Directors has determined that Professor Canizares and Messrs. Corcoran, Kramer and Simon, members of the Audit Committee, are “independent” for purposes of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (“the Exchange Act”).

The Board of Directors has adopted Corporate Governance Guidelines that meet the independence standards of the NYSE. Also, as part of our Corporate Governance Guidelines, the Board of Directors

has adopted categorical standards to assist it in evaluating the independence of each of its directors. The categorical standards are intended to assist the Board of Directors in determining whether or not certain relationships between our directors and us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us, are “material relationships” for purposes of the NYSE independence standards. The categorical standards establish thresholds at which such relationships are deemed not to be material. Our Corporate Governance Guidelines, which include our categorical standards of independence, can be obtained through our website at http://www.L-3com.com.

Directors are expected to attend board meetings and meetings of the committees on which they serve, to spend the time needed, and to meet as frequently as necessary, in order to properly discharge their responsibilities. In addition, to the extent reasonably practicable, directors are expected to attend shareholder meetings. During the fiscal year ended December 31, 2012, the Board of Directors held nine meetings. Each director attended at least 75% of the combined number of meetings of the Board of Directors and meetings of committees on which he served during the period in 2012 in which he served as a director or member of such committee, as applicable. All of our current directors who were serving on the Board at the time of the annual shareholders meeting in April 2012 attended the meeting in person. In accordance with applicable NYSE listing requirements, our independent directors hold regular executive sessions at which management, including the Chairman, President and Chief Executive Officer, is not present. Mr. Millard, our Lead Independent Director of the Board of Directors, presides at the regularly held executive sessions of the independent directors.

Board of Directors Composition

The Board of Directors seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board of Directors to satisfy its oversight responsibilities effectively. In that regard, the Nominating/Corporate Governance Committee is responsible for recommending candidates for all directorships to be filled by the Board of Directors or by the shareholders at an annual or special meeting. In identifying candidates for membership on the Board of Directors, the Nominating/Corporate Governance Committee takes into account (1) minimum individual qualifications, such as strength of character, mature judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board of Directors and (2) all other factors it considers appropriate. In addition, although the Board of Directors does not have a policy with regard to the consideration of diversity in identifying director nominees, among the many factors that the Nominating/Corporate Governance Committee carefully considers, are the benefits to the Company of diversity, including gender and racial diversity, in board composition.

As part of its recurring activities, the Nominating/Corporate Governance Committee seeks to identify qualified candidates to sit on the Board of Directors. To identify and recruit qualified candidates for the Board, the Nominating/Corporate Governance Committee has previously utilized the services of professional search firms and has also sought referrals from other members of the Board, management, shareholders and other sources. After conducting an initial evaluation of a candidate, one or more members of the Nominating/Corporate Governance Committee will interview that candidate if the Nominating/Corporate Governance Committee believes the candidate might be suitable to be a director and may also ask the candidate to meet with other directors and management. If the Nominating/Corporate Governance Committee believes a candidate would be a valuable addition to the Board of Directors, it will recommend to the full Board of Directors that candidate’s election.

In the case of Lloyd W. Newton, a professional search firm identified him as a potential director nominee. Prior to his nomination, the Nominating/Corporate Governance Committee Chairman, as well as a number of other members of the Board of Directors, met with General (Ret.) Newton to consider whether he would be an appropriate candidate for L-3’s Board of Directors. On September 6, 2012, the Nominating/Corporate Governance Committee met to review General (Ret.) Newton’s qualifications and consider General (Ret.) Newton’s candidacy. At that meeting, they voted unanimously to recommend General (Ret.) Newton’s appointment as a director to the full Board for final consideration and approval. Also on September 6, 2012, the full Board of Directors appointed General (Ret.) Newton as a director effective immediately.

In the case of Vincent Pagano, Jr., the Chief Executive Officer initially identified him as a potential director nominee. Prior to his nomination, the Nominating/Corporate Governance Committee Chairman, as well as a number of other members of the Board of Directors, met with Mr. Pagano to consider whether he would be an appropriate candidate for L-3’s Board of Directors. On February 5, 2013, the Nominating/Corporate Governance Committee met to review Mr. Pagano’s qualifications and consider his candidacy. At that meeting, they voted unanimously to recommend Mr. Pagano to the Board as a nominee for election by the shareholders at the 2013 Annual Meeting. Following such recommendation, the Board voted unanimously to nominate Mr. Pagano for election by shareholders as a Class I Director at the 2013 Annual Meeting.

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of L-3’s business and structure, the Board of Directors focused primarily on the information discussed in each of the Board members’ or nominees’ biographical information set forth on pages 6-9. In particular,

•

with regards to Professor Canizares, the Board of Directors considered his distinguished career as a tenured professor at MIT including his current responsibility for over 20 research laboratories with an aggregate annual research budget of $1.5 billion, as well as his extensive knowledge of the aerospace industry;

•

with regards to Mr. Corcoran, the Board of Directors considered his business operations background, including his service as the chief executive officer of a number of businesses, and his expertise in the aerospace and defense industries;

•

with regards to Mr. Kramer, the Board of Directors considered his significant experience, expertise and background with regard to accounting and internal control matters as well as the breadth of his business knowledge gained while serving as an independent auditor for numerous organizations across many industries;

•	with respect to Mr. Millard, the Board of Directors considered his extensive financial background;

•

with regards to General (Ret.) Newton, the Board of Directors considered his distinguished career in the Air Force, his experience as an Executive Vice President of Pratt & Whitney Military Engines and his knowledge as a director of public companies;

•

with regards to Mr. Pagano, the Board of Directors considered his significant experience, expertise and background with regard to legal, capital markets and corporate governance matters, including his broad perspective brought by his experience advising clients in many diverse industries;

•

with regards to General (Ret.) Shelton, the Board of Directors considered his distinguished career as the Chairman of the Joint Chiefs of Staff, Department of Defense and as the Commander in Chief of U.S. Special Operations Command (SOCOM) and his extensive knowledge of the defense industry;

•

with regards to Mr. Simon, the Board of Directors considered his significant experience, expertise and background with regard to accounting and internal control matters and the breadth of his business knowledge gained while serving as an independent auditor for numerous organizations across many industries and as the Chair of the Audit Committee of Loral Space & Communications Inc.;

•	with regards to Mr. Strianese, the Board of Directors considered his position as Chief Executive Officer and his expertise and experience in the aerospace and defense industries;

•	with regards to Mr. Washkowitz, the Board of Directors considered his extensive financial background; and

•

with regards to Dr. White, the Board of Directors considered his distinguished career of government service, his distinguished career as a lecturer of government at Harvard and his extensive knowledge of the defense industry.

In addition, in connection with the nominations of Messrs. Canizares, Corcoran and Washkowitz for election as directors at the 2013 Annual Meeting, the Board of Directors considered their valuable contributions to L-3’s success during their years of Board service.

Audit Committee

The current members of the Audit Committee are: Claude R. Canizares, Thomas A. Corcoran (Chair), Lewis Kramer and Arthur L. Simon. The Audit Committee met 12 times in 2012. The Audit Committee is generally responsible for, among other things:

•	selecting, appointing, compensating, retaining and terminating our independent registered public accounting firm;

•

overseeing the auditing work of any independent registered public accounting firm employed by us, including the resolution of any disagreements, if any, between management and the independent registered public accounting firm regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services;

•	pre-approving audit, other audit, audit-related and permitted non-audit services to be performed by the independent registered public accounting firm and related fees;

•	meeting with our independent registered public accounting firm to review the proposed scope of the annual audit of our financial statements and to discuss such other matters that it deems appropriate;

•	reviewing the findings of the independent registered public accounting firm with respect to the annual audit;

•

meeting to review and discuss with management and the independent registered public accounting firm our periodic financial reports prior to our filing them with the SEC and reporting annually to the Board of Directors with respect to such matters;

•

reviewing with our financial and accounting management, the independent registered public accounting firm and internal auditor the adequacy and effectiveness of our internal control over financial reporting, financial reporting procedures and disclosure controls and procedures; and

•	reviewing the internal audit function.

L-3’s Audit Committee Charter states that the Audit Committee shall consist of at least three members, all of whom are determined by the Board of Directors to meet the independence, financial literacy and expertise requirements of the SEC and NYSE. These requirements dictate that all Audit Committee members must be financially literate and at least one member of the Audit Committee shall be an “audit committee financial expert” in compliance with the criteria established by the SEC and NYSE. The Board of Directors has determined that all of the members of the Audit Committee are financially literate and meet the independence requirements mandated by the NYSE listing standards, Rule 10A-3 under the Exchange Act and our independence standards. In addition, the Board of Directors has determined that Mr. Simon and Mr. Kramer are both “audit committee financial experts,” as defined by Item 407(d)(5) of Regulation S-K.

Compensation Committee

The current members of the Compensation Committee are: Robert B. Millard (Chair), Lewis Kramer, Alan H. Washkowitz and John P. White. The Compensation Committee, which had seven meetings in 2012, is responsible for, among other functions:

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation;

•

evaluating the performance of the Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or together with other independent directors (as directed by the Board of Directors), determining and approving the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the Chief Executive Officer based on such evaluation;

•	reviewing and approving the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the other executive officers;

•	discussing the results of the shareholder advisory vote on the compensation paid to our named executive officers;

•	reviewing and making recommendations to the Board of Directors with respect to director compensation;

•	reviewing and recommending to the Board of Directors, or approving, all equity-based awards, including pursuant to the Company’s equity-based plans;

•

reviewing and approving, or making recommendations to the Board of Directors with respect to, the Company’s equity-based plans and executive officer incentive-compensation plans, and overseeing the activities of the individuals responsible for administering those plans;

•

reviewing and discussing with management, on at least an annual basis, management’s assessment of whether risks arising from the Company’s compensation policies and practices for all employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company;

•	reviewing and discussing the “Compensation Discussion and Analysis” section contained in this proxy statement;

•

retaining or terminating, as needed, and approving the fees and any other retention terms for, compensation and benefits consultants and other outside consultants or advisors to provide independent advice to the Committee; and

•	evaluating on at least an annual basis whether any work provided by a consultant retained by the Committee raised any conflict of interest.

In fulfilling its responsibilities, the Compensation Committee can delegate any or all of its responsibilities to a subcommittee of the committee consisting of two or more members. For a discussion concerning the processes and procedures for considering and determining executive and director compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation, see “Compensation Discussion and Analysis” beginning on page 45 and “2012 Director Compensation” beginning on page 93.

The Board of Directors has determined that all of the members of the Compensation Committee meet our standards for independence and the independence requirements mandated by the NYSE listing standards. In addition, all members of the Compensation Committee qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

Use of Consultants

As set forth in its charter, the Compensation Committee has the sole authority to retain or terminate, as needed, outside consultants to provide advice to the Compensation Committee in connection with its fulfillment of its responsibilities. The Compensation Committee engages Frederic W. Cook (“Cook & Co.”) to serve as the Compensation Committee’s independent consultant. Cook & Co. and its affiliates do not provide any services to the Company or any of the Company’s affiliates other than advising the Compensation Committee on director and executive officer compensation. In 2012, the Compensation Committee requested that Cook & Co. advise it directly on a variety of compensation-related matters, including:

•	validating the compensation peer group to be used for competitive benchmarking;

•	preparing analyses and recommendations of senior executive compensation levels as compared to the compensation peer group and published compensation surveys;

•	assessing the pay recommendations that the Chief Executive Officer developed for senior executives, including the named executive officers;

•	developing pay recommendations for the Chief Executive Officer;

•	assessing the alignment of senior executive pay and company performance;

•	preparing analyses and recommendations of non-employee director pay levels as compared to the peer group;

•	preparing annual analyses of annual equity plan share usage and share dilution as compared to the peer group;

•	assessing performance measures and targets for annual and long-term incentive awards;

•	updating the Compensation Committee on executive compensation trends; and

•	recommending executive compensation program changes in response to executive compensation trends and shareholder concerns identified through investor engagement efforts.

In the course of conducting its activities, Cook & Co. attended meetings of the Compensation Committee and presented its findings and recommendations to the Compensation Committee for discussion. During 2012, Cook & Co. also met with management to obtain and validate data, and review materials. Cook & Co. also attended one meeting of the Board of Directors in February of 2013 in connection with the assessment of the Chief Executive Officer’s 2012 performance under the Company’s annual incentive plan. In March of 2013, the Compensation Committee evaluated whether any work performed by Cook &Co. raised any conflict of interest and determined that it did not.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee currently consists of Messrs. Alan H. Washkowitz (Chair), Arthur L. Simon, John P. White and General (Ret.) H. Hugh Shelton. This committee, which met five times during 2012, monitors corporate governance policies and procedures and serves as the nominating committee for the Board of Directors.

The primary functions performed by this committee include, among other responsibilities:

•	developing, recommending and monitoring corporate governance policies and procedures for L-3 and the Board of Directors;

•	recommending to the Board of Directors criteria for the selection of new directors;

•	identifying and recommending to the Board of Directors individuals to be nominated as directors;

•	evaluating candidates recommended by shareholders in a timely manner;

•	conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;

•	overseeing the evaluation of the Board of Directors and management; and

•	overseeing and approving the management continuity planning process.

The Nominating/Corporate Governance Committee will consider candidates for nomination as a director recommended by shareholders, directors, officers, third party search firms and other sources. The Nominating/Corporate Governance Committee will review all candidates for director in the same manner, regardless of the source of the recommendation. Individuals recommended by shareholders for nomination as a director will be considered in accordance with the procedures described under “Shareholder Proposals and Nominations” on page 39 of this proxy statement.

The Board of Directors has determined that all of the members of the Nominating/Corporate Governance Committee meet the independence requirements mandated by the applicable NYSE listing standards applicable to serving on the Nominating/Corporate Governance Committee and our standards of independence.

Executive Committee

The Executive Committee currently consists of Messrs. Millard (Chair), Corcoran, and Strianese. The Executive Committee did not meet during 2012. The Executive Committee may exercise most board powers during periods between board meetings.

Oversight of Risk Management

L-3 is exposed to various risks including, but not limited to, strategic, operational, financial, liquidity, reputational, and also risks relating to reporting, pending and threatened litigation, regulatory and legal compliance. L-3’s enterprise risk profile is also affected by changes in the yearly budget and spending levels, priorities, procurement practices, and also the fiscal situations and general economic conditions affecting our major customers, especially the U.S. Department of Defense. L-3’s management designed the Company’s enterprise risk management process to identify, monitor and evaluate these risks, and develop an approach to address each identified risk. L-3’s enterprise risk management process is a company-wide initiative and involves each of our operating segments and business units. The Company takes a multi-disciplinary approach to risk.

L-3’s Chief Financial Officer, at the direction of the Chief Executive Officer, is responsible for overseeing the Company’s enterprise risk management process and periodically reports enterprise risk information to each of the Chief Executive Officer, the Audit Committee and the Board of Directors. In fulfilling his risk management responsibilities, the Chief Financial Officer works closely with members of the senior management team, including the Company’s General Counsel, the Executive Vice President of Corporate Strategy and Development, the Controller and Principal Accounting Officer, the Vice President — Planning, the Vice President of Internal Audit and Corporate Ethics Officer, and each of the business unit group presidents and group chief financial officers.

On behalf of the Board of Directors, the Audit Committee plays a key role in the oversight of the Company’s enterprise risk management function. In this regard, the Audit Committee discusses policies with respect to risk assessment and risk management, and the Company’s Chief Financial Officer meets with the Audit Committee at least five times per year to specifically discuss the enterprise risks facing the Company, highlighting any new risks that may have arisen since they last met. Additionally, at each Board of Directors meeting, the Chief Executive Officer and Chief Financial Officer report information about major risks facing the company. Finally, the Chief Financial Officer reports directly to the Board of Directors at least once per year to apprise it directly of the Company’s enterprise risk management process.

Committee Charters and Corporate Governance Guidelines

The Board of Directors has adopted a charter for each of the Audit, Nominating/Corporate Governance and Compensation Committees and corporate governance guidelines that address the make-up and functioning of the Board of Directors. You can find links to these materials on our website at http://www.L-3com.com under the “Investor Relations” tab by selecting “Corporate Governance.”

Code of Ethics and Business Conduct

The Board of Directors has adopted a code of ethics and business conduct that applies to all of our directors, officers and employees. You can find a link to such code on our website at http://www.L-3com.com. In accordance with, and to the extent required by, the rules and regulations of the SEC, we intend to post on our Web site waivers or implicit waivers (as such terms are defined in Item 5.05 of Form 8-K of the Exchange Act) and amendments of the code of ethics and business conduct that apply to any of our directors and executive officers, including our Chairman, President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, and Vice President, Controller and Principal Accounting Officer or other persons performing similar functions.

Communications with Directors

Anyone who would like to communicate with, or otherwise make his or her concerns known directly to, the full Board of Directors, the Chair of any of the Executive, Audit, Nominating/Corporate Governance and Compensation Committees, to the non-management directors as a group or to the Lead Independent Director of the Board of Directors, may do so either by email that can be accessed through our website at http://www.L-3com.com or by addressing such communications or concerns to the Corporate Secretary of L-3 Communications Holdings, Inc., 600 Third Avenue, New York, New York 10016, who will forward such communications to the appropriate party. The addressed communications may be done confidentially or anonymously. The Corporate Secretary or Assistant Secretary will forward all correspondence to the Board of Directors or the specifically designated party, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements or patently offensive or otherwise inappropriate material.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Under the SEC’s rules and regulations, any shareholder desiring to submit a proposal to be included in our 2014 proxy statement must submit such proposal to us at our principal executive offices located at 600 Third Avenue, New York, New York 10016, to the attention of the Corporate Secretary, no later than the close of business on November 18, 2013. Under Rule 14a-8 under the Exchange Act, a shareholder submitting a proposal to be included in the Company’s proxy statement is required to be a record or beneficial owner of at least 1% or $2,000 in market value of the Common Stock and to have held such Common Stock continuously for at least one year prior to the date of submission of the proposal, and he or she must continue to own such securities through the date on which the meeting is held.

The Bylaws provide for advance notice provisions. The Bylaws require the timely notice of certain information to be provided by any shareholder who proposes director nominations or any other business for consideration at a shareholders’ meeting. Failure to deliver a proposal in accordance with the procedures discussed below and in the Bylaws may result in the proposal not being deemed timely received. To be timely, notice of a director nomination or any other business for consideration at a shareholders’ meeting must be received by our Corporate Secretary at our principal executive offices no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at the Company’s 2014 Annual Meeting, such a proposal must be received by the Corporate Secretary on or after December 31, 2013 but no later than January 30, 2014. In the event that the date of the 2014 Annual Meeting is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of the 2013 Annual Meeting, notice must be received not earlier than 120 days prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of the 2014 Annual Meeting is first made. All proposals must be sent to our principal executive offices by certified mail, return receipt requested, to the attention of the Corporate Secretary, L-3 Communications Holdings, Inc., 600 Third Avenue, New York, New York 10016.

Shareholders may, subject to and in accordance with the Bylaws, recommend director candidates for consideration by the Nominating/Corporate Governance Committee. The recommendation must be delivered to the Corporate Secretary, who will forward the recommendation to the Nominating/Corporate Governance Committee for consideration. The Bylaws contain certain informational and other requirements that must be followed in connection with submitting director nominations and any other business for consideration at a shareholders’ meeting. The Bylaws are posted on our website at http://www.L-3com.com.

EXECUTIVES AND CERTAIN OTHER OFFICERS OF THE COMPANY

Set forth below is certain information regarding each of our current executives, other than Mr. Strianese who is presented under “Class I — Directors Whose Terms Expire in 2014”, and certain of our other officers.

Name	Age	Principal Occupation and Other Information
Curtis Brunson	65	Executive Vice President of Corporate Strategy and Development. Mr. Brunson became an Executive Vice President in February 2009 and is responsible for leading the execution of L-3’s business strategy, including customer relationships, technical development and business development. Prior to that, he was a Senior Vice President. Mr. Brunson began his career in 1972 with Sperry Systems Management Division, prior to its merger into Unisys Government Services. At Unisys for over 20 years, he held several management positions of increasing responsibility. When Loral acquired Unisys Communication Systems in Salt Lake City, he was General Manager. That division became part of L-3 during L-3’s formation in 1997, with Mr. Brunson becoming President at that time. Mr. Brunson holds a Bachelor of Science degree in Computer Science from the New York Institute of Technology and a Master’s of Science degree in Computer Science from Polytechnic Institute of New York University.

Ralph G. D’Ambrosio	45	Senior Vice President and Chief Financial Officer. Mr. D’Ambrosio became Chief Financial Officer in January 2007 and a Senior Vice President in April 2010. From March 2005 to January 2007, he was our Vice President — Finance and Principal Accounting Officer and he continued to be our Principal Accounting Officer until April 2008. He became our Controller in August 2000 and a Vice President in July 2001 and was our Vice President and Controller until March 2005. He joined us in August 1997 and was our Assistant Controller until July 2000. Prior to joining us, he was a senior manager at Coopers & Lybrand LLP, where he held a number of positions since 1989. Mr. D’Ambrosio holds a Bachelor’s degree, summa cum laude, in Business Administration from Iona College and a Master’s degree, with honors, in Business Administration from the Stern School of Business at New York University.

Steven M. Post	60	Senior Vice President, General Counsel and Corporate Secretary. Mr. Post became Senior Vice President, General Counsel and Corporate Secretary on May 27, 2008. Prior to that, Mr. Post held several positions at L-3 and its predecessor companies, including, most recently, Senior Vice President and General Counsel of the Integrated Systems’ group and prior to that, group counsel and associate counsel positions. Prior to joining L-3, Mr. Post was an instructor in the Contract Law department at the Judge Advocate General’s School in Charlottesville, Va. He began his legal and military career at the Office of the Staff Judge Advocate in Ft. Dix, N.J., as the contract and fiscal law advisor and as senior trial counsel. Following that assignment, Mr. Post served as a trial attorney in the litigation division for the Judge Advocate General at the Pentagon. Mr. Post earned his law degree with honors from Indiana University, and his undergraduate degree from the University of Dayton.

Name	Age	Principal Occupation and Other Information
Richard A. Cody	62	Senior Vice President of Washington Operations. General Cody (U.S. Army — Ret.) joined L-3 in October 2008 and serves as a corporate Senior Vice President. Prior to joining L-3, General Cody served as the 31st Vice Chief of Staff, U.S. Army, a position he held from 2004 until his retirement from the U.S. Army in August 2008. With more than 36 years of service, General Cody has served in command and staff positions throughout the Army in the U.S. and overseas. He has also received major military awards and decorations, including the Defense Distinguished Service Medal. A graduate of the U.S. Military Academy, General Cody is also a Master Aviator with more than 5,000 hours of flight time and was inducted into the Army Aviation Hall of Fame in 2009.

Dan Azmon	49	Vice President, Controller and Principal Accounting Officer. Mr. Azmon was elected as a Vice President in April 2010. He has been our Principal Accounting Officer since April 2008 and our Controller since January 2005. Mr. Azmon joined L-3 in October 2000 and was our Assistant Controller until December 2004. Prior to joining L-3, Mr. Azmon held a number of financial management and financial reporting positions at ASARCO Incorporated and Salomon Brothers, Inc., and was a manager in the audit practice at Coopers & Lybrand LLP. He holds a Master of Business Administration degree from St. John’s University in accounting and a Bachelor of Business Administration degree in finance from Hofstra University. Mr. Azmon is also a certified public accountant.

Steve Kantor	68	Senior Vice President and President of L-3 Electronic Systems Group. Mr. Kantor was appointed to this position in August 2012. Prior to that, he was Senior Vice President and President of L-3 Services Group from June 2010 to August 2012 and, prior to that, Mr. Kantor was President of L-3’s Power & Controls Systems Group which was later renamed Marine & Power Systems Group from 2005 until 2010. Mr. Kantor joined L-3 in 2003 and has over 35 years of experience in the defense electronics industry, serving the U.S. Department of Defense, prime contractors and original equipment manufacturers, and foreign allies. Previously, Mr. Kantor served as president of BAE Systems’ Reconnaissance and Surveillance Systems, a position he held since 1998. Prior to that, Mr. Kantor held various executive positions at Lockheed Martin, Loral and United Technologies. Mr. Kantor holds a Bachelor of Science degree in electrical engineering from the New York Institute of Technology.

Name	Age	Principal Occupation and Other Information
John C. McNellis	60	Senior Vice President and President of Integrated Systems Group since November 2008. Prior to that he was President of our Link Simulation and Training Division since September 2003. He possesses over 30 years of executive and project management experience in a broad spectrum of domestic and international defense programs. Prior to L-3, he served as President of Lockheed Martin’s Tactical Systems unit and held executive positions at Loral and IBM. Mr. McNellis has an extensive background in aircraft special mission systems, modification and maintenance; command, control, communications, intelligence, surveillance and reconnaissance systems; training systems; and satellite command and control. Mr. McNellis holds a Master of Science degree in physics from the University of California, Los Angeles as well as a Master of Business Administration degree from the University of Santa Clara.

Robert E. Leskow	54	Vice President and President of Marine & Power Systems Group (“M&PS”) since June 2010. Mr. Leskow has extensive operational and financial management experience in the defense and commercial marine electronics industries. From 2002 to 2010, Mr. Leskow served as executive vice president and chief financial officer of M&PS. Prior to joining L-3, Mr. Leskow was the corporate controller for Signal Technology Corporation from 1999-2002 and held various management and financial leadership positions with Lockheed Martin and Loral. He holds a Bachelor of Science degree in Accounting from the University of Bridgeport, and a Master’s of Business Administration from Pace University.

John S. Mega	60	Vice President and President of Microwave Group since August 1997. Mr. Mega has worked his entire career in the defense electronics industry, having started his career at Raytheon and held executive positions at Loral, Lockheed Martin and, since its inception, L-3 Communications. He received his Bachelor of Science degree, magna cum laude, from Boston College and is a member of American Mensa.

Susan D. Opp	49	Senior Vice President and President of Communication Systems Group since February 2007. Ms. Opp formerly served as Vice President of Strategic Development and has extensive experience in engineering, product and business development and program management. She holds a Bachelor of Science degree in Electrical Engineering from South Dakota School of Mines & Technology, and a Master’s Degree in Business Administration from the University of Utah.

Les Rose	65	Vice President and President of National Security Solutions Group since July 2012. Mr. Rose joined L-3 in 2005 as president of Enterprise IT Solutions and became president of L-3 STRATIS in 2010. He has also held a variety of executive management positions for 20 years with other defense contractors in IT services. Mr. Rose holds a Bachelor of Science degree in mechanical engineering from the South Dakota School of Mines and Technology, and a Master’s of Science in civil engineering from the University of Michigan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Based on information available to us as of March 1, 2013, the Record Date, we know of no person who beneficially owned more than five percent of the Common Stock, except as set forth below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355(1)	5,829,829	(1)	6.19	%(1)
ClearBridge Investments, LLC 620 8th Avenue New York, NY 10018(2)	5,150,437	(2)	5.48	%(2)

(1)	Information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on February 11, 2013, in which The Vanguard Group, Inc. reported that it has sole dispositive power over 5,672,032 shares of Common Stock, shared dispositive power over 157,797 shares of Common Stock and sole voting power over 167,336 shares of Common Stock. The Vanguard Group, Inc. reported that Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., wholly-owned subsidiaries of The Vanguard Group, Inc., are the beneficial owners of 131,697 shares or 0.14% and 61,739 shares or 0.07%, respectively, of the Common Stock outstanding as a result of its serving as investment manager of collective trust accounts.

(2)	Information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on February 14, 2013 in which ClearBridge Advisors, LLC reported that it has sole dispositive power over 5,150,437 shares of Common Stock and sole voting power over 5,114,827 shares of Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT

As of March 1, 2013, the Record Date, there were 90,204,497 shares of our Common Stock outstanding. The following table shows the amount of Common Stock beneficially owned (unless otherwise indicated) by our named executive officers, our directors and our director nominee, and by all of our current executive officers and directors as a group.

Except as otherwise indicated, all information listed below is as of March 1, 2013.

Name of Beneficial Owner	Common Stock Beneficially Owned Directly or Indirectly(1)	Common Stock Acquirable Within 60 Days(2)	Total Common Stock Beneficially Owned	Percentage of Shares of Common Stock Outstanding(3)
Directors, Director Nominee and Named Executive Officers:
Michael T. Strianese	83,590	1,216,396	1,299,986	1.4%
Ralph G. D’Ambrosio	9,425	178,837	188,262	*
Curtis Brunson	43,415	201,374	244,789	*
Steve Kantor	12,057	139,079	151,136	*
John C. McNellis	16,481	122,279	138,760	*
Claude R. Canizares	1,228	20,009	21,237	*
Thomas A. Corcoran	1,558	20,118	21,676	*
Lewis Kramer	1,300	5,523	6,823	*
Robert B. Millard(4)	329,978	22,618	352,596	*
Lloyd W. Newton	—	—	—	*
Vincent Pagano, Jr.(5)	—	—	—	*
H. Hugh Shelton	—	3,180	3,180	*
Arthur L. Simon	4,000	20,009	24,009	*
Alan H. Washkowitz	33,898	22,618	56,516	*
John P. White	1,356	17,400	18,756	*
Directors and Executive Officers as a Group (21 persons)	594,278	2,349,925	2,944,203	3.3%

(1)	The number of shares shown includes shares that are individually or jointly owned and over which the individual has either sole or shared investment or voting authority. The shares of our Common Stock directly owned include the number of shares allocated to the accounts of executive officers under our savings plan as follows: Mr. Strianese, 2,861 shares; Mr. D’Ambrosio, 2,127 shares; Mr. Brunson, 3,952 shares; Mr. Kantor, 701 shares; Mr. McNellis, 1,836 shares; and 20,317 shares held by the executive officers as a group.

(2)	Shares that are deemed to be beneficially owned by the individual by virtue of the individual’s right to acquire the shares upon the exercise of outstanding stock options within 60 days from March 1, 2013.

(3)	In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of the acquisition rights described above. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding at March 1, 2013.

(4)	Includes 96,770 shares owned by a charitable foundation of which Mr. Millard and his wife are the sole trustees, and as to which Mr. Millard disclaims beneficial ownership.

(5)	As of March 1, 2013, Vincent Pagano, Jr., a nominee for director, did not own any shares of our Common Stock.

*	Share ownership does not exceed one percent, including stock options exercisable within 60 days of March 1, 2013.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis describes L-3’s executive compensation program for the year ended December 31, 2012. This section details the compensation framework applied by the Compensation Committee of our Board of Directors (the “Committee”) in determining the pay levels and programs available to our named executive officers for whom compensation is disclosed in the compensation tables included in the Tabular Executive Compensation Disclosure section of this proxy statement beginning on page 71. In particular, this section reviews our compensation philosophy, elements of executive pay, compensation decisions, and the link between executive pay and performance. The named executive officers for the 2012 fiscal year are:

•	Michael T. Strianese, Chairman, President and Chief Executive Officer

•	Ralph G. D’Ambrosio, Senior Vice President and Chief Financial Officer

•	Curtis Brunson, Executive Vice President of Corporate Strategy and Development

•	Steve Kantor, Senior Vice President and President of Electronic Systems Group

•	John C. McNellis, Senior Vice President and President of Integrated Systems Group

•	James W. Dunn, Former Senior Vice President and President of Electronic Systems Group

At the beginning of 2012, Mr. Kantor served as Senior Vice President and President of L-3 Services Group. Mr. Kantor succeeded Mr. Dunn as Senior Vice President and President of Electronic Systems Group effective July 31, 2012. Mr. Dunn remained employed by the Company for a transition period until his retirement on December 31, 2012. Details of Mr. Dunn’s retirement agreement can be found in “James Dunn Retirement Agreement” beginning on page 65.

Company Background, 2012 Operating Environment and 2012 Performance Achievements

Company Background. L-3 is a prime contractor in Intelligence, Surveillance and Reconnaissance (ISR) systems, Command, Control, Communications (C3) systems, aircraft modernization and sustainment of aircraft, maritime vessels and ground vehicles, and national security solutions. L-3 is also a leading provider of a broad range of electronic systems used on military and commercial platforms. Approximately 71% of our consolidated net sales for 2012 were made to the U.S. Department of Defense (“DoD”). Accordingly, changes in DoD budget trends generally result in similar changes in our results of operations and cash flows. Additionally, most of our businesses are short-cycle in nature, and, as a result, changes in business trends immediately affect our sales volume.

2012 Operating Environment. The year ended December 31, 2012 was a challenging year characterized by the continuation of a cyclical downturn for DoD budgets. The Budget Control Act of 2011 imposed cuts of approximately $487 billion to DoD budgets over a 10-year period as compared to previously proposed budgets, beginning with the U.S. Government fiscal year ended September 30, 2012. The Act also triggered an automatic sequestration process that became effective on March 1, 2013, which imposes additional cuts to DoD budgets of approximately $490 billion over a nine-year period, beginning with the U.S. Government fiscal year ended September 30, 2013. Our business also continued to be affected by DoD efficiency and better buying power initiatives implemented to generate savings by reducing overhead, improving business practices and culling excess or troubled military programs, with the aim of preserving funding for the U.S. military force structure and equipment modernization, despite tightening DoD budgets. These DoD initiatives have generally resulted in more competition, lower profit margins and increased contract turnover, especially in our national security solutions businesses.

2012 Performance Achievements. Despite the challenging U.S. defense sector environment, L-3 had a solid year underscored by diluted earnings per share (“EPS”) and free cash flow (“FCF”) achievements that exceeded corporate goals under our annual incentive plan. EPS from continuing operations was $8.01 for 2012 as compared to $8.08 for 2011. Excluding the Q4 2011 Items, which are defined in “Reconciliation of Non-GAAP Measures to GAAP Measures” on page 68, our EPS from continuing operations grew 2% for 2012 as compared to 2011. We also generated net cash from operating activities (from continuing operations) of $1,231 million and FCF of $1,050 million for 2012. In addition, we took significant actions to strengthen our business portfolio in 2012, led by our successful completion of the spin-off of Engility Holdings, Inc. (“Engility”). The Engility spin-off, completed in July 2012, enabled L-3 to strengthen its competitive positions and improve its financial performance, reduced L-3’s exposure to the U.S. military troop drawdowns in Iraq and Afghanistan, and eliminated significant organizational conflicts of interest issues under DoD procurement regulations. We also completed two acquisitions that increased our international and commercial businesses and mitigated our exposure to decreases in the DoD budget. Accordingly, while the DoD budget for the U.S. Government fiscal year ended September 30, 2012 fell by 6% from the prior year, our DoD sales only declined 3% for 2012 as compared to 2011, and our commercial and international sales increased 15% for 2012, which allowed us to maintain our 2012 net sales at prior year levels. We also remained focused on delivering shareholder value and deploying our capital using a disciplined and balanced approach that includes cash dividends, share repurchases, debt reduction, investment in research and development and acquisitions. For 2012, we repurchased a total of $872 million of our common stock and paid dividends of $195 million following our eighth consecutive annual dividend increase, resulting in approximately $1.1 billion in cash returned to our shareholders. We also repaid $500 million of our outstanding debt. Our 2012 total shareholder return (“TSR”) was approximately 23%, which approximated the 65th percentile of the peer group used to measure our TSR performance under the long-term incentives awarded to our named executive officers in 2012. Our results for EPS and FCF discussed in this paragraph are subject to the adjustments set forth in “Reconciliation of Non-GAAP Measures to GAAP Measures” beginning on page 68.

Compensation Philosophy, 2012 Target Pay and 2012 Incentive Plan Payouts

Compensation Philosophy. Our compensation philosophy supports a pay for performance culture. We target base salaries and annual and long-term incentive opportunities to approximate market median compensation levels, subject to adjustments based on experience, performance, and other individual factors as described in “Use of Market Data and Competitive Compensation Positioning” beginning on page 51. The majority of each executive’s target pay opportunity is in the form of incentive compensation, which is subject to future performance to have any realizable value. See the information in “Mix of Pay” on page 50.

2012 Target Pay. For 2012, our Chief Executive Officer’s base salary, target annual incentive opportunity (“target bonus”) and grant date target value of long-term incentive awards were held constant at 2011 levels, resulting in a total target pay opportunity aligned with market median compensation levels, consistent with our compensation philosophy. Total target pay opportunities for our other named executive officers (other than Mr. Dunn) were at or below median, and within a range of 85% to 100% of median on average. Mr. Dunn’s total target pay opportunity was above median, but within a range of 100% to 115% of median, reflecting adjustments made in 2012 based on his long-term performance achievements and experience.

The table below illustrates each named executive officer’s 2012 total target pay and change in pay opportunity relative to 2011 levels.

	Salary		Target Bonus		Target Value of Long-Term Incentives		Total Target Pay
Named Executive Officer	($)	(% Change)	(% of Salary)	(Change)	($)	(% Change)	($)	(% Change)

Michael T. Strianese	1,300,000	0.0%	154%	-	9,250,000	0%	12,550,000	0%
Ralph G. D’Ambrosio	607,000	2.5%	90%	+5%	2,000,000	11%	3,153,300	9%
Curtis Brunson	607,000	2.5%	90%	+5%	2,000,000	5%	3,153,300	5%
Steve Kantor	633,000	2.4%	100%	-	1,300,000	0%	2,566,000	1%
John C. McNellis	575,000	9.5%	100%	-	1,400,000	8%	2,550,000	9%
James W. Dunn	675,000	12.5%	110%	-	1,500,000	15%	2,917,500	14%

2012 Incentive Plan Payouts. Our annual incentive plan and the performance units under our long-term incentive plan are subject to the achievement of pre-established targets.

We exceeded our 2012 annual plan targets for EPS and FCF, which resulted in annual incentive plan payouts above target. While our annual incentive payouts for 2012 generally exceeded those for 2011, the Committee, acting at the prior request of our Chief Executive Officer made in light of the continuing economic challenges facing L-3 and the U.S. defense industry generally, agreed to limit Mr. Strianese’s 2012 payout to his 2011 level. In addition to the payouts under our annual incentive plan, the Committee approved special one-time bonus awards for Messrs. D’Ambrosio and Kantor based on their outstanding performance in connection with the Engility spin-off, one of the most complex business restructuring transactions undertaken by L-3 since its formation. Mr. Dunn’s 2012 bonus was governed by the terms of his retirement agreement discussed on page 65.

Incentive payouts under our long-term performance units that vested on December 31, 2012 were based on our EPS performance and our relative TSR performance over the three-year period ending on the vesting date. We performed above target on EPS, resulting in a 147.92% payout for this measure, but below the minimum requirement for a payout based on TSR. As a result, our named executive officers received performance unit payouts that were 26% below their target number of shares.

2012 Shareholder Advisory Vote on Executive Compensation (“Say on Pay”)

At our 2012 annual shareholders meeting, shareholders exhibited strong support for our Say on Pay proposal, which sought advisory approval of the compensation paid to our named executive officers. Over 90% of the votes cast on the proposal were in favor, which demonstrates the effectiveness of the Company’s response to shareholder feedback that began in connection with our first Say on Pay vote in 2011. The Committee has adopted a broad range of program changes over the past two years, resulting in an executive pay program that strongly supports our pay for performance culture and features corporate governance measures considered by investors to reflect market “best practices.” Pay program highlights include:

•

Formulaic Annual Incentive Plan. L-3 adopted a transparent, formula-based approach for determining annual incentive awards that uses pre-established goals to assess the financial and individual performance achievements of our executives.

•

Performance Conditions on the Chief Executive Officer’s Stock Options. L-3 applied performance-based vesting conditions to the stock options granted to Mr. Strianese in 2011 (retroactively) and 2012, which are based on the achievement of 2012 financial goals.

•

Emphasis on Performance Awards. Beginning with the long-term incentive awards granted in 2012, L-3 increased the percentage of long-term incentive grants made in the form of performance awards from 30% to 40%, and decreased the percentage of stock options from 40% to 30%.

•

Higher Stock Ownership Guidelines. L-3 increased the Chief Executive Officer’s stock ownership guideline from five to six times base salary. In addition, L-3 revised all executive guidelines to no longer provide credit for the value of unexercised stock options.

•

Enhanced Stock Retention Guidelines. All executives subject to stock ownership guidelines are also now required to retain 75% of net shares acquired upon the vesting of long-term equity incentives (increased from 50% of net shares under the previous guidelines) until their minimum stock ownership requirements are met.

•	Adoption of clawback, anti-hedging and anti-pledging policies. L-3 adopted clawback and anti-hedging policies in 2012, and an anti-pledging policy in 2013.

Program Overview

The table below outlines the principal elements of our executive compensation and benefits program.

Element	Purpose/Objectives	Program Changes

Base Salary	• Foundation of the compensation program • Attract and retain top executives • Steady income stream • Reflects each executive’s individual role and responsibilities	• No changes in 2012
Annual Incentives	• Link pay and short-term performance • Align with individual, group and company performance	• Fully implemented the formulaic and transparent annual incentive plan originally adopted for fiscal 2011
Long-Term Incentives

•       Link pay and long-term performance

•       Promote stock price appreciation

•       Align executives with shareholder interests

•       Motivate achievement of long-term business objectives

•       Retention of key employees

•       Wealth creation vehicle

•       Increased weighting for performance awards granted in 2012

•       Performance vesting conditions imposed on CEO stock options

•       Changed TSR-based incentives from equity-based to cash-based awards

•       Updated comparator group that serves as the relative benchmark for measuring TSR performance

Health & Welfare and Retirement Benefit Plans

•       Tax qualified retirement, vacation, medical, dental, and other insurance options provide a competitive level of benefits

•       Nonqualified retirement plan (restoration SERP) provides a competitive level of replacement income upon retirement for executives who are subject to Internal Revenue Code limits under the tax qualified retirement plan

•       Nonqualified deferred compensation plan serves as a voluntary tax deferred savings vehicle, with no employer contributions and no above-market interest

•       Retention of key employees

• No changes in 2012
Perquisites	• Personal benefits in limited circumstances consistent with competitive practices	• No changes in 2012
Change in Control Severance Plan	• Temporary income following involuntary termination • Promotes management continuity in the event of change in control	• No changes in 2012
Sound Pay Practices

•       No additional age/service credits for years not worked with L-3 or its predecessor companies under pension plan/SERP

•       No personal use of corporate aircraft at L-3’s expense

•       No excessive severance or change in control provisions

•       No payment of dividends on stock options or unvested performance awards

•       No stock option repricing without shareholder approval

•       No tax gross-ups on perquisites or severance/ change in control payments

• Adopted stronger stock ownership guidelines, clawback and anti-hedging policies in 2012, and anti-pledging policy in 2013

Determining Executive Compensation

Role of the Compensation Committee. L-3’s executive compensation program is administered by the Committee. The Committee is ultimately responsible for the review and approval of compensation for L-3’s Chief Executive Officer and all executives that directly report to him, including the other named executive officers. Key areas of responsibility for the Committee are described in “The Board of Directors and Certain Governance Matters — Compensation Committee” beginning on page 35.

Role of Management and the Chief Executive Officer. The Company’s human resources, finance and legal departments assist the Committee in the design and development of competitive compensation programs by providing data and analyses to the Committee and Cook & Co., the Committee’s independent compensation consultant, in order to ensure that L-3’s programs and incentives align with and support the Company’s business strategy. Management also recommends incentive plan metrics, performance targets and other plan objectives to be achieved, based on expected Company performance and subject to Committee approval.

On an annual basis, the Chief Executive Officer reviews the performance of those executives who report directly to him, including the other named executive officers, relative to their individual goals and Company performance and submits recommendations to the Committee for proposed base salary adjustments, target bonuses and personal ratings, and grant date target values for long-term incentive awards. The Chief Executive Officer also provides the Committee with an annual assessment of his own performance, but has no role in determining his own compensation other than his request in 2012 to limit his maximum payout under the annual incentive plan to the amount of his 2011 payout. See “Annual Incentives” beginning on page 53 for details. No other named executive officer participates in the setting of compensation for himself or any other named executive officer.

Role of the Compensation Consultant. The Committee has the sole authority to select, retain, terminate and approve the fees payable to outside consultants to provide it with advice on various aspects of executive compensation design and delivery. The Committee retains Cook & Co. to advise the Committee on executive and non-employee director compensation. For a description of Cook & Co.’s activities for the Committee, see “The Board of Directors and Certain Governance Matters — Compensation Committee — Use of Consultants” on page 36 for additional details.

Mix of Pay

The Committee believes that L-3’s 2012 pay mix strongly supports the Company’s pay for performance culture, as 68% of the Chief Executive Officer’s 2012 target total direct compensation (“TDC”) is contingent upon future performance to have any realizable value (“at risk” pay). Target TDC for 2012 is defined as the sum of (1) annualized base salary as of the end of fiscal year 2012, (2) the target bonus for fiscal year 2012 performance and (3) the grant date target value of long-term incentives awarded in 2012.

Base salary and restricted stock units (“RSUs”) are the only elements of 2012 target TDC that are not contingent on future performance to have value (“fixed” pay). However, they both serve to attract and retain top executive talent, and the use of these pay elements is consistent with competitive market practices. As illustrated below, the mix of incentive compensation for our named executive officers is balanced to avoid the risk of emphasizing short-term gains at the expense of long-term performance. The emphasis on long-term incentives demonstrates our strong commitment to the alignment of management and shareholder interests over time.

Use of Market Data and Competitive Compensation Positioning

Use of Market Data. The Committee believes that the success of our Company is dependent upon its ability to continue to attract and retain high-performing executives. To ensure the comparability of our executive compensation practices and pay levels, the Committee has historically monitored executive pay at 14 leading defense, aerospace and other industrial companies (the “compensation peer group”) with whom L-3 competes for business, executive talent or investor capital. The table below shows the composition of our peer group used to benchmark target pay in 2012.

2012 Compensation Peer Group

Danaher Corporation	ITT Corporation	Rockwell Collins, Inc.
Eaton Corporation	Lockheed Martin Corporation	SAIC, Inc.
General Dynamics Corporation	Northrop Grumman Corporation	Textron, Inc.
Goodrich Corporation	Parker Hannifin Corporation	United Technologies Corporation
Honeywell International, Inc.	Raytheon Company

The Committee evaluates each peer company on an annual basis to determine its continued suitability from a pay benchmarking perspective. The selection criteria examined include:

•

Operational Fit: companies in the same or similar industries with a comparable business mix and client base, and diversified global operations. Due to the limited number of “pure defense” companies of comparable size, the Committee believes that it is appropriate to include other companies in L-3’s compensation peer group that are similar in size and compete with L-3 for executive talent or investor capital.

•

Financial Scope: companies of similar size as measured by annual corporate revenues. Most of the peers fall within a range of one-third to three times the size of L-3, and L-3’s revenues are at or near the median of the compensation peer group. In limited circumstances, we have found it appropriate to include companies with revenues that fall both above and below this range if they are proven competitors for business, executive talent or investor capital.

In June of 2012, the Committee conducted its annual review of the suitability of the peer group companies, taking into account L-3’s projected revenues from continuing operations following the Engility spin-off. As part of its annual review, the Committee also considered a number of business transactions that occurred during the past year with respect to the peer group companies. Among other things, ITT separated into three new companies by completing two spin-offs in 2012, which reduced ITT’s revenue size by more than 50%. In addition, two peer companies, Goodrich and United Technologies, merged with one another, materially increasing the size of the resulting entity. In consideration of these changes, the Committee determined to remove ITT, Goodrich and United Technologies from the peer group, and to add Harris Corporation to the peer group. Harris is a communications and information technology company with business operations that are similar in nature to those of L-3, and with revenues that are smaller than L-3, but within the range of at least one-third of L-3’s projected revenues from continuing operations. The table below shows the revised peer group that the Committee has determined to use to benchmark named executive officer target pay levels for fiscal 2013.

2013 Compensation Peer Group

Danaher Corporation	Honeywell International, Inc.	Raytheon Company
Eaton Corporation	Lockheed Martin Corporation	Rockwell Collins, Inc.
General Dynamics Corporation	Northrop Grumman Corporation	SAIC, Inc.
Harris Corporation (added)	Parker Hannifin Corporation	Textron, Inc.

In reviewing competitive compensation levels, the Committee considers compensation peer group data for all named executive officers and, for those named executive officers who are group presidents (Messrs. Kantor and McNellis, and prior to his retirement, Mr. Dunn), also considers general industry compensation data included in third-party surveys because it believes that including a broader industry group more accurately reflects the labor market for these positions and ensures a meaningful sample size given the revenues of the groups they lead. With respect to compensation decisions made by the Committee for group presidents in 2012, the Committee considered compensation survey data from the Towers Watson Executive Compensation Database General Industry survey. The survey data is size-adjusted by Cook & Co. to reflect each group’s annual revenues, and is used to provide a supplemental market reference.

Competitive Market Positioning. The Committee’s practice is to make pay decisions regarding the elements of compensation that compose each named executive officer’s target TDC (base salary, target bonus and grant date target value of long-term incentives) in February of each fiscal year. As part of its decision-making process, the Committee compares each named executive officer’s target TDC for the fiscal year against the market median; however, the Committee does not use market data in isolation in determining pay. Instead, competitive market data serves as one of many considerations used by the Committee in determining base salary adjustments and target pay opportunities for both annual and long-term incentives. The complete list of factors considered by the Committee in making pay determinations is shown below.

Target Pay Determinants

• Positioning to competitive market median	• Long-term financial and individual performance	• Role and responsibilities relative to benchmark
• Competitive mix of fixed and at-risk pay	• Tenure and experience in role	• Internal pay equity
• Competitive mix of cash and equity	• Expected future contributions and market conditions

For 2012, our Chief Executive Officer’s target TDC was aligned with market median compensation levels. Total target pay opportunities for our other named executive officers (other than Mr. Dunn) were at or below median, but within a range of 85% to 100% of median on average. Mr. Dunn’s total target pay opportunity was above median, but within a range of 100% to 115% of median, reflecting adjustments made in 2012 based on his long-term performance achievements and experience.

Elements of 2012 Total Direct Compensation

Base Salary

Base salary serves as the foundation of an executive’s compensation and is an important component in L-3’s ability to attract and retain executive talent. On an individual basis, the Committee considers each executive’s role and responsibilities, experience, tenure, business results and individual performance, competitive market pay levels, and internal pay equity considerations in making base salary adjustments. In 2012, the Committee did not increase the Chief Executive Officer’s base salary. The Committee approved base salary adjustments of 2.5% on average for Messrs. D’Ambrosio, Brunson and Kantor to maintain competitive positioning as compared to market levels. Mr. McNellis received an adjustment intended to increase his base salary to approach market median levels. Mr. Dunn’s base salary increase reflected a one-time adjustment made to his target TDC as an overall package, which was intended to recognize his long-term performance achievements and experience, which resulted in his base salary being above market median. All base salary increases for 2012 were made effective on April 1.

Named Executive Officer	2011 Salary (in $000)	2012 Salary (in $000)	Percent Change

Michael T. Strianese	$1,300	$1,300	0.0%
Ralph G. D’Ambrosio	$592	$607	2.5%
Curtis Brunson	$592	$607	2.5%
Steve Kantor	$618	$633	2.4%
John C. McNellis	$525	$575	9.5%
James W. Dunn	$600	$675	12.5%

Note: Amounts reflect annualized base salary rates in effect at the end of the fiscal years indicated.

Annual Incentives

The annual incentive plan provides senior executives with the opportunity to earn annual cash incentive awards based on corporate, group and individual performance relative to pre-established internal targets. The Committee adopted a formulaic plan design following extensive and ongoing engagement efforts with investors to enhance the transparency of the relationship between short-term performance achievements and incentive awards earned. The plan design, originally adopted for fiscal 2011, was fully implemented for fiscal 2012.

Award Determination under Annual Incentive Plan

• Performance criteria defined at the beginning of the performance period
• Performance compared to pre-established goals

•    For corporate named executive officers, financial performance is based on EPS and FCF results

•    For group presidents, financial performance is primarily based on the operating income (“OI”) and FCF results for their respective groups, with additional consideration given to Company-wide EPS and FCF

• Individual performance measured based on pre-established goals and assigned specific weighting

•    Payouts can range from 0% to 225% of target bonus based on performance

¡     0% to 200% of target bonus can be earned by the CEO, and the other named executive officers who are not group presidents

¡     For group presidents, up to an additional 25% of the target bonus can be earned based on achievement of organic OI growth

The Committee established the 2012 corporate and group financial targets under the annual incentive plan, as well as individual performance goals and weightings, in February 2012. The corporate financial targets were based on management’s most recent consolidated internal financial plan presented to L-3’s Board of Directors (the “Original 2012 Plan”), which formed the basis for L-3’s financial guidance for 2012 EPS and FCF disclosed to investors in January 2012. The individual group financial targets were based on internal group financial plans that were consistent with the Original 2012 Plan. Following the completion of the Engility spin-off in July 2012, the Committee revised the corporate financial targets for 2012 EPS and FCF based on management’s restatement of the Original 2012 Plan that excluded the expected performance contained within the original plan for the Engility business units (the “Spin-off Adjusted Plan”), and determined to measure actual 2012 performance achievements based on continuing operations (that is, on a basis that excludes the actual 2012 performance of the Engility business units). At the same time, the Committee also established 2012 financial targets for National Security Solutions group (composed of business units that, prior to the spin-off, were managed together with the Engility business units as the L-3 Services Group).

Based on L-3’s actual 2012 financial performance relative to plan, and on the Committee’s assessment of the named executive officers’ individual performance for 2012, the Committee approved 2012 annual incentive payouts for the named executive officers (other than Mr. Dunn) that were above target based on performance as detailed in the steps below. Mr. Dunn entered into a retirement agreement with the Company in June 2012 that separately provided for a bonus in lieu of his participation in the annual incentive plan for 2012. See “James Dunn Retirement Agreement” beginning on page 65 for further information.

STEP 1. Determine target bonus at beginning of fiscal year

Annual incentive plan (“AIP”) target bonuses are set as a percent of base salary in connection with the determination of target TDC for each named executive officer. The 2012 target bonus of $2 million for the Chief Executive Officer has been unchanged since 2007, his first full year in this role. The 2012 target bonus for Messrs. D’Ambrosio and Brunson was adjusted from 85% to 90% of base salary, which was intended to increase their target TDC toward market median levels, while the target bonus for Messrs. Kantor and McNellis was held constant at 100% of base salary.

Named Executive Officer	2012 Salary (in $000)	2012 AIP Target Bonus (%)	2012 AIP Target Bonus (in $000)

Michael T. Strianese	$1,300	154%	$2,000
Ralph G. D’Ambrosio	$607	90%	$546
Curtis Brunson	$607	90%	$546
Steve Kantor	$633	100%	$633
John C. McNellis	$575	100%	$575

STEP 2. Determine the financial rating based on performance for the fiscal year

Financial ratings are based on a weighted-average assessment of L-3’s consolidated performance (or for group presidents, both L-3’s and their respective group’s performance) relative to pre-established targets for key financial measures. For corporate named executive officers, our annual incentive plan is focused on L-3’s consolidated EPS and FCF performance because we believe that they constitute two of the most important financial measures that create shareholder value. For group presidents, our plan emphasizes the respective group’s OI and FCF performance because we consider them to be important measures that group presidents can directly influence in order to increase L-3’s consolidated EPS and FCF. Our plan also takes into account L-3’s consolidated EPS and FCF results in evaluating group presidents’ financial ratings in order to provide a degree of alignment for group presidents with L-3’s overall performance. The table below provides the relative weightings of these performance measures that are utilized in evaluating each named executive officer’s financial rating. We believe that these weightings appropriately reflect the importance of these measures to our overall financial success.

Corporate Executives		Group Presidents
Financial Measure	Weight	Financial Measure	Weight (by measure)	Weight (corporate/group)		Final Effective Weighting

Consolidated EPS	80%	Consolidated EPS	80%	}	25%	20%
Consolidated FCF	20%	Consolidated FCF	20%			5%
		Group OI	80%	}	75%	60%
		Group FCF	20%			15%
Total	100%	Total				100%

Pay for Performance: A financial rating of 100% indicates weighted-average performance at target levels (that is, at plan). Performance that exceeds plan by 15% (or by 25% for group presidents) results in a maximum financial rating of 200%. If performance is below plan by 15% (or by 25% for group presidents), this results in a threshold financial rating of 50%. If performance is below threshold, this results in a zero financial rating. Performance is interpolated between these points. We believe it is appropriate to consider a wider range of performance at the group level, consistent with the increased range of volatility for group-level financial results as compared to L-3’s consolidated financial results.

Performance Level	Corporate (% of Plan Performance)	Group (% of Plan Performance)	Financial Rating

Maximum	≥115%	≥125%	200%
Target	100%	100%	100%
Threshold	85%	75%	50%
Below Threshold	<85%	<75%	0%

FCF under the annual incentive plan is calculated as net cash from operating activities, less capital expenditures, net of dispositions. As described above, FCF for 2012 was calculated based on continuing operations (that is, on a basis that excludes the actual 2012 performance of the Engility business units), and excludes tax payments attributable to discontinued operations.

For purposes of calculating actual financial results under the annual financial plan, the Committee has determined to exclude the effects of pre-established categories of items that it believes are not reflective of operating performance. In February 2012, the Committee determined to exclude the following categories of adjustments in calculating L-3’s consolidated EPS and FCF for 2012:

L-3 Consolidated EPS Adjustments	L-3 Consolidated FCF Adjustments

•    Impairment losses on goodwill and other intangible assets, or on debt or equity investments

•    Gains or losses on retirement of debt, or on asset dispositions

•    Extraordinary gains and losses under U.S. generally accepted accounting principles (“GAAP”)

•    Non-cash gains or losses on discontinued operations

•    New accounting standards required to be adopted under GAAP or SEC rules

•    Gains or losses on litigation matters at or exceeding $5 million individually or $25 million in the aggregate

•    Gains or losses related to the resolution of income tax contingencies for business acquisitions which existed at the date of acquisition

•    Discretionary contributions to pension plans that exceed the amount forecasted in L-3’s consolidated internal financial plan established at the beginning of the fiscal year

•    Premiums and other payments in excess of principal and interest associated with the retirement of debt, including income taxes incurred in connection with the debt retirement

•    Tax payments or benefits associated with gains or losses on business divestitures in determining net cash from operating activities

The group OI and FCF performance targets are subject to adjustment based on acquisitions or dispositions that occur during the fiscal year, or to account for internal realignments that result in business units being transferred from one group to another group during the fiscal year. In 2012, these targets were also adjusted to reflect changes in corporate allocations resulting from the Engility spin-off. In addition, the group OI and FCF results reflect adjustments to account for the impact of non-operational items that were not anticipated at the time the group performance targets were established.

Mr. Kantor’s financial rating for 2012 reflects the changes in his group responsibilities that occurred during the fiscal year. At the beginning of 2012, Mr. Kantor served as President of L-3 Services Group, the continuing operations of which were renamed as the National Security Solutions group following the Engility spin-off. Effective July 31, 2012, Mr. Kantor succeeded Mr. Dunn as President of Electronic Systems Group. Accordingly, in assessing Mr. Kantor’s group financial performance, the Committee considered the full-year performance of the two groups (excluding the results of the Engility business units), and weighted the performance of each group in proportion to the number of months out of the year for which Mr. Kantor served as its president.

Each named executive officer’s 2012 financial rating, based on actual performance relative to their performance targets (as revised to reflect to the Spin-off Adjusted Plan), is set forth in the following table.

2012 Financial Performance Achieved Relative to Plan

Named	Corporate Level Financial Performance						Group Level Financial Performance						Financial Rating
Executive	Earnings Per Share			Free Cash Flow (in millions)			Operating Income (in millions)			Free Cash Flow (in millions)
Officer	Plan	Actual	Weight	Plan	Actual	Weight	Plan	Actual	Weight	Plan	Actual	Weight

Strianese	$7.73	$8.11	80%	$1,031	$1,055	20%	—	—	—	—	—	—	129%
D’Ambrosio	$7.73	$8.11	80%	$1,031	$1,055	20%	—	—	—	—	—	—	129%
Brunson	$7.73	$8.11	80%	$1,031	$1,055	20%	—	—	—	—	—	—	129%
Kantor
ES*	$7.73	$8.11	20%	$1,031	$1,055	5%	$534	$508	25%	$523	$510	6%	108%
NSS**							$94	$87	35%	$110	$163	9%
McNellis	$7.73	$8.11	20%	$1,031	$1,055	5%	$441	$491	60%	$368	$461	15%	149%
*	Electronic Systems Group
**	National Security Solutions Group

STEP 3. Determine personal rating based on individual performance

Personal ratings are based on the assessment of an executive’s performance relative to pre-determined individual goals. The personal rating can range from 0% to 200% of target. The Chief Executive Officer provides individual performance assessments and recommends personal ratings for the Committee’s consideration for all executives who report directly to him, including the other named executive officers, based on the factors in the table below. The Chief Executive Officer also submits a self-assessment addressing factors listed for him, but makes no recommendation as to his own personal rating. The Committee determines the Chief Executive Officer’s performance rating based on the factors indicated below and following input from the other independent members of the Board of Directors.

Michael T. Strianese	Ralph G. D’Ambrosio	Curtis Brunson	Steve Kantor	John C. McNellis
• Market positioning	• Timely and accurate financial forecasting	• Business development	• Group financial performance	• Group financial performance
• Optimizing operations • Internal collaboration	• Management of capital structure, liquidity and capital allocation	• Strategic customer relationships	• Winning important re- competitions and new business contracts	• Winning important re- competitions and new business contracts
• Leadership • Enterprise risk management	• Internal management reporting and external financial reporting	• Guidance of strategic growth pursuits	• Market share gains • Program performance	• Market share gains • Program performance
• Corporate governance • Strategic planning	• Internal controls over financial reporting • Investor relations	• Development of products and services in international markets	• Cost savings initiatives • International expansion	• Cost savings initiatives • International expansion
• Succession planning	• Enterprise risk management	• Research and development	• Internal collaboration	• Internal collaboration
• Internal/external communications	• Mergers, acquisitions and divestitures	• Customer service	• Developing adjacent markets	• Developing adjacent markets

• Board relations	• Tax planning and strategies	• Leadership in engineering and technology initiatives	• Research and development	• Research and development

STEP 4. Determine total rating

Each executive’s total rating determines the potential payout under the annual incentive plan and is equal to the weight-adjusted sum of the financial and individual ratings.

	Corporate Executives (weight)	Group Presidents (weight)
Financial Rating	80%	67%
Personal Rating	20%	33%
Total Rating	100%	100%

Annual Incentive Plan Payout Formula	Total Rating = [Financial Rating x Weight] + [Personal Rating x Weight] Potential Annual Incentive Plan Payout ($) = Target Bonus ($) x Total Rating

STEP 5. For Group Presidents, determine organic growth adjustment

For Group Presidents, the final annual incentive payout may be adjusted upwards by up to an additional 25% of their target bonus under the formulaic plan design. This performance modifier is intended to incentivize Group Presidents to drive organic growth in their respective groups as measured by OI. For 2012, organic OI growth of 5.0% or above triggers the maximum adjustment of 25% of target bonus. Payouts for organic growth between zero and the maximum level are adjusted based on the graduated scale in the table to the right, with performance interpolated between these points.

Organic Operating Income Growth	Growth Adjustment (% of Target Bonus)
0.0%	0.0%
0.6%	1.5%
1.3%	3.0%
1.9%	6.0%
2.5%	9.0%
3.1%	13.0%
3.8%	17.0%
4.4%	21.0%
5.0%	25.0%

For 2012, Mr. McNellis’ group, Integrated Systems Group, achieved organic OI growth that exceeded the maximum growth target of 5.0%. Accordingly, Mr. McNellis’ was awarded an additional 25% of his 2012 target bonus as part of his annual incentive award payout. Mr. Kantor’s groups did not achieve organic OI growth for 2012, and, accordingly, he did not receive an OI growth-based adjustment to his annual incentive award payout.

STEP 6. Negative Discretion

Notwithstanding the achievement of any of the aforementioned performance criteria, the Committee retains the ability to apply negative discretion to reduce awards that would otherwise be considered “earned” based on the formulaic plan design. For 2012, prior to the Committee’s review of the Chief Executive Officer’s performance under the annual incentive plan, Mr. Strianese requested that the Committee use its negative discretion to limit his maximum 2012 payout to the amount of his 2011 payout, or $2.5 million, in light of the continuing economic challenges facing L-3 and the U.S. defense industry generally. As detailed below, the Committee ultimately determined that Mr. Strianese would have earned a 2012 payout under the annual incentive plan of $2.7 million, but exercised its negative discretion to limit his actual payout to $2.5 million as requested.

CEO ANNUAL INCENTIVE AWARD CALCULATION: Detailed below are the calculation steps used to determine the Chief Executive Officer’s 2012 AIP payout.

2012 Annual Incentive Plan Payouts. The table below lists the final 2012 annual incentive payments to the named executive officers that were approved by the Committee.

2012 Formulaic Annual Incentive Plan Payout
Named Executive Officer	2012 Target AIP [Step 1]	Total Rating [Steps 2-4]	Organic Growth Adjustment [Step 5]	Negative Discretion [Step 6]*	2012 AIP Payout [Final]

Michael T. Strianese	$2,000,000	135%	N/A	$(200,000)	$2,500,000
Ralph G. D’Ambrosio	$546,300	138%	N/A	$-	$750,000
Curtis Brunson	$546,300	133%	N/A	$-	$725,000
Steve Kantor	$633,000	110%	0%	$-	$700,000
John C. McNellis	$575,000	144%	25%	$-	$975,000

*	Reflects the Committee’s exercise of its negative discretion in accord with Mr. Strianese’s prior request as described above.

Special Discretionary Cash Awards. The Committee retains the authority to make special cash bonus awards outside of the annual incentive plan in the event of exceptional achievements. The Committee exercised that authority in recognition of Messrs. D’Ambrosio and Kantor’s superior performance in 2012 for successfully executing the spin-off of the Engility business, which was one of the most complex business restructuring transactions undertaken since the formation of L-3. The Committee elected to pay Messrs. D’Ambrosio and Kantor a discretionary cash bonus in the amount of $250,000 each to recognize their outstanding performance in connection with the spin-off, which is expected to improve the Company’s competitive position and financial performance by refocusing L-3 on structurally stronger areas of the DoD market, with more sustainable competitive advantages and discriminators that enhance the durability of L-3’s sales, operating income and cash flow.

Long-Term Incentives

Long-term incentives are intended to align the interests of the named executive officers and shareholders by linking a meaningful portion of executive pay to long-term shareholder value creation over a multi-year period. Long-term incentives are also provided to drive the performance of our long-term business strategy, engage and retain our key executives, and facilitate ownership of our Common Stock. The table below details the long-term incentive vehicles granted in 2012, and their respective weights as a percentage of the total grant date target value of the long-term incentives awarded. Beginning with the long-term incentive awards granted in 2012, L-3 increased the weight of awards granted in the form of performance units and performance cash, collectively referred to as “performance awards,” from 30% to 40%, and decreased the weight of stock options from 40% to 30%.

Long-term Incentive	Weight	Rationale	Performance Criteria & Other Features

Stock Options	30%	• Stock price appreciation • Stock ownership and capital accumulation

•    Ultimate value dependent on stock price appreciation

•    Vests ratably over three years and has a 10-year term

•    Exercise price equal to the closing price of our Common Stock on the date of grant

•    Grants to the Chief Executive Officer include additional performance vesting conditions as described below under “Stock Options.”

RSUs	30%	• Retention • Stock ownership and capital accumulation	• Ultimate value dependent upon stock price • Vest at the end of three years
Performance Awards	40%	• Stock price appreciation • Stock ownership and capital accumulation for performance units • Motivates achievement of long-term business strategy

•    50% Performance Cash: vests at the end of a three-year period based on TSR relative to performance peer group and is paid in cash

•    50% Performance Units: vest at the end of a three-year period based on EPS performance and are paid in shares of stock

•    The actual percentage of the awards that vest ranges from 0 to 200% of target, based on performance

For purposes of allocating the total grant date target value of long-term incentives approved by the Committee in accordance with the weightings listed above, stock options are valued based on their grant date fair value for financial reporting purposes, RSUs are valued based on the total number of units awarded multiplied by the closing price of our Common Stock on the grant date, performance cash is valued based on the target dollar value at the time the award is made, and performance units are valued based on the target number of units awarded multiplied by the closing price of our Common Stock on the grant date.

2012 Grant Date Target Values for Long-Term Incentive Awards. In connection with determining the total grant date target value of the long-term incentives awarded to each named executive officer, the Committee considered the following factors:

•	Competitive market median pay levels in the context of target TDC as described in the section “Use of Market Data and Competitive Compensation Positioning” beginning on page 51;

•	The grant date target value of the prior year’s long-term incentive awards;

•	The long-term performance of the named executive officer;

•	The scope of responsibility of the executive relative to the other participants in the long-term incentive program; and

•	In the case of the named executive officers other than Mr. Strianese, the long-term incentive award recommendation of Mr. Strianese.

As set forth in the table below, the Committee made no change to the target value of Mr. Strianese’s long-term incentive awards from that in fiscal 2011. Messrs. D’Ambrosio, Brunson, Kantor and McNellis received adjustments intended to increase their target TDC toward market median levels. Mr. Dunn received a one-time adjustment to his target award value as part of the change to his overall compensation package intended to recognize his long-term performance achievements and experience.

Named Executive Officer	2011 Grant Date Target Value (in $000)	2012 Grant Date Target Value (in $000)	Percent Change

Michael T. Strianese	$9,250	$9,250	0%
Ralph G. D’Ambrosio	$1,800	$2,000	11%
Curtis Brunson	$1,900	$2,000	5%
Steve Kantor	$1,300	$1,300	0%
John C. McNellis	$1,300	$1,400	8%
James W. Dunn	$1,300	$1,500	15%

Stock Options. Stock options are a regular component of our long-term incentive program. Stock options directly align the long-term interests of L-3’s executives with those of L-3’s shareholders because they provide value to executives only if the price of our Common Stock increases after the options are granted. Stock options are granted with an exercise price equal to the closing price of our Common Stock on the date of grant, vest in equal annual increments over a three-year period and expire ten years from the grant date.

As part of the efforts undertaken by the Committee to strengthen the performance-based orientation of our executive compensation programs, the Committee determined to add performance-based vesting conditions to stock options that are granted to our Chief Executive Officer, beginning with his 2012 stock option grants. In addition, in February 2012, the Committee and Mr. Strianese also mutually agreed to retroactively amend the stock options granted to him in 2011 to make them subject to the same performance conditions. As a result,

•	50% of these stock options would vest only if L-3’s consolidated EPS for the fiscal year ended December 31, 2012 is at least $7.64; and

•	50% of these stock options would vest only if L-3’s consolidated FCF for the fiscal year ended December 31, 2012 is at least $969 million.

In the event that one or both of the performance conditions were not satisfied, the stock options that fail to vest as a result would be forfeited.

The EPS and FCF requirements disclosed above reflect the performance conditions as adjusted by the Committee following the Engility spin-off. The original EPS requirement established by the Committee represented the low-end of L-3’s 2012 financial guidance published in January 2012, and the original FCF requirement was intended to be generally consistent with the low end of our EPS guidance. Following the completion of the Engility spin-off, the Committee adjusted the EPS and FCF requirements to the amounts set forth above by considering the original requirements as a percentage of their corresponding targets under L-3’s Original 2012 Plan, and recalculated the revised requirements by applying the same percentages to the EPS and FCF targets under the Spin-off Adjusted Plan.

For purposes of evaluating whether the performance conditions have been satisfied, L-3’s consolidated EPS and FCF results for 2012 are required to be calculated on the same basis as the methodology used to determine performance for these measures under L-3’s annual incentive plan. In February 2013, the Committee determined that both the EPS and FCF performance conditions of Mr. Strianese’s options were satisfied with respect to the 2011 and 2012 option awards.

Performance Awards. The performance awards granted by the Committee in 2012 were equally weighted between performance cash earned on the basis of relative TSR and performance units earned based on cumulative EPS results for the three-year period ending December 31, 2014. The payout ultimately earned can range from zero to 200% of the target amount of cash or stock, in each case based on actual performance relative to the pre-determined goals. The Committee chose relative TSR and cumulative EPS because it believes that they are aligned with shareholder value creation both directly (relative TSR) and indirectly (EPS).

Performance Cash: Relative TSR (50% weighting; denominated and paid in cash)			Performance Units: Diluted EPS (50% weighting; denominated and paid in stock)

Level	Relative TSR	Payout*	Level	Diluted EPS	Payout*
Maximum	>74th Percentile	200%	Maximum	>$24.81	200%
	63rd Percentile	150%		$24.00	150%
Target	50th Percentile	100%	Target	$23.19	100%
Threshold	40th Percentile	50%	Threshold	$21.57	50%
Below Threshold	<40th Percentile	0%	Below Threshold	<$21.57	0%
*Interim points are interpolated.			*Interim points are interpolated.

While the Committee has elected to use EPS as a performance measure for both the annual incentive plan and the long-term performance awards, the performance requirements under these plans are designed so that the resulting payouts under the plans reflect different and important aspects of Company performance that are not duplicative. Payouts under the annual incentive plan take into account EPS performance for a single fiscal year, while payouts under the long-term performance awards require EPS performance to be sustained and measured over a three-year period. For example, EPS performance in a single fiscal year that leads to an above-target payout under the annual incentive plan can be offset by lower EPS performance in subsequent years under the long-term performance plan, resulting in no long-term incentive payout for the three-year period. The Committee believes it is appropriate to separately reward annual and long-term EPS performance achievements because of the importance of EPS in creating shareholder value.

2012 Program Changes to TSR-Based Performance Awards. In prior years, the relative TSR goal measured L-3’s percentile ranking in TSR against other companies in the S&P 1500 Aerospace and Defense Index. Beginning in 2012, the Committee elected to change the benchmark used for assessing relative TSR performance to a custom peer group (the “performance peer group”) of 15 companies with a sales mix that is more heavily weighted towards sales to the DoD and the defense industry, and which include the primary U.S. public company competitors for each of L-3’s four reporting segments. The Committee believes that a custom peer group is a more appropriate benchmark for evaluating our performance. The companies in the performance peer group are listed below.

Performance Peer Group

Alliant Techsystems Inc	Harris Corporation	Raytheon Company
BAE Systems Plc	Huntington Ingalls Industries Inc	Rockwell Collins Inc
CACI International Inc	Lockheed Martin Corporation	SAIC Inc
Exelis Inc	ManTech International Corporation	Textron Inc
General Dynamics Corporation	Northrop Grumman Corporation	URS Corporation

In prior years, performance awards contingent upon TSR achievements were granted as a target number of units, and were payable in cash based on the final number of units earned for the period (which could range from zero to 200% of the target number of units), multiplied by the per share closing price of L-3 common stock on the last trading day of the performance period. Beginning in 2012, these awards are granted as a target amount of cash, and are payable in cash based on the payout multiple earned for the period (which could range from zero to 200%), multiplied by the target amount of cash. The Committee elected to make this change because under the prior methodology, the Company was required to record compensation expense at the time of grant that exceeded the target value of the awards.

Targets for 2012 EPS-Based Performance Awards. Prior to 2012, the cumulative EPS performance targets for performance unit grants were determined based on compound annual growth rate goals for the performance period. For 2012, the Committee considered whether this methodology remained appropriate in light of the challenging economic environment for the defense industry that was expected to continue for the foreseeable future.

In February 2012, the time at which the Committee was considering the three-year EPS performance targets to be established for the performance units to be granted in 2012, the total DoD budget that had been enacted for the U.S. Government’s fiscal year ending September 30, 2012 reflected a decline of 6% from the prior year. The DoD budget proposed by the Obama Administration on February 13, 2012, which complied with the initial phase of spending cuts imposed by the Budget Control Act of 2011, but did not address the sequestration cuts imposed by the Act, contemplated additional year-over-year reductions in the DoD budget of 5% and 6% for the U.S. Government’s fiscal years ending September 30, 2013 and 2014, respectively. The sequestration provisions were projected to incrementally reduce the DoD’s budgets by approximately 8% per year beyond the cuts contemplated by the Obama Administration proposal.

Given this outlook, the Committee determined that that instead of using compound annual growth, EPS preservation over a three-year period would be a more appropriate basis on which to set the “target” EPS goal for the performance unit awards to be granted in 2012. Accordingly, the Committee set the three-year cumulative EPS target by tripling the projected EPS for 2012 under L-3’s Original 2012 Plan, which formed the basis for L-3’s 2012 EPS financial guidance disclosed to investors in January 2012. The Committee believes that the “target” three-year EPS requirement for the 2012 performance units is meaningful and rigorous because the 2012 EPS projection upon which it is based does not reflect the DoD budget reductions required by law to be implemented under the Budget Control Act of 2011 with respect to the U.S. Government’s fiscal years ending September 30, 2013, 2014 and 2015.

The Committee set the threshold and maximum EPS performance goals under the performance unit awards based on a range of ±7% of the target three-year goal. The Committee determined to use this range based on three-year projection scenarios developed by management that address the projected financial impact to L-3 of the mandated DoD spending cuts.

Following the completion of the Engility spin-off in July 2012, the Committee revised the EPS goals based on the Spin-off Adjusted Plan. The revised three-year cumulative EPS target was set by tripling the projected EPS for 2012 under the Spin-off Adjusted Plan, and the threshold and minimum cumulative EPS performance goals were set at ±7% of the revised target. The EPS goals disclosed in the table above reflect the revised targets that were established by the Committee.

For purposes of calculating actual financial results under the performance units, EPS is required to be calculated on the same basis as the methodology used to determine EPS performance under L-3’s annual incentive plan. EPS results for 2012 will be calculated based on continuing operations (that is, on a basis that excludes the performance of the Engility business units), while EPS results for 2013 and 2014 will be calculated based on all operations.

RSUs. RSUs are a regular component of our long-term incentive program. The Committee believes that RSUs enhance retention of L-3’s senior executives. The Committee may also make these awards to recognize increased responsibilities or special contributions, to attract new executives, to retain executives or to recognize certain other special circumstances. RSU grants generally have the following characteristics:

•	automatically convert into shares of our Common Stock on the vesting date;

•	vest three years from the grant date; and

•	accumulate cash dividend equivalents payable in a lump sum contingent upon vesting.

Payment of Performance Unit Awards for the 2010-2012 Award Cycle

At its February 20, 2013 meeting, the Committee reviewed and certified the performance for the performance units granted to named executive officers in 2010. Payouts under the 2010 performance units were contingent upon L-3’s EPS growth and relative TSR achievements over the three-year performance period ending December 31, 2012. The Company achieved cumulative EPS of $26.15, resulting in the vesting of 147.92% of the target number of EPS-based performance units originally awarded in 2010. With respect to the performance units based on relative TSR performance, L-3’s relative TSR was below the 40th percentile of the S&P 1500 Aerospace and Defense Index and, as a result, no payments were made with respect to these units.

The payout under the 2010 performance units was calculated based on adjusted EPS targets that were established by the Committee following the Engility spin-off. The original cumulative EPS targets were based on compound annual growth rate goals for the three year performance period ended December 31, 2012. To determine the revised targets, the committee recalculated the cumulative EPS targets based on the same compound annual growth rate goals, as adjusted to reflect that EPS results for the third year of the award would be based on continuing operations (that is, on a basis that excludes the performance of the Engility business units).

Actual EPS results for the 2010 performance units were calculated based on L-3’s consolidated EPS from all operations for 2010 and 2011, and based on continuing operations for 2012. The EPS calculations were subject to the same pre-established categories of adjustments that apply to the calculation of EPS under the annual incentive plan, except that the terms of the 2010 performance units do not provide for any adjustment based on gains or losses related to the resolutions of income tax contingencies for business acquisitions which existed at the date of acquisition.

Executive Benefits and Perquisites

Retirement Plans. L-3 provides retirement benefits as part of a competitive compensation package to retain our key employees. Plan design and benefit levels of these plans are closely monitored by the Committee and are periodically reviewed to ensure that they are consistent with the pay practices of our compensation peer group. All of L-3’s named executive officers participate in the L-3 Communications Corporation Pension Plan (the “Corporate Plan”), which is a tax qualified defined benefit plan, and in a nonqualified supplemental executive retirement plan (the “Restoration Plan”). The Restoration Plan fills the gap in benefits that are not accrued under the Corporate Plan due to limits imposed by the Internal Revenue Code. The Corporate Pension Plan and Restoration Plan are designed such that the combined annual amount a named executive officer would receive with 30 years of employment by L-3 equals approximately 45% to 55% of their final average cash compensation (base salary and annual incentive). See “2012 Pension Benefits” beginning on page 81 for additional details.

A significant portion of the 2012 and 2011 amounts reported in the Summary Compensation Table on page 71 under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings” reflect changes in actuarial assumptions made since 2010 that are required under GAAP, and are not the result of any arrangements entered into between the Company and any named executive officer that modify any of our pension plans or enhance any benefits accrued or to be accrued thereunder. For a further discussion, see Note 4 to the Summary Compensation Table on page 72.

Deferred Compensation Plans. L-3 sponsors two nonqualified deferred compensation plans, the L-3 Communications Corporation Deferred Compensation Plan I and the L-3 Communications Corporation Deferred Compensation Plan II, to a select group of highly compensated executives, including our named executive officers, as a competitive practice. These plans allow for voluntary deferrals by executives, including the named executive officers, of up to 50% of base salary and 100% of annual cash incentive awards into an unfunded, nonqualified account. There are no company contributions under these plans, and deferred amounts earn interest at the prime rate.

Employment, Severance and Change in Control Arrangements. Except as described under “James Dunn Retirement Agreement,” L-3 does not have any employment agreements with its named executive officers nor do we have any severance arrangements other than in connection with a change in control. L-3’s named executive officers are offered protection under the L-3 Change in Control Severance Plan (the “Change in Control Severance Plan”), which provides for specified severance benefits in the event of termination by the Company without cause or by the employee for good reason following a change of control. The purpose of these arrangements is to preserve morale and productivity, and encourage retention, in the face of the disruptive impact of a change in control. Severance benefits under the Change in Control Severance Plan are market competitive and do not provide tax gross-ups. See “Potential Payments Upon Change in Control or Termination of Employment” beginning on page 87 for additional details.

Perquisites. L-3 provides the named executive officers with limited perquisites. In 2012, the named executive officers were eligible for an annual executive physical, supplemental life insurance and participation in an executive medical plan. We provide our Chief Executive Officer with a car and security driver, and access to L-3’s fractionally-owned aircraft for occasional personal use. Our corporate aircraft policy however requires that our Chief Executive Officer reimburse the Company for the incremental costs incurred in connection with his personal use of the aircraft.

James Dunn Retirement Agreement

On June 13, 2012, L-3 announced that Mr. Kantor would succeed Mr. Dunn as President of Electronic Systems Group effective July 31, 2012, and that Mr. Dunn would be retiring from the Company effective December 31, 2012. In light of Mr. Dunn’s significant knowledge of the Company’s business and customer base gained over his 12 years of service, the Company entered into a retirement agreement that provided for the employment of Mr. Dunn through the end of the year to assist in the transition, and also provided for: (1) an annual cash bonus for 2012 of $925,000 (which is equal to the amount of his annual bonus for 2011) in lieu of his continued participation in L-3’s formula-based annual incentive plan, (2) cash severance in the amount of $975,000, payable over the one-year period following his retirement, (3) an amendment to his RSUs and performance awards granted in February 2012 that would allow his retirement on December 31, 2012 to meet the “retirement” definition under the terms of the awards (notwithstanding the fact that his retirement would be effective prior to February 22, 2013, the one-year anniversary of the RSU grant date, and prior to January 1, 2013, the one-year anniversary of the start of the performance period for the performance awards) and (4) a one-year consulting agreement ending on December 31, 2013 under which Mr. Dunn would be engaged to provide business strategy and operations advice and other consulting services as may be requested by Mr. Strianese for a monthly fee of $25,000. All unvested stock options outstanding at the time of his retirement were forfeited. The agreement also provides for a general release of claims by Mr. Dunn in favor of the Company, and a prohibition on Mr. Dunn soliciting the Company’s employees or competing with the Company during the one-year period following his retirement.

Stock Ownership Guidelines and Retention Requirements

L-3’s stock ownership guidelines reflect the Committee’s belief that executives should accumulate a meaningful level of ownership in Company stock to align their interests with shareholders. In 2012, the Committee increased the Chief Executive Officer’s stock ownership guidelines from five times to six times base salary. Minimum ownership requirements for officers, other than the Chief Executive Officer, range from one and a half to three times base salary depending on roles and organizational levels. The Committee reviews progress towards guideline achievement annually. In prior years, each executive had five years from the date they became subject to the guidelines to achieve the minimum level of ownership. In 2012, the Committee replaced the five-year compliance period with retention requirements that are effective immediately. Each executive subject to stock ownership guidelines is required to retain 75% of net shares (after payment of fees, taxes and exercise prices, if applicable) acquired upon the vesting of stock awards or the exercise of stock options granted on or after August 1, 2007 until the required multiple of base salary is met.

The current stock ownership guidelines for the named executive officers (except for Mr. Dunn, who retired as of December 31, 2012) are as follows:

Named Executive Officer	Ownership Guideline (multiple of salary)	Stock Ownership (as of 12/31/2012)	Actual Ownership (multiple of salary)	Subject to Retention Ratio

Michael T. Strianese	6.0	$14,050,874	10.8	No
Ralph G. D’Ambrosio	3.0	$2,812,399	4.6	No
Curtis Brunson	3.0	$4,599,370	7.6	No
Steve Kantor	3.0	$1,818,746	2.9	Yes
John C. McNellis	3.0	$2,092,088	3.6	No

“Stock ownership” is defined to include shares of common stock held outright, shares and share equivalents held in benefit plans, and unvested RSUs. Unvested performance units are not included in this calculation. In prior years, the Company included up to 50% of the value of vested “in the money” stock options towards stock ownership guideline compliance. Starting in 2012, L-3 no longer includes unexercised stock options in the definition of stock ownership. The stock ownership in the table above excludes unexercised stock options.

Compensation Clawback Policy

The Committee adopted a clawback policy in 2012 that allows the Company to recoup and/or cancel any incentive compensation, including equity-based compensation, awarded to executives on or after January 1, 2012 under the following circumstances:

•	The award was predicated upon the achievement of financial results that were subsequently the subject of a material restatement of L-3’s financial statements,

•	The executive’s fraud or willful misconduct was a significant contributing cause to the need for the restatement, and

•	A smaller award would have been earned under the restated financial results.

Subject to the discretion and approval of the Board of Directors, the Company will, to the extent permitted by law, seek to recover the amount of incentive compensation paid or payable to the executive in excess of the amount that would have been paid based on the financial restatement.

Anti-Hedging and Anti-Pledging Policies

In 2012, we adopted a policy that prohibits the hedging of L-3 stock by all executives, employees and non-employee directors. In 2013, we expanded our policy to prohibit pledging of L-3 stock by all such persons.

Compensation Risk Assessment

L-3’s Compensation Committee reviews and discusses with management, on at least an annual basis, management’s assessment of whether risks arising from the Company’s compensation policies and practices for all employees, including executive officers, are reasonably likely to have a material adverse effect on the Company. As part of the 2012 assessment performed by L-3, the following were determined on a collective basis for L-3 and its subsidiaries:

•	no business unit carries a significant portion of the Company’s risk profile;

•	the Company’s compensation policies and practices are not structured differently from one business unit to another in any material respect;

•	incentive compensation expense is not a significant percentage of the Company’s sales;

•	the Company’s compensation programs do not vary significantly from the overall risk and reward structure of the Company;

•

the Company’s long-term incentive awards are intended to align the interests of the Company’s executives and key employees with those of shareholders by linking a meaningful portion of their compensation to value creation over a multi-year period (and, with respect to senior executives, by utilizing overlapping performance periods and multiple performance measures such as relative TSR and cumulative EPS) to promote sustainable, long-term performance;

•

the Company’s short-term incentive awards are based upon a variety of financial and non-financial performance measures, which, in the Company’s view, reward performance without incentivizing inappropriate risk-taking; and

•

the Company has policies and procedures that require compensation programs adopted at the subsidiary and business unit level to be reviewed and approved by senior corporate management to, among other things, ensure that none of the Company’s or its subsidiaries’ compensation programs encourage inappropriate risk-taking.

The Committee has also adopted stock ownership guidelines for our senior executives, including our named executive officers, which are intended to align their long-term interests with those of our shareholders and to encourage a long-term focus in managing the Company. See “—Stock Ownership Guidelines and Retention Requirements” on page 66 for additional details.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally limits tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year compensation becomes taxable to the executive, subject to an exception for performance-based compensation that meets specific requirements. The Committee considers the impact of this rule when developing and implementing its executive compensation programs; however, the Committee reserves the right to provide compensation that is not tax deductible if it believes the value in doing so outweighs the value of the lost tax deduction.

In 2012, base salaries paid to Chief Executive Officer in excess of $1 million, and RSUs granted in 2012 to named executive officers do not qualify as tax deductible compensation under Section 162(m). In the case of the Chief Executive Officer’s base salary and the RSUs, the Committee believes that these awards are necessary to remain market competitive.

Equity Grant Timing

The Committee approves all long-term incentive awards to the named executive officers at in-person or telephonic meetings on an annual basis. We do not time the grant of equity awards, including stock options, to precede the release of non-public information. The Committee makes grants on an annual basis in February. It is the Committee’s general policy to grant long-term incentive awards to the named executive officers either (1) during window periods we establish following quarterly or annual announcements of historical earnings results or (2) at Committee meetings held in connection with or following new hires or promotions. Under the terms of the Amended and Restated 2008 Long-Term Performance Plan, the exercise price of each stock option granted is equal to fair market value of the underlying Common Stock on the date of grant. The Committee does not grant discounted stock options and does not permit stock option repricing without shareholder approval.

Reconciliation of Non-GAAP Measures to GAAP Measures

Diluted earnings per share (Diluted EPS) from continuing operations for the year ended December 31, 2011 includes the following items: (1) a tax benefit of $78 million ($0.74 per diluted share) for a net reversal of amounts previously accrued related to tax years for which the statutes of limitations had expired, (2) a non-cash goodwill impairment charge of $43 million ($42 million after income taxes, or $0.40 per diluted share) due to a decline in the estimated fair value of the Marine Services business, and (3) $14 million ($8 million after income taxes, or $0.08 per diluted share) for L-3’s portion of an impairment charge for long-lived assets at an equity method investment (collectively, the “Q4 2011 Items”).

The following table provides a reconciliation of Diluted EPS from continuing operations to Diluted EPS from continuing operations, excluding the Q4 2011 Items, for the year ended December 31, 2011:

For the year ended December 31, (per share amounts)	2012	2011
Diluted earnings per share	$8.01	$8.08
Q4 2011	—	($0.26)

Diluted earnings per share before Q4 2011 Items	$8.01	$7.82

Management believes that excluding the Q4 2011 Items from Diluted EPS from continuing operations is meaningful to investors in assessing the Company’s financial performance for the relevant period and will allow investors to more easily compare the Company’s results from period to period. Diluted EPS from continuing operations, excluding the Q4 2011 Items, is not intended to replace the most directly comparable GAAP measure.

Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment), plus income tax payments attributable to discontinued operations. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, pension benefit contributions, capital expenditures and changes in working capital, but before repaying the principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses, and making other strategic investments. Thus, a key assumption underlying free cash flow is that L-3 will be able to refinance its existing debt. Because of this assumption, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures. Management believes that free cash flow is a useful measure of cash flow that may be available for discretionary use by L-3 and is an important measure that drives long-term shareholder value creation.

The following table provides a reconciliation of net cash from operating activities to free cash flow for the year ended December 31, 2012:

For the year ended December 31, ($ in millions)	2012
Net cash from operating activities	$1,231
Less: Capital expenditures, net of dispositions	($205)
Plus: Income tax payments attributable to discontinued operations	$24

Free cash flow	$1,050

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to L-3’s Board of Directors that the Compensation Discussion and Analysis be included in L-3’s proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

During 2012, Robert B. Millard, Lewis Kramer, Alan H. Washkowitz and John P. White served as members of the Compensation Committee.

Robert B. Millard (Chairman)

Lewis Kramer

Alan H. Washkowitz

John P. White

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

SUMMARY COMPENSATION TABLE

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our Chairman, President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer, each of our three other most highly compensated executive officers serving at fiscal year end and one other person who would have been among those three except for the fact that he was no longer serving as an executive officer at fiscal year end. These officers are collectively referred to as the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)		Stock Awards(2) ($)		Option Awards(3) ($)		Non-Equity Incentive Plan Compensation(1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total(6) ($)
Michael T. Strianese	2012	1,300,000	–		4,624,997		2,775,003		2,500,000	3,603,420	99,632	14,903,052
(Chairman, President and Chief Executive Officer and Director)	2011	1,300,000	2,500,000		6,080,468		3,699,993		–	2,975,928	106,238	16,662,627
	2010	1,287,885	2,600,000		6,011,771		3,699,992		–	2,772,295	144,417	16,516,360

Ralph G. D’Ambrosio	2012	603,250	250,000	(7)	999,965		599,996		750,000	640,350	34,610	3,878,171
(Senior Vice President and Chief Financial Officer)	2011	587,815	630,000		1,183,280		720,004		–	388,722	35,386	3,545,207
	2010	567,731	650,000		1,039,928		639,999		–	324,563	36,333	3,258,554

Curtis Brunson	2012	603,250	–		999,965		599,996		725,000	500,836	87,177	3,516,224
(Executive Vice President of Corporate Strategy and Development)	2011	586,092	630,000		1,248,978		760,003		–	442,159	91,714	3,758,946
	2010	563,639	650,000		974,871		600,009		–	424,944	79,954	3,293,417

Steve Kantor (Senior Vice President and President of Electronic Systems Group) (8)	2012	629,250	250,000	(7)	649,999		390,002		700,000	488,608	77,692	3,185,551
	2011	613,569	650,000		854,611		520,007		–	453,351	71,702	3,163,240
	2010	548,666	700,000		777,110		479,996		–	402,712	58,626	2,967,110

John C. McNellis	2012	562,500	–		700,004		419,999		975,000	373,502	56,296	3,087,301
(Senior Vice President and President of Integrated Systems Group)(9)

James W. Dunn	2012	656,250	925,000	(10)	1,293,281	(11)	449,997	(12)	–	547,822	86,471	3,958,821
(Former Senior Vice President and President of Electronic Systems Group) (8)	2011	584,246	925,000		854,611		520,007		–	486,334	82,549	3,452,747
	2010	532,122	975,000		812,327		499,995		–	643,013	72,380	3,534,837

(1)	The 2012 annual incentive awards were calculated under a formula-based approach that was established at the beginning of the year and, accordingly, are reported in the Non-Equity Incentive Plan Compensation column. Amounts reported as Bonus in 2012 represent additional discretionary bonuses paid for 2012 performance, as discussed in Notes 7 and 10 below. The 2011 annual incentive awards are reported in the Bonus column, even though they were determined by reference to a formula-based approach, because this approach was not in place at the beginning of 2011. The 2010 annual incentive awards are reported in the Bonus column because they were not determined using a formulaic approach. All amounts are reported for the fiscal year in which the related services are rendered, although the actual payments are made in the following year. For a further discussion, see “Compensation Discussion and Analysis — Annual Incentives” beginning on page 53.

(2)	Represents the grant date fair value of RSUs and performance units granted in 2012, 2011 and 2010, which is calculated in accordance with the accounting standards for share-based compensation (excluding the effect of estimated forfeitures). The grant date fair value of RSUs and performance units whose performance targets are based on EPS is calculated using L-3’s stock price on the date of grant. See Note 18 to the audited consolidated financial statements included in L-3’s 2012 Annual Report on Form 10-K for a discussion of the assumptions used in calculating the grant date fair value of performance units whose performance targets are based on TSR. The Company did not award any performance units based on TSR in 2012. Instead, in 2012 the Company granted three-year performance awards based on TSR that are denominated and payable in cash and, accordingly, are not considered Stock Awards for purposes of the Summary Compensation Table. These awards will be reported, to the extent any amounts are earned under the awards, in the Non-Equity Incentive Plan column for the fiscal year in which the performance period ends. For a discussion of the general terms of RSUs and performance awards, see “Compensation Discussion and Analysis — Long-Term Incentives” beginning on page 60 and “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 88.

With respect to the performance units, the grant date fair value included in the Summary Compensation Table above is based upon the expected performance and vesting conditions on the date of grant. The grant date fair value of performance units based on EPS in 2012, 2011 and 2010 assumes that target performance will be achieved. The grant date fair value of the performance units based on TSR in 2011 and 2010 represents an expected outcome of performance based on a binomial valuation technique. Other than with respect to Mr. Dunn’s performance units whose value is discussed in Note 11 below, the following table provides the target value of performance units granted in 2012 under GAAP (which is their grant date fair value included in the Summary Compensation Table above) and their maximum value as of the grant date assuming the highest level of performance will be achieved:

Name	2012 Target(a) ($)	2012 Maximum ($)
Michael T. Strianese	1,849,985	3,699,970
Ralph G. D’Ambrosio	399,972	799,944
Curtis Brunson	399,972	799,944
Steve Kantor	260,028	520,056
John C. McNellis	280,030	560,060

(a)	Amounts are included in the Stock Awards column of the Summary Compensation Table above.

(3)	Represents the grant date fair value calculated in accordance with the accounting standards for share-based compensation (excluding the effect of estimated forfeitures) for stock options granted in 2012, 2011 and 2010. See Note 18 to the audited consolidated financial statements included in L-3’s 2012 Annual Report on Form 10-K for a discussion of the assumptions used in calculating equity compensation expense in connection with these stock options. For a discussion of the general terms of our stock options, see “Compensation Discussion and Analysis — Long-Term Incentives — Stock Options” beginning on page 61 and “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 88.

(4)	Amounts in this column reflect the increase in the actuarial value of defined benefit plans during 2012, 2011 and 2010, as applicable, including $488,901, $486,218 and $363,841 during 2012 for Messrs. Brunson, Kantor and McNellis, respectively, and also include above market interest in the amounts of $11,935, $2,390 and $9,661 earned on deferred compensation balances during 2012 for Messrs. Brunson, Kantor and McNellis, respectively. Actuarial value computations are based on assumptions discussed in Note 20 to the audited consolidated financial statements included in L-3’s 2012 Annual Report filed on Form 10-K.

A significant portion of the change in pension value reported in this column for 2012 and 2011 reflects changes in actuarial assumptions made since 2010 as required under GAAP, and are not the result of any arrangements entered into between the Company and any named executive officer that modify any of our pension plans or enhance any benefits accrued or to be accrued thereunder. The table below sets forth the different actuarial assumptions used to calculate the change in pension value for the years indicated:

	Actuarial Assumptions
Year	Discount Rate	Post-Retirement Mortality
2012	4.20%	RP-2000 Annuitant Mortality table, projected 7 years from valuation date
2011	5.10%	RP-2000 Annuitant Mortality table, projected 7 years from valuation date
2010	5.60%	RP-2000 Combined Mortality table, projected to the valuation date

If no change had been made to the discount rate and mortality assumptions used in connection with calculating the 2010 amounts, the amounts that would have been reported in this column for the named executive officers for 2012 and 2011 would have been as follows:

Name	Change in Pension Value and Nonqualified Deferred Compensation Earnings
	2012 ($)	2011 ($)
Michael T. Strianese	1,592,361	2,002,367
Ralph G. D’Ambrosio	211,939	218,915
Curtis Brunson	296,793	321,646
Steve Kantor	311,626	351,804
John C. McNellis(9)	227,623
James W. Dunn	323,607	347,213

(5)	The following table describes each component of the All Other Compensation column in the Summary Compensation Table above for 2012.

Name	Employer Contribution to Employee Savings Plan ($)	Life Insurance(a) ($)	Medical Insurance Benefits(b) ($)	Other ($)		Total ($)
Michael T. Strianese(c)	15,500	23,780	7,858	52,494	(d)	99,632
Ralph G. D’Ambrosio	10,000	12,144	12,466	—		34,610
Curtis Brunson	15,500	27,135	10,388	34,154	(e)	87,177
Steve Kantor	15,500	16,150	10,388	35,654	(e)	77,692
John C. McNellis	15,500	28,330	12,466	—		56,296
James W. Dunn	15,500	26,420	10,388	34,163	(f)	86,471

(a)	Represents payments of premiums for executive and group term life insurance.

(b)	Represents payments of premiums for a company-provided executive medical reimbursement plan.

(c)	Mr. Strianese has access to L-3’s fractionally-owned aircraft for occasional personal use. Mr. Strianese is required to and has reimbursed L-3 for all incremental costs incurred by L-3 in connection with his personal use of the aircraft.

(d)	Represents incremental costs associated with the use of a company car, which include the monthly lease payments, maintenance, gas, tolls, parking and all other costs associated with the car.

(e)	Represents payment for accumulated vacation time.

(f)	Represents a payment of $30,000 for accumulated vacation time, $1,639 reimbursement for parking and $2,524 for spousal travel to a Company-sponsored event.

(6)	The amounts in this column include the change in pension value reported for each year, a significant portion of which for 2012 and 2011 resulted from changes in actuarial assumptions described in Note 4 above. If no changes had been made to these actuarial assumptions, the amounts that would have been reported in this column for the named executive officers for 2012 and 2011 would have been as follows:

Name	Total
	2012 ($)	2011 ($)
Michael T. Strianese	12,891,993	15,689,066
Ralph G. D’Ambrosio	3,449,760	3,375,400
Curtis Brunson	3,312,181	3,638,433
Steve Kantor	3,008,569	3,061,693
John C. McNellis(9)	2,941,422
James W. Dunn	3,734,606	3,313,626

(7)	As discussed under “Compensation Discussion and Analysis—Annual Incentives—Special Discretionary Cash Awards” on page 60, in recognition of Messrs. D’Ambrosio’s and Kantor’s superior performance in 2012 in connection with the Engility spin-off, the Compensation Committee awarded each of them an additional discretionary bonus of $250,000.

(8)	At the beginning of 2012, Mr. Kantor served as President of L-3 Services Group. Mr. Kantor succeeded Mr. Dunn as Senior Vice President and President of Electronic Systems Group effective July 31, 2012. Mr. Dunn retired from the Company effective December 31, 2012.

(9)	Mr. McNellis was not considered a named executive officer prior to the 2012 fiscal year.

(10)	As discussed under “Compensation Discussion and Analysis—James Dunn Retirement Agreement” beginning on page 65, Mr. Dunn’s received a 2012 cash bonus of $925,000 under his retirement agreement in lieu of his participation in L-3’s annual incentive plan for 2012.

(11)

As described in “Compensation Discussion and Analysis—James Dunn Retirement Agreement,” the Company and Mr. Dunn entered into an agreement on June 13, 2012 pursuant to which Mr. Dunn retired from the Company on December 31, 2012, and the Company modified the terms of the RSUs and performance units that were previously granted to Mr. Dunn on February 22, 2012 so as to allow Mr. Dunn to meet the “retirement” definition under the terms of the awards in lieu of forfeiture of the awards upon retirement. In accordance with SEC requirements, the amount disclosed in the table above represents the sum of (a) the grant date fair values of the RSUs and performance units granted to Mr. Dunn on February 22, 2012 (which are calculated as described in Note 2 above) and (b) the grant date fair values of the awards as modified on June 13, 2012 (which are calculated in accordance with the accounting standards for share-based compensation), in order to reflect the two compensation decisions made by the Company on February 22, 2012 and June 13, 2012 with respect to these awards. With respect to Mr. Dunn’s performance units granted in February and modified in June of 2012, the target value of the performance units as of the grant and modification dates (which is the grant date fair value included in the Summary Compensation Table above) is $300,032 and $98,789, respectively, and the maximum value of the performance units as of the grant and modification dates, assuming the highest level of performance, is $600,064 and $197,578, respectively.

(12)	Represents stock options granted on February 22, 2012 that were forfeited by Mr. Dunn effective December 31, 2012 in connection with his retirement as of that date.

2012 GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding: (1) annual incentive awards and three-year performance cash awards based on TSR granted in 2012 under the L-3 Communications Holdings, Inc. 2012 Cash Incentive Plan, and (2) stock options, RSUs and three-year performance units based on EPS granted in 2012 under the L-3 Communications Holdings, Inc. Amended and Restated 2008 Long Term Performance Plan. Plan-based awards are generally granted to the named executive officers on an annual basis in February.

The number of shares or units, exercise prices and/or grant date fair values reported in the following table reflects the terms of the awards and their respective valuations on the date they were granted, and does not reflect subsequent adjustments that were made to reflect the effect of the Engility spin-off as required under the terms of the stock-based compensation plans under which they were issued. For a discussion of these adjustments, see “Outstanding Equity Awards at Fiscal Year End 2012” beginning on page 77, as well as the discussions regarding adjustments to the performance terms of these awards in the Compensation Discussion and Analysis sections referenced for each type of award in the notes below.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael T. Strianese	2/22/12	(4)				122,897	245,793	245,793			70.43	2,775,003
	2/22/12								39,401			2,775,012
	2/22/12	(5)				13,134	26,267	52,534				1,849,985
	2/22/12	(6)	925,000	1,850,000	3,700,000
	2/22/12	(7)	0	2,000,000	4,000,000

Ralph G. D’Ambrosio	2/22/12									53,144	70.43	599,996
	2/22/12								8,519			599,993
	2/22/12	(5)				2,840	5,679	11,358				399,972
	2/22/12	(6)	200,000	400,000	800,000
	2.22/12	(7)	0	546,300	1,092,600

Curtis Brunson	2/22/12									53,144	70.43	599,996
	2/22/12								8,519			599,993
	2/22/12	(5)				2,840	5,679	11,358				399,972
	2/22/12	(6)	200,000	400,000	800,000
	2/22/12	(7)	0	546,300	1,092,600

Steve Kantor	2/22/12									34,544	70.43	390,002
	2/22/12								5,537			389,971
	2/22/12	(5)				1,846	3,692	7,384				260,028
	2/22/12	(6)	130,000	260,000	520,000
	2/22/12	(7)	0	633,000	1,424,250

John C. McNellis	2/22/12									37,201	70.43	419,999
	2/22/12								5,963			419,974
	2/22/12	(5)				1,988	3,976	7,952				280,030
	2/22/12	(6)	140,000	280,000	560,000
	2/22/12	(7)	0	575,000	1,293,750

James W. Dunn(8)	2/22/12									39,858	70.43	449,997
	2/22/12								6,389			449,977
	2/22/12	(5)				2,130	4,260	8,520				300,032
	2/22/12	(6)	150,000	300,000	600,000
	2/22/12	(7)	0	742,500	1,670,625
	6/13/12								6,389			444,483
	6/13/12					710	1,420	2,840				98,789

(1)

Represents RSUs granted to the named executive officers. There were no performance or other market condition requirements included in the terms of the RSU awards granted to the named executive officers. For a discussion of our RSUs, see “Compensation Discussion and Analysis — Long-Term Incentives — RSUs” on page 64. For a discussion concerning the effect of a change in control or termination of employment on outstanding RSUs, see “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 88.

(2)	Represents stock options granted to the named executive officers (other than Mr. Strianese). These awards had an exercise price equal to the closing price of our Common Stock on the grant date, and provide value to the recipient only if the price of our Common Stock increases after the grant date. There were no other performance or other market condition requirements included in the terms of the option awards to the named executive officers (other than Mr. Strianese). For a discussion of our stock option awards, see “Compensation Discussion and Analysis — Long-Term Incentives — Stock Options” beginning on page 61. For a discussion concerning the effect of a change in control or termination of employment on outstanding stock option awards, see “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 88.

(3)	Represents, in the case of performance units based on EPS, the grant date fair value of each performance unit awarded, as calculated in accordance with the accounting standards for share-based compensation, multiplied by the Target number of shares of our Common Stock issuable (as discussed in Note 5 below), which represented the expected outcome of such units as of their grant date pursuant to the award. Represents, in the case of stock options granted to Mr. Strianese, the grant date fair value of such awards assuming satisfaction of the performance conditions included in their terms, as calculated in accordance with the accounting standards for stock-based compensation. Represents, in the case of a stock option (other than those granted to Mr. Strianese) or RSU award, the grant date fair value of the option or RSU award, as calculated in accordance with the accounting standards for stock-based compensation.

(4)	Represents stock option awards granted to Mr. Strianese, which have two separate vesting conditions based on L-3’s 2012 financial performance that are in addition to the time-based vesting terms of the awards as described in Note 2 to the “Outstanding Equity Awards at Fiscal Year End 2012” table beginning on page 77. The Threshold level of performance assumes the satisfaction of only one of the financial performance conditions. The Target and Maximum levels of performance assume the satisfaction of both financial performance conditions. For a discussion of Mr. Strianese’s stock option awards, see “Compensation Discussion and Analysis — Long-Term Incentives — Stock Options” beginning on page 61. For a discussion concerning the effect of a change in control or termination of employment on outstanding stock option awards, see “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 88.

(5)	Represents performance units based on EPS granted to the named executive officers, which are payable in shares of our Common Stock at the end of the performance period. The final value of each unit will vary based upon (a) the level of performance achieved over the associated performance period in relation to pre-determined performance goals established by the Compensation Committee and (b) the price of our Common Stock at the end of the three-year performance period beginning January 1, 2012 and ending December 31, 2014. The amounts disclosed represent the number of shares of our Common Stock issuable assuming achievement of the specific Threshold, Target or Maximum levels of performance established by the Compensation Committee for these measures over the performance period. See “Compensation Discussion and Analysis — Long-Term Incentives — Performance Awards” beginning on page 62 for a further discussion of the performance units. See “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 88 for a discussion concerning the effect of a change in control or termination of employment on outstanding performance units.

(6)	Represents performance cash awards based on TSR granted to the named executive officers, which are payable in cash at the end of the performance period. The final value of each award will vary based upon the relative TSR achieved over the three-year performance period beginning January 1, 2012 and ending December 31, 2014 in relation to pre-determined performance goals established by the Compensation Committee. The amounts disclosed represent the amount of cash to be paid assuming achievement of the specific Threshold, Target or Maximum levels of performance established by the Compensation Committee for these measures over the performance period. See “Compensation Discussion and Analysis — Long-Term Incentives — Performance Awards” beginning on page 62 for a further discussion of the performance cash awards. See “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 88 for a discussion concerning the effect of a change in control or termination of employment on outstanding performance cash awards.

(7)	Represents the Threshold, Target and Maximum payout opportunities for fiscal 2012 under the L-3 Annual Incentive Plan, which were established by the Compensation Committee in February of 2012. For a further discussion of the payout opportunities, see “Compensation Discussion and Analysis — Annual Incentives” beginning on page 53.

(8)	As described in “Compensation Discussion and Analysis—James Dunn Retirement Agreement,” the Company and Mr. Dunn entered into an agreement on June 13, 2012 pursuant to which Mr. Dunn retired from the Company on December 31, 2012, and the Company modified the terms of the RSUs and performance awards that were previously granted to Mr. Dunn on February 22, 2012 so as to allow Mr. Dunn to meet the “retirement” definition under the terms of these awards in lieu of forfeiture of the awards upon retirement. In addition, in connection with his retirement, Mr. Dunn forfeited his unvested stock options and received a $925,000 cash bonus in lieu of his participation in the annual incentive plan. In accordance with SEC requirements, the amounts disclosed in the table above include the stock options awarded to him on February 22, 2012 (which were forfeited upon his retirement effective December 31, 2012) and his Threshold, Target and Maximum payout opportunities under the L-3 Annual Incentive Plan for fiscal 2012 (in which he ceased to participate by virtue of his retirement agreement). In addition, the table contains separate line items that disclose the grant date fair values of the RSUs and performance units awarded to him as of February 22, 2012 (their grant date), and also as modified on June 13, 2012, in order to reflect the two compensation decisions made by the Company on February 22, 2012 and June 13, 2012 with respect to these awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2012

The following table provides information with respect to holdings of exercisable and unexercisable stock options and unvested and (as applicable) unearned RSUs and performance units held by the Company’s named executive officers at December 31, 2012.

In connection with the Engility spin-off, the number of shares subject to options and stock awards, and the exercise price for stock options, were adjusted to maintain the intrinsic value of each award outstanding at the Engility spin-off date of July 17, 2012, as required pursuant to the terms of the stock-based compensation plans under which they were issued. Equity awards outstanding, whether vested or unvested at the time of spin-off, were converted using a factor of 1.043678 times the quantity granted. Option exercise prices were converted using the inverse of the factor. The awards otherwise retained the original terms and conditions after conversion, except in the case of financial performance conditions, which were adjusted to reflect the spin-off. See “Compensation Discussion and Analysis — Long-Term Incentives — Stock Options” and “— Targets for 2012 EPS-Based Performance Awards” beginning on pages 61 and 63, respectively.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Michael T. Strianese	11/10/04	41,747	—	65.31	11/10/14
	7/12/05	20,873	—	71.81	7/12/15
	8/2/06	104,367	—	69.18	8/2/16
	11/6/06	104,367	—	77.03	11/6/16
	8/1/07	95,511	—	95.42	8/1/17
	7/29/08	183,981	—	92.31	7/29/18
	7/28/09	247,484	—	70.53	7/28/19
	2/23/10	139,306	69,655	86.41	2/23/20
	2/23/10					32,116	2,460,728
	2/24/11	82,672	165,343	76.82	2/24/21
	2/24/11					36,125	2,767,898
	2/24/11							36,126	(4)	2,767,974	(4)
	2/24/11							36,126	(5)	2,767,974	(5)
	2/22/12	—	256,528	67.49	2/22/22
	2/22/12					41,121	3,150,691
	2/22/12							27,414	(4)	2,100,461	(4)

Ralph G. D’Ambrosio	3/15/05	12,524	—	72.09	3/15/15
	8/2/06	2,088	—	69.18	8/2/16
	8/1/07	13,892	—	95.42	8/1/17
	7/29/08	26,760	—	92.31	7/29/18
	7/28/09	36,768	—	70.53	7/28/19
	2/23/10	24,096	12,048	86.41	2/23/20
	2/23/10					5,555	425,624
	2/24/11	16,087	32,175	76.82	2/24/21
	2/24/11					7,030	538,639
	2/24/11							7,030	(4)	538,639	(4)
	2/24/11							7,030	(5)	538,639	(5)
	2/22/12	—	55,465	67.49	2/22/22
	2/22/12					8,891	681,228
	2/22/12							5,927	(4)	454,127	(4)

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)		Market Value of Shares or Units of Stock That Have Not Vested(3) ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)

Curtis Brunson	7/21/03	6,958	—	43.23	7/21/13
	7/21/03	13,915	—	47.05	7/21/13
	3/15/05	15,655	—	72.09	3/15/15
	8/2/06	20,873	—	69.18	8/2/16
	8/1/07	12,155	—	95.42	8/1/17
	7/29/08	26,760	—	92.31	7/29/18
	7/28/09	39,597	—	70.53	7/28/19
	2/23/10	22,589	11,297	86.41	2/23/20
	2/23/10					5,207		398,960
	2/24/11	16,980	33,964	76.82	2/24/21
	2/24/11					7,420		568,520
	2/24/11									7,420	(4)	568,520	(4)
	2/24/11									7,420	(5)	568,520	(5)
	2/22/12	—	55,465	67.49	2/22/22
	2/22/12					8,891		681,228
	2/22/12									5,927	(4)	454,127	(4)

Steve Kantor	11/10/04	10,436	—	65.31	11/10/14
	10/10/05	5,218	—	75.32	10/10/15
	8/2/06	15,655	—	69.18	8/2/16
	8/1/07	7,815	—	95.42	8/1/17
	7/29/08	15,610	—	92.31	7/29/18
	7/28/09	21,212	—	70.53	7/28/19
	2/23/10	12,799	6,402	86.41	2/23/20
	2/23/10					2,951		226,106
	4/27/10	5,006	2,506	89.90	4/27/20
	4/27/10					1,167		89,416
	2/24/11	11,618	23,238	76.82	2/24/21
	2/24/11					5,077		389,000
	2/24/11									5,078	(4)	389,076	(4)
	2/24/11									5,078	(5)	389,076	(5)
	2/22/12	—	36,052	67.49	2/22/22
	2/22/12					5,778		442,710
	2/22/12									3,853	(4)	295,217	(4)

John C. McNellis	7/12/05	3,914	—	71.81	7/12/15
	8/2/06	6,957	—	69.18	8/2/16
	8/1/07	8,453	—	95.42	8/1/17
	7/29/08	12,515	—	92.31	7/29/18
	7/28/09	28,283	—	70.53	7/28/19
	2/23/10	17,318	8,661	86.41	2/23/20
	2/23/10					3,993		305,944
	2/24/11	11,618	23,238	76.82	2/24/21
	2/24/11					5,077		389,000
	2/24/11									5,078	(4)	389,076	(4)
	2/24/11									5,078	(5)	389,076	(5)
	2/22/12	—	38,825	67.49	2/22/22
	2/22/12					6,223		476,806
	2/22/12									4,150	(4)	317,973	(4)

James W. Dunn	11/14/03	3,478	—	43.89	11/14/13
	7/12/05	30,005	—	71.81	7/12/15
	8/2/06	20,873	—	69.18	8/2/16
	8/1/07	13,892	—	95.42	8/1/17
	7/29/08	24,530	—	92.31	7/29/18
	7/28/09	33,940	—	70.53	7/28/19
	2/23/10	18,823	—	86.41	2/23/20
	2/23/10					4,339		332,454
	2/24/11	11,618	—	76.82	2/24/21
	2/24/11					5,077		389,000
	2/24/11									5,078	(4)	389,076	(4)
	2/24/11									5,078	(5)	389,076	(5)
	6/13/12					6,668	(6)	510,902	(6)
	6/13/12									1,482	(4)(6)	113,551	(4)(6)

(1)	Stock options vest in equal, annual increments over a three-year period starting with the first anniversary of the grant date. The stock options granted to Mr. Strianese on February 22, 2012 contain two separate vesting conditions based on L-3’s 2012 financial performance that are in addition to the time-based vesting terms of the award. The stock options granted to Mr. Strianese on February 24, 2011 were subsequently amended to include the same financial performance and time-based conditions to vesting. All of the financial conditions to Mr. Strianese’s 2011 and 2012 option grants were determined to have been satisfied as of December 31, 2012. For a further discussion, see “Compensation Discussion and Analysis — Long-Term Incentives — Stock Options” beginning on page 61. For a discussion concerning the effect of a change in control or termination of employment on outstanding stock option awards, see “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 88.

(2)	Represents RSUs, which vest three years after the grant date. Each RSU automatically converts into one share of our Common Stock on the vesting date. For a discussion concerning the effect of a change in control or termination of employment on outstanding RSU awards, see “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 88.

(3)	The market value is based on the closing price of our Common Stock on December 31, 2012, the last trading day of 2012, of $76.62, multiplied by the number of shares or units.

(4)	With respect to performance units whose performance targets are based on EPS that were granted in 2011 and 2012, reflects the number and market value of shares of our Common Stock issuable assuming achievement of the Maximum and Target levels of performance, respectively. The Maximum or Target level of performance, as applicable, is reported for these units because the Company’s performance from the beginning of the applicable performance period (January 1, 2011 for units granted in 2011 and January 1, 2012 for units granted in 2012) through December 31, 2012, measured against the applicable performance goals, exceeded the Target level of performance in the case of the units granted in 2011 and achieved the Target level in the case of the units granted in 2012. For a further discussion of our performance units, see “Compensation Discussion and Analysis — Long-Term Incentives — Performance Awards” beginning on page 62. For a discussion concerning the effect of a change in control or termination of employment on performance unit awards, see “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 88.

(5)	Reflects the number and market value of shares of our Common Stock payable in cash (based on the closing price of our Common Stock at the end of the performance period) assuming achievement of the Maximum level of performance in respect of performance units granted in 2011 whose performance targets are based on relative TSR. The Maximum level of performance is reported for these units because the Company’s performance from the beginning of the applicable performance period (January 1, 2011) through December 31, 2012, measured against the applicable performance goals, exceeded the Target level of performance. For a further discussion of our performance units, see “Compensation Discussion and Analysis — Long-Term Incentives — Performance Awards” beginning on page 62. For a discussion concerning the effect of a change in control or termination of employment on performance unit awards, see “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 88.

(6)	Represents the RSUs and performance awards modified on June 13, 2012 in connection with the retirement of Mr. Dunn. See Note 8 to the “2012 Grants of Plan-Based Awards” table beginning on page 76 for a further discussion of these awards.

2012 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding the amounts received by our named executive officers as a result of the exercise of stock options and vesting of RSUs and performance units during the year ended December 31, 2012. The amount of shares issued in respect of performance units was based on the Company’s EPS performance during the period from January 1, 2010 through December 31, 2012. For a further discussion, see “Compensation Discussion and Analysis – Payment of Performance Unit Awards for the 2010-2012 Award Cycle” beginning on page 64. The shares underlying the performance units vested on December 31, 2012 and were issued in February 2013.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Michael T. Strianese	31,000	1,056,167	60,970	(3)	4,420,079
Ralph G. D’Ambrosio	—	—	9,636	(4)	701,048
Curtis Brunson	7,500	142,725	9,805	(5)	711,059
Steve Kantor	—	—	6,233	(6)	456,190
John C. McNellis	—	—	7,206	(7)	523,440
James W. Dunn	—	—	8,312	(8)	602,420

(1)	Value realized on exercise is based on the difference between the aggregate exercise price and the fair market value of the shares acquired.

(2)	Value realized on vesting is based on the fair market value of the shares at the time of vesting and includes the value of payments in lieu of fractional shares.

(3)	Represents (a) 37,218 shares issued upon vesting of RSUs on July 28, 2012 and (b) 23,752 shares issued as a result of the vesting of performance units on December 31, 2012.

(4)	Represents (a) 5,529 shares issued upon vesting of RSUs on July 28, 2012 and (b) 4,107 shares issued as a result of the vesting of performance units on December 31, 2012.

(5)	Represents (a) 5,955 shares issued upon vesting of RSUs on July 28, 2012 and (b) 3,850 shares issued as a result of the vesting of performance units on December 31, 2012.

(6)	Represents (a) 3,190 shares issued upon vesting of RSUs on July 28, 2012 and (b) 3,043 shares issued as a result of the vesting of performance units on December 31, 2012.

(7)	Represents (a) 4,254 shares issued upon vesting of RSUs on July 28, 2012 and (b) 2,952 shares issued as a result of the vesting of performance units on December 31, 2012.

(8)	Represents (a) 5,104 shares issued upon vesting of RSUs on July 28, 2012 and (b) 3,208 shares issued as a result of the vesting of performance units on December 31, 2012.

2012 PENSION BENEFITS

The following table provides information regarding the pension benefits for our named executive officers under L-3’s tax-qualified and supplemental plans. The named executive officers participate in multiple tax-qualified or supplemental pension plans. The purpose of each plan is to provide the named executive officers retirement benefits as part of their overall compensation package. The material terms of the plans are described following the table.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit(1) ($)		Payments During Last Fiscal Year ($)
Michael T. Strianese(2)	L-3 Communications	22.17	(3)	804,260	(4)	—
	Corporation Pension Plan
	L-3 Communications	22.17	(3)	12,885,068	(4)	—
	Corporation Supplemental
	Executive Retirement Plan

Ralph G. D’Ambrosio(5)	L-3 Communications	15.42		343,899		—
	Corporation Pension Plan
	L-3 Communications	15.42		1,468,701		—
	Corporation Supplemental
	Executive Retirement Plan

Curtis Brunson(6)	L-3 Communication	31.58	(3)	602,925	(7)	—
	Systems — West Retirement Plan
	L-3 Communications
	Corporation Pension Plan	5.92		299,144		—
	L-3 Communications
	Corporation Supplemental Executive Retirement Plan	37.50	(3)	1,656,883	(7)	—

Steve Kantor(6)	L-3 Communications	10.00		467,714		—
	Corporation Pension Plan
	L-3 Communications
	Corporation Supplemental
	Executive Retirement Plan	10.00		1,825,331		—

John C. McNellis(8)	L-3 Link Simulation and	5.42		139,216		—
	Training Retirement Plan
	L-3 Communications
	Corporation Pension Plan	4.08		172,174		—
	L-3 Communications
	Corporation Supplemental	9.50		829,745		—
	Executive Retirement Plan

James W. Dunn(6)	L-3 Link Simulation and	3.67		93,447		—
	Training Retirement Plan
	L-3 Communications
	Corporation Pension Plan	9.08		415,504		—
	L-3 Communications
	Corporation Supplemental
	Executive Retirement Plan	12.75		2,517,906		—

(1)	The present values of the accumulated benefits in the table above were determined using the same assumptions that were used by L-3 as of December 31, 2012 for financial reporting purposes, including a 4.2% discount rate and post-retirement mortality in accordance with the RP-2000 Annuitant Mortality table with static projection to 2019. We used age 65, the normal retirement age under the pension plans and the supplemental executive retirement plans (or current age, if greater), to determine the present value of the accumulated benefits in the table. For the other assumptions used in calculating the present value of the accumulated benefits, see Note 20 to the audited consolidated financial statements included in L-3’s 2012 Annual Report on Form 10-K.

(2)	Mr. Strianese is eligible for early retirement under the retirement plans in which he participates.

(3)	L-3 was formed in 1997 through the acquisition of 10 pre-existing business units from Lockheed Martin Corporation. In connection with the acquisition, L-3 hired the employees of these business units and acquired their associated pension plan assets, subject to the obligation to provide these employees with credit for the years of service that they had previously accrued under the pension plans. Accordingly, the years of credited service reflected for Messrs. Strianese and Brunson in the table above include 6.50 and 21.75 years of service, respectively, that had been accrued by them as employees of these business units or their predecessors at the time of L-3’s formation.

(4)	The present value of the benefits reported for Mr. Strianese that is attributable to his years of service to predecessors as described in Note 3 above is $235,800 with respect to the L-3 Communications Corporation Pension Plan and $3,777,760 with respect to the L-3 Communications Corporation Supplemental Executive Retirement Plan (the “L-3 SERP”).

(5)	Mr. D’Ambrosio has not yet met the eligibility requirements for early retirement under the retirement plans in which he participates because he has not attained age 55.

(6)	Messrs. Brunson, Kantor and Dunn are eligible for retirement under the retirement plans in which they participate.

(7)	The present value of the benefits reported for Mr. Brunson that is attributable to his years of service to predecessors as described in Note 3 above is $415,251 with respect to the L-3 Communication Systems — West Retirement Plan and $294,544 with respect to the L-3 SERP.

(8)	Mr. McNellis is eligible for early retirement under the L-3 Link Simulation and Training Retirement Plan (the “L-3 Link Plan”) and the portion of the L-3 SERP related to his L-3 Link Plan earnings, but has not yet met the eligibility requirements for early retirement in the L-3 Communications Corporation Pension Plan or the portion of the L-3 SERP related to his L-3 Communications Corporation Pension Plan earnings.

The present value of the accumulated benefits for each of the named executives shown in the table above reflects the present value of the benefits earned under each of the pension plans as of December 31, 2012. The pension benefits that are the basis for the present values of the accumulated benefits shown are calculated based on all years of creditable service with L-3 and its predecessor companies under each of the plans as of December 31, 2012.

A more complete discussion of the material factors useful to an understanding of each plan is presented below.

Tax-Qualified Pension Plans

L-3 Communications Corporation Pension Plan

Eligibility	Employees were eligible to participate in the plan after one year of service and upon attaining 21 years of age. Employees hired on or after January 1, 2007 are not eligible to participate in the plan.

Vesting	Participants are fully vested after five years of service, and there is no partial vesting.

Availability of Early Retirement Benefits	Participants are eligible for early retirement benefits after age 55, provided that they have ten years of eligibility service.

Earnings	Earnings are defined as base pay, overtime and performance based cash bonuses and are limited to the IRS earnings limit of $250,000 in 2012 and $255,000 in 2013.

Final Average Earnings (“FAE”)	FAE is equal to the average of the participant’s earnings for the five calendar years during the ten calendar years prior to date of termination that results in the highest average earnings amount.

Covered Compensation	Covered Compensation is the average of the Social Security Wage Base for 35 calendar years ending with the year the participant attains Social Security retirement age; provided, however that upon separation from service, Covered Compensation is determined as of the date of separation.

Benefit Plan Formula	The annual pension benefit is equal to 1.5% of FAE up to Covered Compensation, plus 1.75% of FAE in excess of Covered Compensation, for each plan year (partial and completed months) of accrual service.

Early Retirement Reduction Factors	For those participants who are eligible to retire early, the reduction factor is 1/180 for each of the first 60 months prior to age 65 and 1/360 for each of the next 60 months.

Payment Options	The plan provides for a number of payment options including a single life annuity (normal form for single participants), a qualified 50% joint and survivor annuity (normal form for married participants), other joint and survivor options, period-certain options and a level income option.

L-3 Communication Systems — West Retirement Plan

Eligibility	Employees were eligible to participate in the plan if they were participants in the Lockheed Martin Tactical Defense Systems Retirement Plan on April 30, 1997 and became employees of L-3 Communication Systems-West on May 1, 1997. Employees who had not met the eligibility as of May 1, 1997 or were hired on or after May 1, 1997 are not eligible to participate in the plan.

Vesting	Participants are fully vested after five years of service, and there is no partial vesting.

Availability of Early Retirement Benefits	Participants are eligible for early retirement benefits after age 55, provided that they have five years of eligibility service.

Earnings	Earnings are defined as regular pay plus overtime, commissions, performance-based cash bonuses and fringe benefits and are limited to the IRS earnings limit of $230,000 in 2012 and 2013.

Final Average Earnings (FAE)	FAE is used in calculating the benefit accrued prior to January 1, 1991 and is equal to the average of the participant’s earnings for the 60 consecutive months during the 120 consecutive months prior to January 1, 1991 that results in the highest average earnings amount.

Final Average Social Security Wage Base (“FASS”)	FASS is used in calculating the benefit accrued prior to January 1, 1991 and is equal to the average of the Social Security Wage Bases (determined at the start of each plan year) for the five consecutive years prior to January 1, 1991. The FASS for the five years prior to January 1, 1991 is equal to $46,020. Going forward, it is calculated annually using the average of the Social Security wage base (determined after beginning of the plan year) for the five prior consecutive plan years.

Benefit Plan Formula	The annual pension benefit is equal to the sum of: (a) (i) 1% of pre-1991 FAE up to 50% of the pre-1991 FASS plus 1.35% of pre-1991 FAE in excess of the pre-1991 FASS, multiplied by (ii) years of accrual service as of December 31, 1990 and (b) for each year of service after January 1, 1991, 1% of Earnings for the year up to 50% of the FASS for the year plus 1.35% of Earnings for the year in excess of 50% of the FASS for the year.

Early Retirement Reduction Factors	For those participants who are eligible to retire early, the reduction factor is 6% for each year prior to age 65, or age 62 for a participant with 20 years or more of vesting service.

Payment Options	The plan provides for a number of payment options including a single life annuity (normal form for single participants), a qualified 50% joint and survivor annuity (normal form for married participants), other joint and survivor options, period-certain options and a level income option.

L-3 Link Simulation and Training Retirement Plan

Eligibility	Employees were eligible to participate in the plan if (a) they participated in a specific component of the Raytheon Pension Plan on February 10, 2000 and became employees of L-3 Link Simulation and Training on February 11, 2000, (b) they were an employee of Raytheon on February 10, 2000, became a full-time employee of L-3 Link Simulation and Training after February 11, 2000 but on or before August 31, 2000 or (c) they were hired before January 1, 2007 in a pension eligible organization and have met the one year of service requirement to participate in the plan. Employees hired on or after January 1, 2007 are not eligible to participate in the plan.

Vesting	Participants are fully vested after five years of vesting service or attainment of age 65, and there is no partial vesting.

Availability of Early Retirement Benefits:	Participants are eligible for early retirement benefits after age 55, provided that they have five years of vesting service.

Earnings	Earnings are defined as base pay, performance-based cash bonuses, shift differentials, payment for overtime hours, paid time off actually taken, bereavement, jury duty and military training pay and are limited to the IRS earnings limit of $250,000 in 2012 and $255,000 in 2013.

Final Average Monthly Compensation (“FAMC”)	FAMC is equal to the average of the participant’s monthly earnings during the five highest-paid 12-month periods worked out of the last ten consecutive 12-month periods worked.

Covered Compensation	Covered Compensation means for any plan year, the average (without indexing) of the Social Security Wage Base in effect for each calendar year during the 35-year period ending with the calendar year in which a participant attains or will attain his Social Security retirement date.

Benefit Plan Formula	1.5% of FAMC times benefit service up to 35 years, minus 0.6% of the lesser of Covered Compensation or FAMC, multiplied by years of benefit service up to 35 years, plus 0.5% of FAMC, multiplied by years of benefit service in excess of 35 years.

Early Retirement Reduction Factors	For those participants that are eligible to retire early, the reduction factor is the smaller of (a) the actuarial equivalent or (b) 6% for each year prior to the participant’s normal retirement date for Social Security purposes. Unreduced early retirement is available if retirement is within three years prior to Social Security normal retirement age and following 10 years of continuous service.

Payment Options	The plan provides for a number of payment options including a single life annuity (normal form for single participants), a qualified 50% joint and survivor annuity (normal form for married participants), other joint and survivor options, a 10-year certain and continuous annuity and a 10-year certain annuity.

Supplemental Plan

The provisions of the Supplemental Executive Retirement Plan (the Restoration Plan) are substantially identical to the provisions of the tax-qualified pension plans described above (the “Qualified Plans”). However, the Restoration Plan takes into consideration earnings above the annual IRS earnings limit and provides a nonqualified benefit to those participants based on those earnings in excess of the IRS limit or the benefit limits under Section 415 of the Internal Revenue Code.

2012 NONQUALIFIED DEFERRED COMPENSATION

The following table provides information regarding contributions, earnings and balances for our named executive officers under the L-3 Deferred Compensation Plans.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Michael T. Strianese	—	—	—	—
Ralph G. D’Ambrosio	—	—	—	—
Curtis Brunson(3)	321,831	118,192	—	3,749,698	(5)
Steve Kantor	172,779	22,365	(13,726)	757,705	(5)
John C. McNellis(4)	495,000	94,123	—	3,027,822
James W. Dunn	—	—	—	—

(1)	The amounts in this column are included in the Salary and Bonus columns for 2012 in the Summary Compensation Table on page 71.

(2)	Aggregate earnings in the last fiscal year are based on the prime interest rate. The average interest rate for the year was 3.25%. The amount reported includes $11,935, $2,390 and $9,661 of above market interest for Messrs. Brunson, Kantor and McNellis, respectively. The above market interest is included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column for 2012 in Summary Compensation Table on page 71.

(3)	Mr. Brunson maintained balances under two Deferred Compensation Plans in the last fiscal year as follows:

	Plan I ($)	Plan II ($)
Executive Contributions in Last Fiscal Year	—	321,831
Aggregate Earnings in Last Fiscal Year	25,267	92,925
Aggregate Balance at Last Fiscal Year End	790,184	2,959,514

(4)	Mr. McNellis maintained balances under two Deferred Compensation Plans in the last fiscal year as follows:

	Plan I ($)	Plan II ($)
Executive Contributions in Last Fiscal Year	—	495,000
Aggregate Earnings in Last Fiscal Year	11,405	82,718
Aggregate Balance at Last Fiscal Year End	356,678	2,671,144

(5)	Includes $1,494,727 and $271,739 in executive contributions from Messrs. Brunson and Kantor, respectively, that were reported in the Salary and Bonus columns of the Summary Compensation Tables for previous years.

For a further discussion of the L-3 Deferred Compensation Plans, see “Compensation Discussion and Analysis — Executive Benefits and Perquisites — Deferred Compensation Plans” on page 65.

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL

OR TERMINATION OF EMPLOYMENT

Change in Control Severance Plan

Under our Change in Control Severance Plan, executive officers and other corporate employees are entitled to severance benefits if, under specified conditions, their employment is terminated in connection with or following a change in control of L-3. The material terms of the program with respect to our named executive officers are as follows:

Protection Period	Two years following the occurrence of a change in control. In addition, the program covers terminations that become effective prior to the occurrence of a change in control if such termination occurs (1) upon the request of the acquirer or (2) otherwise in anticipation of the change in control.

Payout Requirements	Severance payments are required following termination by us without cause or termination by the executive for good reason during the Protection Period.

Severance Benefits	Lump sum payment equal to a multiple of annual salary and three-year average bonus:

• Chief Executive Officer, Chief Financial Officer, General Counsel and Executive Vice Presidents — three times

• Senior Vice Presidents and Group Presidents — two and a half times

Bonus for Year of Termination	Pro rata bonus based on number of months worked in the year of termination and three-year average bonus (or actual, if performance is determinable at the time of termination).

Benefits/Perquisites Continuation	Continuation of medical and life insurance benefits at the same cost to the executive, or cash equal to any increased premiums, for the same period as the severance multiple.

Restrictive Covenants	Non-compete and non-solicit covenants for one year following termination of employment.

Amendment or Termination of the Plan	Prior to the occurrence of a change in control, the Compensation Committee may amend or terminate the program at any time upon 90 days written notice.

Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards

The following table summarizes the effect of the following events upon outstanding long-term incentive awards granted to our named executive officers.

Long-Term Incentive Award Type	Change in Control	Death/ Disability	Qualified Retirement(1)	Termination by Company for Cause	Termination by Company without Cause	Resignation

Stock Options	Immediate vesting of remaining unvested award.	Immediate vesting of remaining unvested award.	Unvested options are forfeited.	Forfeiture of remaining unexercised award.	Unvested options are forfeited.	Unvested options are forfeited.

RSUs	Immediate vesting of full award.	Immediate vesting of full award.	No immediate effect. Vesting continues as if the executive remained an employee.	Forfeiture of full award.	Forfeiture of full award.	Forfeiture of full award.

Performance Awards	Immediate vesting based on Target level of performance, prorated to reflect reduced service period.(2)	Forfeiture of prorated portion of award to reflect reduced service period. Payment level for the remaining awards is based on actual performance for the full performance period.	Forfeiture of prorated portion of award to reflect reduced service period. Payment level for the remaining awards is based on actual performance for the full performance period.	Forfeiture of full award.	Forfeiture of prorated portion of award to reflect reduced service period. Payment level for the remaining awards is based on actual performance for the full performance period.	Forfeiture of full award.

(1)	Qualified Retirement is defined as a termination of employment that satisfies all of the following: (a) the executive terminates employment more than one year after the grant date of the applicable award (or in the case of performance awards, one year after the first day of the applicable performance period), (b) the executive terminates employment on or after attaining age 65 and completing at least five years of service (which must be continuous through the date of termination except for a single break in service that does not exceed one year in length), (c) the executive is not subject to termination for cause by the Company at the time of the employee’s termination and (d) the executive is available for consultation following the termination of employment at the reasonable request of the Company.

(2)	In connection with a change in control, the Compensation Committee has the discretion to increase this payment (but not above the benefit payable for the Maximum level of performance achievement) to the extent (if any) that the Compensation Committee is able to assess that the Company’s progress towards achievement of the applicable performance measures, at or prior to the change in control, exceeds the Target performance level requirement as adjusted to reflect the reduced service period.

Payments Upon Change in Control or Termination of Employment

The following table quantifies the payments under our severance arrangements, long-term incentive awards and the Restoration Plan that would be made assuming that a change in control, death or disability occurred on December 31, 2012, the last business day of 2012. Payments under other plans that do not change as a result of a change in control or termination of employment are found elsewhere in this Proxy Statement under “2012 Pension Benefits” beginning on page 81 and “2012 Nonqualified Deferred Compensation” on page 86 and are not included in this table. The table also does not include any amounts with respect to the Annual Incentive Plan because amounts earned under the plan as of December 31, 2012 are fully reflected in the Summary Compensation Table. In addition, payments that are available generally to salaried employees that do not discriminate in scope, terms or operation in favor of executive officers are also not included in this table. Finally, with respect to Mr. Dunn, in connection with his retirement from the Company on December 31, 2012, he received the termination payments discussed under “Compensation Discussion and Analysis — James Dunn Retirement Agreement” on page 65.

Named Executive Officer	Change in Control ($)	Death/Disability ($)
Michael T. Strianese
Severance(1)(2)	12,000,000	—
Medical Benefits(1)(3)	45,160	—
Life Insurance Premiums(1)	38,359	—
Outplacement Benefits(1)(4)	18,000	—
Acceleration of Stock Options(5)(6)	2,342,101	2,342,101
Acceleration of RSUs(7)(8)	8,379,316	8,379,316
Acceleration of Performance Awards(9)(10)	3,162,097	—
Restoration Plan(11)	95,937	—

TOTAL	26,080,970	10,721,417

Ralph G. D’Ambrosio
Severance(1)(2)	3,814,750	—
Medical Benefits(1)(3)	92,173	—
Life Insurance Premiums(1)	26,670	—
Outplacement Benefits(1)(4)	18,000	—
Acceleration of Stock Options(5)(6)	506,395	506,395
Acceleration of RSUs(7)(8)	1,645,491	1,645,491
Acceleration of Performance Awards(9)(10)	643,791	—
Restoration Plan(11)	—	—

TOTAL	6,747,270	2,151,886

Curtis Brunson
Severance(1)(2)	3,789,750	—
Medical Benefits(1)(3)	64,832	—
Life Insurance Premiums(1)	23,240	—
Outplacement Benefits(1)(4)	18,000	—
Acceleration of Stock Options(5)(6)	506,395	506,395
Acceleration of RSUs(7)(8)	1,648,709	1,648,709
Acceleration of Performance Awards(9)(10)	663,713	—
Restoration Plan(11)	136,512	—

TOTAL	6,851,151	2,155,104

Named Executive Officer	Change in Control ($)	Death/Disability ($)
Steve Kantor
Severance(1)(2)	3,239,792	—
Medical Benefits(1)(3)	52,976	—
Life Insurance Premiums(1)	18,199	—
Outplacement Benefits(1)(4)	18,000	—
Acceleration of Stock Options(5)(6)	329,155	329,155
Acceleration of RSUs(7)(8)	1,147,231	1,147,231
Acceleration of Performance Awards(9)(10)	444,451	—
Restoration Plan(11)	164,967	—

TOTAL	5,414,771	1,476,386

John C. McNellis
Severance(1)(2)	2,831,250	—
Medical Benefits(1)(3)	76,811	—
Life Insurance Premiums(1)	20,965	—
Outplacement Benefits(1)(4)	18,000	—
Acceleration of Stock Options(5)(6)	354,472	354,472
Acceleration of RSUs(7)(8)	1,171,750	1,171,750
Acceleration of Performance Awards(9)(10)	458,702	—
Restoration Plan(11)	21,395	—

TOTAL	4,953,345	1,526,222

(1)	Severance, medical benefits, life insurance premiums and outplacement benefits in connection with a change in control are payable only if the named executive officer (a) is involuntarily terminated (other than for cause, death or disability) at the request of the acquirer or otherwise in anticipation of, or during the two-year period following, the change in control or (b) voluntarily terminates employment for good reason during the two-year period following the change in control. For purposes of calculating the amount of these benefits in connection with a change in control, we assumed that such a termination of employment occurred on December 31, 2012, the last business day of 2012. Receipt of these benefits is conditioned upon the named executive officer’s execution of an agreement with the Company containing confidentiality, 12-month non-competition and 12-month non-solicitation covenants and a customary release of all claims against the Company. For a further discussion, see “— Change in Control Severance Plan” on page 87.

(2)	As discussed in “— Change in Control Severance Plan” on page 87, the change in control severance amount for each named executive officer is a multiple of base salary and average annual bonus for the three years prior to the year of termination. While the Change in Control Severance Plan also provides for an unpaid bonus for the current year earned through the termination date, such amounts for each named executive officer are not reflected herein because such amounts are already included in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column. In the event that these payments, when aggregated with all other change in control payments, would subject the named executive officer to an excise tax under IRS regulations, then these payments will be reduced to the highest amount for which no excise tax would be due, but only if the reduced amount is greater than the unreduced amount net of the excise tax.

(3)	Medical benefits are based on a multiple of the premiums paid by the Company in 2012, as set forth in Note 5 to the Summary Compensation Table, to provide the named executive officer (and the named executive officer’s spouse and dependents, as applicable) with executive medical benefits.

(4)	Under our Change in Control Severance Plan, a named executive officer is entitled to reasonable outplacement services from a provider selected by the executive and paid for by the Company. The amount disclosed represents the Company’s reasonable estimate of the cost to provide this benefit.

(5)	The value attributable to the acceleration of unvested stock options is based upon the number of unvested stock options multiplied by the difference between the closing price of our Common Stock ($76.62) on December 31, 2012, the last business day of 2012, and the per share exercise price of the option.

(6)	As disclosed above, in the event of any termination of employment other than death or disability, unvested stock options (or all stock options, in the case of a termination for cause) are forfeited. Accordingly, stock options are not quantified in the table above with respect to any termination of employment event other than in connection with a change in control, or upon death or disability.

(7)	The value attributable to the acceleration of unvested RSUs is based upon the number of unvested RSUs multiplied by the closing price of our Common Stock ($76.62) on December 31, 2012, the last business day of 2012.

(8)	As disclosed above, in the event of the named executive officer’s Qualified Retirement, the RSUs are not converted into shares of Common Stock until the end of the original vesting period. In the event of any other termination of employment other than in connection with a change in control, or upon death or disability, the RSUs are forfeited. Accordingly, the RSUs are not quantified in the table above with respect to any termination of employment event other than in connection with a change in control, or upon death or disability.

(9)	The value attributable to the acceleration of performance units is based upon the prorated number of shares issuable (or, for performance units based on TSR granted in 2011, payable in cash) assuming a Target level of performance achievement multiplied by the closing price of our Common Stock ($76.62) on December 31, 2012, the last business day of 2012. The value attributable to the acceleration of performance cash awards is based upon the prorated amount of cash payable assuming a Target level of performance achievement. As disclosed above, the Compensation Committee has the discretion to increase the number of shares issuable or the amount of cash payable up to the prorated number of shares issuable or amount of cash payable assuming the Maximum level of performance achievement based on the Compensation Committee’s assessment of the Company’s progress towards achievement of the applicable performance measures at or prior to the change in control.

(10)	As disclosed above, in the event of the named executive officer’s death, disability, Qualified Retirement or termination by the Company without cause, a prorated portion of the performance awards are forfeited, and the remaining performance awards are not paid until the end of the original performance period based on actual performance for the full performance period. In the event of any other termination of employment, the performance awards are forfeited. Accordingly, the performance awards are not quantified in the table above with respect to any termination of employment event other than in connection with a change in control.

(11)	The Restoration Plan pays benefits in a lump sum upon a change in control, and in an annuity following the later of (a) the named executive officer’s earliest retirement date under the applicable Qualified Plan or (b) the date of the named executive officer’s termination of employment (subject to a potential six-month delay to comply with Section 409A of the Internal Revenue Code). ERISA regulations for Qualified Plans require that an interest rate different than the rate used for financial reporting purposes be used to determine benefits paid out in lump sum. The Restoration Plan uses lump sum factors under Section 417(e) of the Internal Revenue Code as defined in the applicable Qualified Plan, resulting in an enhanced benefit received upon a change in control compared to the benefits received following a voluntary termination, normal retirement, or involuntary not-for-cause termination. The amounts disclosed represent the enhancement received upon a change in control. In the case of Mr. D’Ambrosio, he would not receive an enhancement upon a change in control because the interest rates used to calculate the lump sum value for younger executives exceeds the discount rate used to calculate the present value of normal retirement benefits. In the case of any other termination, no enhanced benefit is received under the Restoration Plan and, accordingly, no amounts relating to payments under the Restoration Plan in the case of such terminations are included in the table above. In the event of a termination for cause, all benefits under the Restoration Plan are forfeited. For a further discussion, see the 2012 Pension Benefits table included in this proxy statement on page 81.

COMPENSATION OF DIRECTORS

L-3’s compensation program for non-employee directors (the “Director Compensation Program”) is determined by our Board of Directors. The objectives of the program are to attract and retain highly qualified directors, and to compensate them in a manner that closely aligns their interests with those of our shareholders. Directors who are also employees of L-3 do not receive additional compensation for their services as directors.

Pursuant to its charter, the Compensation Committee is responsible for periodically reviewing and making recommendations to our Board of Directors with respect to director compensation. The Compensation Committee’s practice is to review the appropriateness of the components, amounts and forms of compensation provided to directors on an annual basis, and did so in June 2012.

Based on the Compensation Committee’s recommendation, our Board of Directors approved the following changes to the Director Compensation Program in June 2012: (1) the annual retainer for board members was increased from $100,000 to $106,000, (2) the grant date fair value of the annual board member equity award described below was increased from $110,000 to $120,000 beginning with the award to be made on the date of the 2013 Annual Meeting and (3) an annual retainer of $25,000 was established for the lead independent director. The Compensation Committee’s recommendation was based, in part, upon a market assessment of L-3’s director pay levels and the practices of L-3’s peer group conducted by Cook & Co.

The following table provides information concerning the Director Compensation Program in effect as of June 2012.

Compensation Type	Compensation Rates
Annual Board Member Retainer(1)	$106,000
Annual Board Member Equity Award(2)	$120,000
Annual Audit Committee Chairperson Retainer(1)	$30,000
Annual Compensation Committee Chairperson Retainer(1)	$10,000
Annual Nominating/Corporate Governance Committee Chairperson Retainer(1)	$10,000
Annual Audit Committee Member Retainer(1)	$20,000
Annual Lead Independent Director Retainer(1)	$25,000

(1)	Annual retainers are payable quarterly in arrears on the date of the quarterly, in-person, regular meeting of the Board of Directors held in February, April, July and October of each year. In 2012, these meetings were held on February 7, April 24, June 26 and October 24. The new annual retainer rates were effective beginning with the quarterly payments due at the time of the October 24, 2012 meeting.

(2)	Each non-employee director was entitled to receive, on the date of the 2012 Annual Meeting, an award of RSUs having a grant date fair value of $110,000 (the then current amount under the Director Compensation Program for the annual board member equity award), calculated in accordance with the accounting standards for share-based compensation. The RSUs vest approximately one year after the grant date, subject to acceleration in the event of death, permanent disability or a change in control. Regardless of vesting, the RSUs will not be converted into shares until the earlier of: (a) the date on which the recipient ceases to be a director or (b) a change in control that satisfies specified requirements set forth in Section 409A of the Internal Revenue Code. Dividend equivalents are payable in the form of additional RSUs.

With respect to the compensation described above (other than the annual equity award), each non-employee director may elect to receive all such compensation in cash, our Common Stock or a combination thereof.

2012 DIRECTOR COMPENSATION

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our non-employee directors for services rendered to us during the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
Claude R. Canizares	121,500	110,014	—	231,514
Thomas A. Corcoran	131,500	110,014	—	241,514
Lewis Kramer	121,500	110,014	—	231,514
Robert B. Millard	117,750	110,014	—	227,764
Lloyd W. Newton(3)	13,250	75,023	—	88,273
H. Hugh Shelton	101,500	110,014	—	211,514
Arthur L. Simon	121,500	110,014	—	231,514
Alan H Washkowitz	111,500	110,014	—	221,514
John P. White	101,500	110,014	—	211,514

(1)	Includes fees with respect to which directors elected to receive payment in shares of our Common Stock, valued at the closing price on the date the director would have otherwise been issued a check for such payment. In 2012, Mr. Millard elected to receive payment in shares of our Common Stock with respect to all of his fees.

(2)	Represents the grant date fair value of RSUs based on L-3 Holdings’ closing stock price on April 24, 2012 (or September 6, 2012 in the case of General (Ret.) Newton), the date of grant.

(3)	General (Ret.) Newton was elected to our Board of Directors on September 6, 2012 and received a pro-rated equity award upon his election.

The following table provides a summary of the aggregate number of stock options and RSUs outstanding for each of our non-employee directors as of December 31, 2012. Stock options have not been granted to non-employee directors since April 1, 2008.

Name	Outstanding Options	Outstanding RSUs
Claude R. Canizares	14,140	1,655
Thomas A. Corcoran	14,249	1,655
Lewis Kramer	—	1,655
Robert B. Millard	16,749	1,655
Lloyd W. Newton	—	1,058
H. Hugh Shelton	—	1,655
Arthur L. Simon	14,140	1,655
Alan H Washkowitz	16,749	1,655
John P. White	11,531	1,655

The Board of Directors has also established a company stock ownership guideline of three times the annual retainer amount (that is, $318,000) for each non-employee director. The guideline is currently in effect, but each current or future director has until five years after the date such director is elected to the Board of Directors to achieve the minimum level of ownership. Directors whose ownership is below or falls below the guideline after that time will receive all retainers and meeting fees in shares of our Common Stock that cannot be sold until the guideline requirement is satisfied.

“Stock ownership” is defined to include 100% of shares of Common Stock held outright, unvested RSUs and vested but undelivered RSUs; and 50% of the value of vested, “in-the-money” stock options.

REPORT OF THE AUDIT COMMITTEE

The directors who serve on the Audit Committee are all “independent” in accordance with the NYSE listing standards and the applicable SEC rules and regulations. During 2012, the Audit Committee fulfilled all of its responsibilities under its charter that was effective during 2012. As part of the Company’s governance practices, the Audit Committee reviews its charter on an annual basis and, when appropriate, recommends to the Board of Directors changes to its charter. The Audit Committee charter can be obtained through our website at http://www.L-3com.com.

We have reviewed and discussed with management and our independent registered public accountant, PricewaterhouseCoopers LLP, the Company’s Annual Report on Form 10-K, which includes the Company’s audited consolidated financial statements for the year ended December 31, 2012.

We have discussed with PricewaterhouseCoopers LLP, the matters required to be discussed by the Sarbanes-Oxley Act of 2002 and Statement on Auditing Standards No. 61, as amended (American Institute of Certified Public Accountants (AICPA), Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.

We have received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP, required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and have discussed with PricewaterhouseCoopers LLP their independence from the Company and management.

Based on the activities referred to above, we recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission. The Board of Directors approved our recommendations.

During 2012, Thomas A. Corcoran (Chairman), Professor Claude R. Canizares, Arthur L. Simon and Lewis Kramer served as members of the Audit Committee.

Thomas A. Corcoran (Chairman)

Claude R. Canizares

Arthur L. Simon

Lewis Kramer

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

For services rendered in 2012 and 2011 by PricewaterhouseCoopers LLP, our independent registered public accounting firm, we incurred the following fees:

	Year
	2012	2011
Audit Fees(1)	$13,634,003	$13,995,000
Audit-Related Fees(2)	3,985,540	5,993,065
Tax Fees(3)	5,535,662	5,096,000
All Other Fees(4)	223,270	199,100

(1)	Represents fees incurred for the annual audits of the consolidated financial statements and internal control over financial reporting, quarterly reviews of interim financial statements, statutory audits of foreign subsidiaries, and for 2012, the audit of the Company’s recasted 2011 financial statements following the spin-off of its subsidiary, Engility.

(2)	Represents fees incurred for: (1) employee benefit plan audits, which include fees paid by both the Company and the employee benefit plans, (2) audits in connection with the Company’s spin-off of Engility and (3) due diligence services related to business acquisitions.

(3)	Represents fees incurred for U.S. and foreign income tax compliance, expatriate tax services, state tax planning services, and acquisition and divestiture related tax services, including tax consulting to the Company in connection with its spin-off of Engility. Tax fees related to tax compliance in the years 2012 and 2011 were $1,505,422 and $1,442,000, respectively.

(4)	Represents consulting services related to the Company’s Foreign Corrupt Practices Act compliance tool in 2012 and legal entity liquidation services in 2012 and 2011.

The Audit Committee has considered and determined that the provision of the services covered under the captions “Audit-Related Fees,” “Tax Fees” and “All Other Fees” is compatible with maintaining the registered public accounting firm’s independence.

In accordance with its charter, the Audit Committee has established pre-approval policies with respect to annual audit, other audit and audit related services and permitted non-audit services to be provided by our independent registered public accounting firm and related fees. The Audit Committee has pre-approved detailed, specific services. Fees related to the annual audits of our consolidated financial statements, including the Section 404 attestation, are specifically approved by the Audit Committee on an annual basis. All fees for pre-approved other audit and audit related services are pre–approved annually or more frequently, if required, up to a maximum amount equal to 50% of the annual audit fee. All fees for pre-approved permitted non-audit services are pre-approved annually or more frequently, if required, up to a maximum amount equal to 50% of the fees for audit and audit related services as reported in our most recently filed proxy statement with the SEC. The Audit Committee also pre-approves any proposed engagement to provide services not included in the approved list of audit and permitted non-audit services and for fees in excess of amounts previously pre-approved. One or more designated members of the Audit Committee may approve these services and related fees and expenses on behalf of the Audit Committee, provided that such approval is reported to the Audit Committee at the next regularly scheduled meeting.

All of the services covered under the captions “Audit Fees,” and “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were pre-approved by the Audit Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the individuals who served on our Compensation Committee during the 2012 fiscal year has served us or any of our subsidiaries as an officer or employee or had any relationships requiring disclosure under Item 404 of Regulation S-K during the 2012 fiscal year. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or our Compensation Committee during the 2012 fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors has adopted a written policy and written procedures for the review, approval and monitoring of transactions involving L-3 and “related persons.” For the purposes of the policy, “related persons” include executive officers, directors and director nominees or their immediate family members, or shareholders owning five percent or greater of our outstanding Common Stock.

The related person transaction policy requires:

•

that any transaction in which a related person has a material direct or indirect interest and which exceeds $120,000, such transaction referred to as a “related person” transaction, and any material amendment or modification to a related person transaction, be reviewed and approved or ratified by any committee of the Board of Directors composed solely of independent directors who are disinterested or by the disinterested members of the Board of Directors; and

•

that any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Compensation Committee of the Board of Directors or recommended by the Compensation Committee to the Board of Directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

•

management must disclose to the Compensation Committee or disinterested directors, as applicable, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•

management must advise the Compensation Committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•

management must advise the Compensation Committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our SEC filings. To the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with SEC rules; and

•

management must advise the Compensation Committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the Compensation Committee, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, NYSE and the Internal Revenue Code.

During 2012, we did not enter into any transactions with related persons that required review, approval or ratification under the Board of Directors’ related person transaction policy, except for the following employment relationships. Susan D. Opp is Senior Vice President and President of Communication Systems Group. Her husband, Evan Deneris and her brother-in-law, Charles Deneris, are each employees of Communication Systems West since 1982 and 1994, respectively. For 2012, their combined total direct compensation, including salary paid, bonus earned, and long term incentives awarded, and change in the present value of their accrued pension benefits, was approximately $763,000. Their compensation is commensurate with that of their peers.

L-3 has implemented appropriate processes that are intended to ensure that Susan Opp does not participate in, or influence, compensation decisions involving Evan Deneris or Charles Deneris. These processes include the submission of compensation recommendations for Messrs. Deneris and Deneris directly by their respective line managers to the corporate human resources department.

Recommendations are reviewed and approved by L-3’s Vice President, Human Resources and L-3’s Executive Vice President of Corporate Strategy and Development without the involvement of Susan Opp. L-3’s relationship with Messrs. Deneris and Deneris predates Ms. Opp being designated as an executive officer in April 2011.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based on our records and other information, we believe that all Section 16(a) forms required to be filed were filed on a timely basis and in compliance with the requirements of Section 16(a).

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding”, provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can request prompt delivery of a copy of the Proxy Materials by writing to: Corporate Secretary, L-3 Communications Holdings, Inc., 600 Third Avenue, New York, New York 10016 or by calling (212) 697-1111.

GENERAL AND OTHER MATTERS

At the date of this proxy statement, we know of no business that will be brought before the Annual Meeting other than the matters set forth above. However, if any further business properly comes before the Annual Meeting or any adjournments or postponements of the Annual Meeting, the persons named as proxies in the accompanying proxy card will vote them in accordance with their discretion and judgment on such matters.

We have provided each shareholder whose proxy is being solicited hereby access to a copy of our Summary Annual Report and our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2012. Written requests for additional copies should be directed to: Corporate Communications, L-3 Communications Holdings, Inc., 600 Third Avenue, New York, New York 10016.

Please vote over the Internet or telephone, or (if you received a paper copy of the Proxy Materials) complete, date, sign and promptly mail the paper proxy card in the reply envelope accompanying the Proxy Materials sent to you. No postage is required if returned in the envelope provided, and mailed in the United States.

By Order of the Board of Directors,

Steven M. Post

Senior Vice President, General Counsel and

Corporate Secretary

New York, New York

March 18, 2013

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K To access these filings, go to our website, www.L-3com.com, and click on “SEC Filings” under the “Investor Relations” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2012, including financial statements and schedules thereto, are also available without charge to shareholders upon written request addressed to:

Corporate Secretary

L-3 Communications Holdings, Inc.

600 Third Avenue

New York, New York 10016

EXHIBIT A

Additions are indicated by underlining and deletions are indicated by strikeouts.

AMENDMENT TO THE

L-3 COMMUNICATIONS HOLDINGS, INC.

AMENDED AND RESTATED

2008 LONG TERM PERFORMANCE PLAN

PAGE
SECTION 1.	Purpose	A-1

SECTION 2.	Definitions; Rules of Construction	A-1

SECTION 3.	Eligibility	A-~~3~~2

SECTION 4.	Awards	A-~~3~~3

SECTION 5.	Shares of Stock and Share Units Available Under Plan	A-~~6~~5

SECTION 6.	Award Agreements	A-~~8~~6

SECTION 7.	Adjustments; Change in Control; Acquisitions	A-8

SECTION 8.	Administration	A-~~13~~10

SECTION 9.	Amendment and Termination of this Plan	A-11

SECTION 10.	Miscellaneous	A-~~16~~11

L-3 COMMUNICATIONS HOLDINGS, INC.

AMENDED AND RESTATED

2008 LONG TERM PERFORMANCE PLAN

SECTION 1.    Purpose.

The purpose of this Plan is to benefit the Corporation’s stockholders by encouraging high levels of performance by individuals who contribute to the success of the Corporation and its Subsidiaries and to enable the Corporation and its Subsidiaries to attract, motivate, retain and reward talented and experienced individuals. This purpose is to be accomplished by providing eligible individuals with an opportunity to obtain or increase a proprietary interest in the Corporation and/or by providing eligible individuals with additional incentives to join or remain with the Corporation and its Subsidiaries.

SECTION 2.    Definitions; Rules of Construction.

(a) Defined Terms. The terms defined in this Section shall have the following meanings for purposes of this Plan:

“Award” means an award granted pursuant to Section 4.

“Award Agreement” means an agreement described in Section 6 by the Corporation for the benefit of a Participant, setting forth (or incorporating by reference) the terms and conditions of an Award granted to a Participant.

“Beneficiary” means a person or persons (including a trust or trusts) validly designated by a Participant or, in the absence of a valid designation, entitled by will or the laws of descent and distribution, to receive the benefits specified in the Award Agreement and under this Plan in the event of a Participant’s death.

“Board of Directors” or “Board” means the Board of Directors of the Corporation.

“Change in Control” means change in control as defined in Section 7(c).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Committee described in Section 8(a).

“Corporation” means L-3 Communications Holdings, Inc.

“Employee” means any person, including an officer (whether or not also a director) in the regular full-time employment of the Corporation or any of its Subsidiaries who, in the opinion of the Committee is, or is expected to be, primarily responsible for the management, growth or protection of some part or all of the business of the Corporation or any of its Subsidiaries, but excludes, in the case of an Incentive Stock Option, an Employee of any Subsidiary that is not a “subsidiary corporation” of the Corporation as defined in Code Section 424(f).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Executive Officer” means executive officer as defined in Rule 3b-7 under the Exchange Act. If the Board has designated the executive officers of the Corporation for purposes of reporting under the Exchange Act, the designation shall be conclusive for purposes of this Plan.

“Fair Market Value” means the closing price of the relevant security as reported on the composite tape of New York Stock Exchange issues (or if, at the date of determination, the security is not so listed or if the principal market on which it is traded is not the New York Stock Exchange, such other reporting system as shall be selected by the Committee) on the relevant date, or, if no sale of the security is reported for that date, the next preceding day for which there is a reported sale. The Committee shall determine the Fair Market Value of any security that is not publicly traded, using criteria as it shall determine, in its sole direction, to be appropriate for the valuation.

“Insider” means any person who is subject to Section 16(b) of the Exchange Act.

“Minimum Ownership Stock” means any Award of shares of Stock of the Corporation that are issued, in accordance with Section 4(a)(5), in lieu of cash compensation in order to satisfy applicable stock ownership guidelines from time to time in effect.

“Non-Employee Director” means a director of the Corporation who is not an employee of the Corporation or any of its Subsidiaries.

“Option” means a Nonqualified Stock Option or an Incentive Stock Option as described in Section 4(a)(1) or (2).

“Participant” means a person who is granted an Award, pursuant to this Plan, that remains outstanding.

“Performance-Based Awards” is defined in Section 4(b).

“Performance Goals” means any combination of one or more of the following criteria: ~~cash flow,~~(i) consolidated income before or after taxes (including income before interest, taxes, depreciation and amortization); (ii) EBIT or EBITDA; (iii) operating income or operating margin; (iv) book value per share of Stock; (v) expense management (including without limitation, total general and administrative expense percentages); (vi) improvements in capital structure; (vii) profitability of an identifiable business unit or product; (viii) maintenance or improvement of profit margins; (ix) stock price; (x) market share; (xi) revenue or sales (including, without limitation, net loans charged off and average finance receivables); (xi) costs (including, without limitation, total general and administrative expense percentage); (xiii) orders; (xiv) working capital; (xv) total debt (including, without limitation, total debt as a multiple of EBIT or EBITDA); (xvi) cash flow or net funds provided; (xvii) net income or earnings per share~~,~~; (xviii) return on equity~~,~~; (xix) return on investment or invested capital~~,~~; and (xx) total stockholder return or any other performance goal that the Committee in its sole discretion establishes in accordance with the requirements of Section 162(m) of the Code for which applicable shareholder approval requirements are met. Performance Goals may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time.

“Rule 16b-3” means Rule 16b-3 under Section 16 of the Exchange Act, as amended from time to time.

“Share Units” means the number of units under an Award (or portion thereof) that is payable solely in cash or is actually paid in cash, determined by reference to the number of shares of Stock by which the Award (or portion thereof) is measured.

“Stock” means shares of Common Stock of the Corporation, par value $0.01 per share, subject to adjustments made under Section 7 or by operation of law.

“Subsidiary” means, as to any person, any corporation, association, partnership, joint venture or other business entity of which 50% or more of the voting stock or other equity interests (in the case of entities other than corporations), is owned or controlled (directly or indirectly) by that entity, or by one or more of the Subsidiaries of that entity, or by a combination thereof.

(b) Rules of Construction. For purposes of this Plan and the Award Agreements, unless otherwise expressly provided or the context otherwise requires, the terms defined in this Plan include the plural and the singular, and pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms.

SECTION 3.    Eligibility.

Any one or more Awards may be granted to any Employee, or any non-Employee who provides services to or on behalf of the Corporation or any of its Subsidiaries (including without limitation any Non-Employee Director), who is designated by the Committee to receive an Award.

SECTION 4.    Awards.

(a) Type of Awards. The Committee may from time to time grant any of the following types of Awards, either singly, in tandem or in combination with other Awards:

(1) Nonqualified Stock Options. A Nonqualified Stock Option is an Award in the form of an option to purchase Stock that is not intended to comply with the requirements of Code Section 422. The exercise price of each Nonqualified Stock Option granted under this Plan shall not be less than the Fair Market Value of the Stock on the date that the Option is granted.

(2) Incentive Stock Options. An Incentive Stock Option is an Award in the form of an option to purchase Stock that is intended to comply with the requirements of Code Section 422 or any successor section thereof. The exercise price of each Incentive Stock Option granted under this Plan shall not be less than the Fair Market Value of the Stock on the date the Option is granted. If a Participant on the date an Incentive Stock Option is granted owns, directly or indirectly within the meaning of Code Section 424(d), stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation, the exercise price per share of the Incentive Stock Option shall not be less than one hundred and ten percent (110%) of the Fair Market Value per share of the Stock at the time of grant, and such Incentive Stock Option shall not be exercisable after the expiration of five (5) years from the date such Incentive Stock Option is granted. To the extent that the aggregate Fair Market Value of Stock with respect to which one or more incentive stock options first become exercisable by a Participant in any calendar year exceeds $100,000, taking into account both Stock subject to Incentive Stock Options under this Plan and stock subject to incentive stock options under all other plans of the Corporation or of other entities referenced in Code Section 422(d)(1), the options shall be treated as Nonqualified Stock Options. For this purpose, the Fair Market Value of the Stock subject to options shall be determined as of the date the Options were granted.

(3) Stock Appreciation Rights. A Stock Appreciation Right is an Award in the form of a right to receive, upon surrender of the right, but without other payment, an amount based on the appreciation in the value of the Stock or the Option over a base price established in the Award, payable in cash, Stock or such other form or combination of forms of payout, at times and upon conditions (which may include a Change in Control), as may be approved by the Committee. The minimum base price of a Stock Appreciation Right granted under this Plan shall not be less than the Fair Market Value of the underlying Stock on the date the Stock Appreciation Right is granted.

(4) Restricted Stock. Restricted Stock is an Award of issued shares of Stock of the Corporation (other than Minimum Ownership Stock) that are subject to restrictions on transfer and/or such other restrictions on incidents of ownership as the Committee may determine.

(5) Other Share-Based Awards. The Committee may from time to time grant Awards under this Plan that provide the Participants with Stock or the right to purchase Stock, or provide other incentive Awards (including, but not limited to, Minimum Ownership Stock, phantom stock or units, performance stock or units, bonus stock, dividend equivalent units, or similar securities or rights) that have a value derived from the value of, or an exercise or conversion privilege at a price related to, or that are otherwise payable in shares of Stock. The Awards shall be in a form determined by the Committee, provided that the Awards shall not be inconsistent with the other express terms of this Plan applicable to such Awards.

(b) Special Performance-Based Awards. Without limiting the generality of the foregoing, any of the type of Awards listed in Section 4(a) may be granted as awards that satisfy the requirements for “performance-based compensation” within the meaning of Code Section 162(m) (“Performance-Based Awards”), the grant, vesting, exercisability or payment of which may depend on the degree of achievement of the Performance Goals relative to preestablished targeted levels for the Corporation or any of its Subsidiaries, divisions or other business units. Performance-Based Awards shall be subject to the requirements of clauses (1) through (7) below, except that notwithstanding anything contained in this Section 4(b) to the contrary, any Option or Stock Appreciation Right intended to qualify as a Performance-Based Award shall not be subject to the requirements of clauses (2), (4), (5) and (6) below (with such Awards hereinafter referred to as a “Qualifying Option” or a “Qualifying Stock Appreciation Right”, respectively). An Award that is intended to satisfy the requirements of this Section 4(b) shall be designated as a Performance-Based Award at the time of grant.

(1) Eligible Class. The eligible class of persons for Awards under this Section 4(b) shall be all Employees.

(2) Performance Goals. The performance goals for any Awards under this Section 4(b) (other than Qualifying Options and Qualifying Stock Appreciation Rights) shall be, on an absolute or relative basis, one or more of the Performance Goals. The specific performance target(s) with respect to Performance Goal(s) must be established by the Committee in advance of the deadlines applicable under Code Section 162(m) and while the performance relating to the Performance Goal(s) remains substantially uncertain.

(3) Individual Limits. The maximum number of shares of Stock or Share Units that are issuable under Options~~,~~ and Stock Appreciation Rights~~, Restricted Stock or other Awards (described under Section 4(a)(5)) that are granted as Performance-Based Awards to any Participant shall not exceed five percent of the total shares outstanding of the Corporation during the life of the Plan, either individually or in the aggregate, subject to adjustment as provided in Section 7. The~~ granted during a calendar year to any Employee shall be 750,000, and the maximum number of shares of Stock ~~and~~or Share Units that are issuable ~~or payable pursuant to all~~under other Performance-Based Awards ~~(including Qualifying Options and Qualifying Stock Appreciation Rights)~~ granted to any Employee during a calendar year ~~to any Employee~~ shall be ~~521,839,~~300,000, subject to adjustment as provided in Section 7. Awards that are cancelled during the year shall be counted against these limits to the extent required by Code Section 162(m).

(4) Committee Certification. Before any Performance-Based Award under this Section 4(b) (other than Qualifying Options and Qualifying Stock Appreciation Rights) is paid, the Committee must certify in writing (by resolution or otherwise) that the applicable Performance Goal(s) and any other material terms of the Performance-Based Award were satisfied; provided, however, that a Performance-Based Award may be paid without regard to the satisfaction of the applicable Performance Goal in the event of the Participant’s death or permanent disability or in the event of a Change in Control as provided in Section 7(b).

(5) Terms and Conditions of Awards. Committee Discretion to Reduce Performance Awards. The Committee shall have discretion to determine the conditions, restrictions or other limitations, in accordance with the terms of this Plan and Code Section 162(m), on the payment of individual Performance-Based Awards under this Section 4(b). To the extent set forth in an Award Agreement, the Committee may reserve the right to reduce the amount payable in accordance with any standards or on any other basis (including the Committee’s discretion), as the Committee may impose.

(6) Adjustments for Material Changes. To the extent set forth in an Award Agreement, in the event of (i) a change in corporate capitalization, a corporate transaction or a complete or partial corporate liquidation, or (ii) any extraordinary gain or loss or other event that is treated for accounting purposes as an extraordinary item under generally accepted accounting principles, or (iii) any material change in accounting policies or practices affecting the Corporation and/or the Performance Goals or targets, the Committee shall make adjustments to the Performance Goals and/or targets, applied as of the date of the event, and based solely on objective criteria, so as to neutralize, in the Committee’s judgment, the effect of the event on the applicable Performance-Based Award.

(7) Interpretation. Except as specifically provided in this Section 4(b), the provisions of this Section 4(b) shall be interpreted and administered by the Committee in a manner consistent with the requirements for exemption of Performance-Based Awards granted to Executive Officers as “performance-based compensation” under Code Section 162(m) and regulations and other interpretations issued by the Internal Revenue Service thereunder.

SECTION 5.    Shares of Stock and Share Units Available Under Plan.

(a) Aggregate Limits on Shares and Share Units. (i) Subject to Section 5(b), the maximum number of shares of Stock that may be issued pursuant to all Awards under the Plan is ~~12,713,817,~~19,213,817, (ii) the maximum number of such shares of Stock that may be issued pursuant to all Awards of Incentive Stock Options is ~~3,131,034,~~3,000,000, and (iii) the maximum number of shares of Stock ~~and Share Units that may be issuable or payable pursuant to all~~subject to Awards granted during a calendar year to any ~~Participant shall be 521,839, in each case subject to adjustment as provided in this Section 5 or Section 7.~~ Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during such calendar year, shall not exceed $525,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes and excluding, for this purpose, the value of any dividends or dividend equivalents paid in accordance with Section 6(b)(4) on unissued shares of Stock or unpaid Share Units underlying any such Awards).

(b) Share Usage for Full Value Awards. Solely for purposes of calculating the number of shares of Stock available for issuance pursuant to Section 5(a)(i)~~, each share of Stock that may be issued pursuant to Awards granted on or after March 1, 2010 (other than Awards of Options and Stock Appreciation Rights) shall be counted as 2.6~~:

(1) each share of Stock that may be issued pursuant to Awards granted from March 1, 2010 through February 25, 2013 (other than Awards of Options and Stock Appreciation Rights) shall be counted as 2.60 shares; and

(2) each share of Stock that may be issued pursuant to Awards granted on or after February 26, 2013 (other than Awards of Options and Stock Appreciation Rights) shall be counted as 3.69 shares.

(c) Reissue of Shares and Share Units. Any unexercised, unconverted or undistributed portion of any expired, cancelled, terminated or forfeited Award, or any alternative form of consideration under an Award that is not paid in connection with the settlement of an Award or any portion of an Award, shall again be available for Awards under Sections 5(a) and (b), as applicable, whether or not the Participant has received benefits of ownership (such as dividends or dividend equivalents or voting rights) during the period in which the Participant’s ownership was restricted or otherwise not vested. To the extent an Award is settled in cash in lieu of issuing shares of Stock subject thereto, such shares shall be deemed to constitute Share Units (and not shares of Stock issued pursuant to an Award) for purposes of the limits set forth in Sections 5(a) and (b). For the avoidance of doubt, the following shares of Stock shall not become available for reissuance under the Plan: (1) shares tendered by Participants as full or partial payment to the Corporation upon exercise of Options or other Awards granted under the Plan; (2) shares of Stock reserved for issuance upon the grant of Stock Appreciation Rights, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the Stock Appreciation Rights; ~~and~~ (3) shares withheld by, or otherwise remitted to, the Corporation to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on Restricted Stock or the exercise of Options or Stock Appreciation Rights or upon any other payment or issuance of shares under any other Award granted under the Plan; and (4) shares of Stock that are acquired by the Corporation as contemplated by Section 5(e) in connection with this Plan or the satisfaction of an Award issued hereunder.

(d) Interpretive Issues. Additional rules for determining the number of shares of Stock or Share Units authorized under this Plan may be adopted by the Committee, as it deems necessary or appropriate.

(e) Treasury Shares; No Fractional Shares. The Stock which may be issued (which term includes Stock reissued or otherwise delivered) pursuant to an Award under this Plan may be treasury or authorized but unissued Stock or Stock acquired, subsequently or in anticipation of a transaction under this Plan, in the open market or in privately negotiated transactions to satisfy the requirements of this Plan. No fractional shares shall be issued but fractional interests may be accumulated.

(f) Consideration. The Stock issued under this Plan may be issued (subject to Section 10(d)) for any lawful form of consideration, the value of which equals the par value of the Stock or such greater or lesser value as the Committee, consistent with Sections 10(d) and 4(a)(1), (2) and (3), may require.

(g) Purchase or Exercise Price; Withholding. The exercise or purchase price (if any) of the Stock issuable pursuant to any Award and any withholding obligation under applicable tax laws shall be paid at or prior to the time of the delivery of such Stock in cash or, subject to the Committee’s express authorization and the restrictions, conditions and procedures as the Committee may impose, any one or combination of (i) cash, (ii) the delivery of shares of Stock, or (iii) a reduction in the amount of Stock or other amounts otherwise issuable or payable pursuant to such Award. In the case of a payment by the means described in clause (ii) or (iii) above, the amount of Stock to be so delivered or offset in respect of such exercise price or purchase price (if any), or withholding obligations, shall be determined by reference to the Fair Market Value of the Stock on the date as of which the payment or offset is made.

(h) Cashless Exercise. The Committee may also permit the exercise of the Award and payment of any applicable withholding tax in respect of an Award by delivery of written notice, subject to the Corporation’s receipt of a third party payment in full in cash (or in such other form as permitted under Section 5(g)) for the exercise price and the applicable withholding at or prior to the time of issuance of Stock, in the manner and subject to the procedures as may be established by the Committee.

SECTION 6.    Award Agreements.

Each Award under this Plan shall be evidenced by an Award Agreement in a form approved by the Committee setting forth the number of shares of Stock or Share Units, as applicable, subject to the Award, and the price (if any) and term of the Award and, in the case of Performance-Based Awards, the applicable Performance Goals, if any. The Award Agreement shall also set forth (or incorporate by reference) other material terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of this Plan.

(a) Incorporated Provisions. Award Agreements shall be subject to the terms of this Plan and shall be deemed to include the following terms:

(1) Transferability: An Award shall not be assignable nor transferable, except by will or by the laws of descent and distribution, and during the lifetime of a Participant the Award shall be exercised only by such Participant or by his or her guardian or legal representative~~, except that Awards, other than Incentive Stock Options, may be transferred to and thereafter exercised by a family member or family members of a Participant, or transferred to an irrevocable trust or trusts (or other similar estate planning entity or entities) established for the benefit of a Participant and/or one or more of the Participant’s family members, during the Participant’s lifetime~~. The designation of a Beneficiary hereunder shall not constitute a transfer prohibited by the foregoing provisions.

(2) Rights as Stockholder: A Participant shall have no rights as a holder of Stock with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of these securities. Except as provided in Section 7, no adjustment or other provision shall be made for dividends or other stockholder rights, except to the extent that the Award Agreement provides for dividend equivalents or similar economic benefits.

(3) Withholding: The Participant shall be responsible for payment of any taxes or similar charges required by law to be withheld from an Award or an amount paid in satisfaction of an Award and these obligations shall be paid by the Participant on or prior to the payment of the Award. In the case of an Award payable in cash, the withholding obligation shall be satisfied by withholding the applicable amount and paying the net amount in cash to the Participant. In the case of an Award paid in shares of Stock, a Participant shall satisfy the withholding obligation as provided in Section 5(g) or Section 5(h).

~~(4) Option Holding Period: Subject to the authority of the Committee under Section 7, and except as otherwise provided by the Committee or as allowed under Rule 16b-3 of the Exchange~~

~~Act, a minimum six-month period shall elapse between the date of initial grant of any Option and the sale of the underlying shares of Stock, and the Corporation may impose legend and other restrictions on the Stock issued on exercise of the Options to enforce this requirement; provided, however, that such limitation shall not apply to the extent provided by the Committee on account of the Participant’s death, permanent disability or retirement or in the event of a Change in Control as provided in Section 7(b).~~

(4) ~~(5)~~ Maximum Term of Awards. No ~~Award that contemplates exercise or conversion~~Nonqualified Stock Option, Incentive Stock Option or Stock Appreciation Right may be exercised or converted to any extent, ~~and no other Award that defers vesting, shall~~or remain outstanding and unexercised, unconverted or unvested, more than ten years after the date ~~the Award~~such Nonqualified Stock Option, Incentive Stock Option or Stock Appreciation Right was initially granted.

(b) Other Provisions. Award Agreements may include other terms and conditions as the Committee shall approve, including but not limited to the following:

(1) Termination of Employment: A provision describing the treatment of an Award in the event of the retirement, disability, death or other termination of a Participant’s employment with or services to the Company, including any provisions relating to the vesting, exercisability, forfeiture or cancellation of the Award in these circumstances, subject, in the case of Performance-Based Awards, to the requirements for “performance-based compensation” under Code Section 162(m).

(2) Vesting; Effect of Termination; Change in Control: Any other terms consistent with the terms of this Plan as are necessary and appropriate to effect the Award to the Participant, including but not limited to the vesting provisions, any requirements for continued employment, any other restrictions or conditions (including performance requirements) of the Award, and the method by which (consistent with Section 7) the restrictions or conditions lapse, and the effect on the Award of a Change in Control. Unless otherwise provided by the Committee in the applicable Award Agreement, (1) the minimum vesting period for Awards of Restricted Stock shall be three years from the date of grant (or one year in the case of Restricted Stock Awards that are Performance-Based Awards) and (2) the vesting period of an Award of Restricted Stock may not be accelerated to a date that is within such minimum vesting period except in the event of the Participant’s death, permanent disability or retirement or in the event of a Change in Control.

(3) Replacement and Substitution: Any provisions permitting or requiring the surrender of outstanding Awards or securities held by the Participant in whole or in part in order to exercise or realize rights under or as a condition precedent to other Awards, or in exchange for the grant of new or amended Awards under similar or different terms; provided, that except in connection with an adjustment contemplated by Section 7, no such provisions of an Award Agreement shall permit a “Repricing” as defined in Section 8(d).

(4) Dividends: Any provisions providing for the payment of dividend equivalents on unissued shares of Stock or unpaid Share Units underlying an Award, on either a current or deferred or contingent basis, and either in cash or in additional shares of Stock; provided that dividend equivalents may not be paid with respect to Awards of Options or Stock Appreciation Rights.

(c) Contract Rights, Forms and Signatures. Any obligation of the Corporation to any Participant with respect to an Award shall be based solely upon contractual obligations created by this Plan and an Award Agreement. No Award shall be enforceable until the Award Agreement has been signed on behalf of the Corporation by an Executive Officer (other than the recipient) or his or her delegate. By accepting receipt of the Award Agreement, a Participant shall be deemed to have accepted and consented to the terms of this Plan and any action taken in good faith under this Plan by and within the discretion of the Committee, the Board of Directors or their delegates. Unless the Award Agreement otherwise expressly provides, there shall be no third party beneficiaries of the obligations of the Corporation to the Participant under the Award Agreement.

SECTION 7.    Adjustments; Change in Control; Acquisitions.

(a) Adjustments. If there shall occur any recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, merger, combination, consolidation, or other reorganization or any extraordinary dividend or other extraordinary distribution in respect of the Stock (whether in the form of cash, Stock or other property), or any split-up, spin-off, extraordinary redemption, or exchange of outstanding Stock, or there shall occur any other similar corporate transaction or event in respect of the Stock, or a sale of substantially all the assets of the Corporation as an entirety, then the Committee shall, in the manner and to the extent, if any, as it deems appropriate and equitable to the Participants and consistent with the terms of this Plan, and taking into consideration the effect of the event on the holders of the Stock:

(1) proportionately adjust any or all of:

(A) the number and type of shares of Stock and Share Units which thereafter may be made the subject of Awards (including the specific maxima and numbers of shares of Stock or Share Units set forth elsewhere in this Plan),

(B) the number and type of shares of Stock, other property, Share Units or cash subject to any or all outstanding Awards,

(C) the grant, purchase or exercise price, or conversion ratio of any or all outstanding Awards, or of the Stock, other property or Share Units underlying the Awards,

(D) the securities, cash or other property deliverable upon exercise or conversion of any or all outstanding Awards,

(E) subject to Section 4(b), the performance targets or standards appropriate to any outstanding Performance-Based Awards, or

(F) any other terms as are affected by the event; and/or

(2) provide for:

(A) an appropriate and proportionate cash settlement or distribution, or

(B) the substitution or exchange of any or all outstanding Awards, or the cash, securities or property deliverable on exercise, conversion or vesting of the Awards.

Notwithstanding the foregoing, in the case of an Incentive Stock Option, no adjustment shall be made which would cause this Plan to violate Section 424(a) of the Code or any successor provisions thereto, without the written consent of the Participant adversely affected thereby. The Committee shall act prior to an event described in this paragraph (a) (including at the time of an Award by means of more specific provisions in the Award Agreement) if deemed necessary or appropriate to permit the Participant to realize the benefits intended to be conveyed by an Award in respect of the Stock in the case of an event described in paragraph (a).

(b) Change in Control. The Committee may, in the Award Agreement, provide for the effect of a Change in Control on an Award. Such provisions may include, but are not limited to any one or more of the following with respect to any or all Awards: (i) the specific consequences of a Change in Control on the Awards; (ii) a reservation of the Committee’s right to determine in its discretion at any time that there shall be full acceleration or no acceleration of benefits under the Awards; (iii) that only certain or limited benefits under the Awards shall be accelerated; (iv) that the Awards shall be accelerated for a limited time only; or (v) that acceleration of the Awards shall be subject to additional conditions precedent (such as a termination of employment following a Change in Control).

In addition to any action required or authorized by the terms of an Award, the Committee may take any other action it deems appropriate to ensure the equitable treatment of Participants in the event of a Change in Control, including but not limited to any one or more of the following with respect to any or all Awards: (i) the acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gain from, the Awards; (ii) the waiver of conditions on the Awards that were imposed for the benefit of the Corporation, (iii) provision for the cash settlement of the Awards for their equivalent cash value, as determined by the Committee, as of the date of the Change in Control; or (iv) such other modification or adjustment to the Awards as the Committee deems appropriate to maintain and protect the rights and interests of Participants upon or following the Change in Control. The Committee also may accord any Participant a right to refuse any acceleration of exercisability, vesting or benefits, whether pursuant to the Award Agreement or otherwise, in such circumstances as the Committee may approve.

Notwithstanding the foregoing provisions of this Section 7(b) or any provision in an Award Agreement to the contrary, if any Award to any Insider is accelerated to a date that is less than six months after the date of the Award, the Committee may prohibit a sale of the underlying Stock (other than a sale by operation or law in exchange for or through conversion into other securities), and the Corporation may impose legend and other restrictions on the Stock to enforce this prohibition.

(c) Change in Control Definition. For purposes of this Plan, with respect to any Award other than an Award issued pursuant to an Award Agreement that separately defines the term “change in control,” a change in control shall include and be deemed to occur upon the following events:

(1) The acquisition by any person or group (including a group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than the Corporation or any of its Subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a majority of the combined voting power of the Corporation’s then outstanding voting securities, other than by any employee benefit plan maintained by the Corporation;

(2) The sale of all or substantially all of the assets of the Corporation or of L-3 Communications Corporation or any successor thereto;

(3) The consummation of a merger, combination, consolidation, recapitalization, or other reorganization of the Corporation with one or more other entities that are not Subsidiaries if, as a result of the consummation of the merger, combination, consolidation, recapitalization or other reorganization, less than 50 percent of the outstanding voting securities of the surviving or resulting corporation shall immediately after the event be beneficially owned in the aggregate by the stockholders of the Corporation immediately prior to the event;

(4) ~~(3)~~ The election, including the filling of vacancies, during any period of 24 months or less, of 50 percent or more, of the members of the Board, without the approval of Continuing Directors, as constituted at the beginning of such period. “Continuing Directors” shall mean any director of the Company who either (i) is a member of the Board on the date of grant of the relevant Award, or (ii) is nominated for election to the Board by a majority of the Board which is comprised of Directors who were, at the time of such nomination, Continuing Directors; or

(5) ~~(4)~~ In the Committee’s sole discretion on a case-by-case basis and solely with respect to Awards granted to Employees of a Subsidiary of the Corporation, or of a business unit or division of the Corporation or such Subsidiary, (i) the sale of all or substantially all of the assets of such Subsidiary, business unit or division or (ii) the sale (including without limitation by way of merger) of a majority of the combined voting power of such Subsidiary’s then outstanding voting securities.

(d) Business Acquisitions. Awards may be granted under this Plan on the terms and conditions as the Committee considers appropriate, which may differ from those otherwise required by this Plan to the extent necessary to reflect a substitution for or assumption of stock incentive awards held by employees of other entities who become employees of the Corporation or a Subsidiary as the result of a merger of the employing entity with, or the acquisition of the property or stock of the employing entity by, the Corporation or a Subsidiary, directly or indirectly (such awards, “Substitute Awards”). Substitute Awards shall not be counted against the limitations set forth in Section 5(a), provided that Substitute Awards issued in connection with the assumption of, or in substitution for, Incentive Stock Options shall be counted against the limits set forth in Section 5(a)(ii) of the Plan.

SECTION 8.    Administration.

(a) Committee Authority and Structure. This Plan and all Awards granted under this Plan shall be administered by the Compensation Committee of the Board or such other committee of the Board or subcommittee of the Compensation Committee as may be designated by the Board and constituted so as to permit this Plan to comply with the disinterested administration requirements of Rule 16b-3 under the Exchange Act and the “outside director” requirement of Code Section 162(m). The members of the Committee shall be designated by the Board. A majority of the members of the Committee (but not fewer than two) shall constitute a quorum. The vote of a majority of a quorum or the unanimous written consent of the Committee shall constitute action by the Committee.

(b) Selection and Grant. The Committee shall have the authority to determine the individuals (if any) to whom Awards will be granted under this Plan, the type of Award or Awards to be made, and the nature, amount, pricing, timing, and other terms of Awards to be made to any one or more of these individuals, subject to the terms of this Plan.

(c) Construction and Interpretation. The Committee shall have the power to interpret and administer this Plan and Award Agreements, and to adopt, amend and rescind related rules and procedures. All questions of interpretation and determinations with respect to this Plan, the number of shares of Stock, Stock Appreciation Rights, or units or other Awards granted, and the terms of any Award Agreements, the adjustments required or permitted by Section 7, and other determinations hereunder shall be made by the Committee and its determination shall be final and conclusive upon all parties in interest. In the event of any conflict between an Award Agreement and any non-discretionary provisions of this Plan, the terms of this Plan shall govern.

(d) Express Authority to Change Terms of Awards. The Committee may, at any time, alter or amend any or all Award Agreements under this Plan in any manner that would be authorized for a new Award under this Plan, including but not limited to any manner set forth in Section 9 (subject to any applicable limitations thereunder), except that no amendment or cancellation of an Award may effect a Repricing of such Award without shareholder approval, except in connection with an adjustment pursuant to Section 7. A “Repricing” means any of the following: (i) changing the terms of an Award to lower its exercise price or base price, (ii) cancelling an Award with an exercise price or base price in exchange for other Awards with a lower exercise price or base price, or (iii) cancelling an Award with an exercise price or base price at a time when such price is equal to or greater than the Fair Market Value of the underlying Stock in exchange for other Awards, cash or property. Without limiting the Committee’s authority under this plan (including Sections 7 and 9), but subject to any express limitations of this Plan (including the prohibitions on Repricing set forth in this Section 8(d)), the Committee shall have the authority to accelerate the exercisability or vesting of an Award, to extend the term or waive early termination provisions of an Award (subject to the maximum ten-year term under Section 6(a)(~~5)~~4) to the extent applicable), and to waive the Corporation’s rights with respect to an Award or restrictive conditions of an Award (including forfeiture conditions), in any case in such circumstances as the Committee deems appropriate.

(e) Rule 16b-3 Conditions; Bifurcation of Plan. It is the intent of the Corporation that this Plan and Awards hereunder satisfy and be interpreted in a manner, that, in the case of Participants who are or may be Insiders, satisfies any applicable requirements of Rule 16b-3, so that these persons will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 under the Exchange Act and will not be subjected to avoidable liability thereunder as to Awards intended to be entitled to the benefits of Rule 16b-3. If any provision of this Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 8(e), that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed disregarded as to Awards intended as Rule 16b-3 exempt Awards. Notwithstanding anything to the contrary in this Plan, the provisions of this Plan may at any time be bifurcated by the Board or the Committee in any manner so that certain provisions of this Plan or any Award Agreement intended (or required in order) to satisfy the applicable requirements of Rule 16b-3 are only applicable to Insiders and to those Awards to Insiders intended to satisfy the requirements of Rule 16b-3.

(f) Delegation and Reliance. The Committee may delegate to the officers or employees of the Corporation the authority to execute and deliver those instruments and documents, to do all acts and things, and to take all other steps deemed necessary, advisable or convenient for the effective administration of this Plan in accordance with its terms and purpose, except that the Committee may not delegate any discretionary authority to grant or amend an award or with respect to substantive decisions or functions regarding this Plan or Awards as these relate to the material terms of Performance-Based Awards to Executive Officers or to the timing, eligibility, pricing, amount or other material terms of Awards to Insiders. In making any determination or in taking or not taking any action under this Plan, the Board and the Committee may obtain and may rely upon the advice of experts, including professional advisors to the Corporation. No director, officer, employee or agent of the Corporation shall be liable for any such action or determination taken or made or omitted in good faith.

(g) Exculpation and Indemnity. Neither the Corporation nor any member of the Board of Directors or of the Committee, nor any other person participating in any determination of any question under this Plan, or in the interpretation, administration or application of this Plan, shall have any liability to any party for any action taken or not taken in good faith under this Plan or for the failure of an Award (or action in respect of an Award) to satisfy Code requirements as to incentive stock options or to realize other intended tax consequences (including any intended tax treatment under Section 409A of the Code), to qualify for exemption or relief under Rule 16b-3 or to comply with any other law, compliance with which is not required on the part of the Corporation.

SECTION 9.    Amendment and Termination of this Plan.

The Board of Directors may at any time amend, suspend or discontinue this Plan, subject to any stockholder approval that may be required under applicable law. Notwithstanding the foregoing, no such action by the Board or the Committee shall, in any manner adverse to a Participant other than as expressly permitted by the terms of an Award Agreement, affect any Award then outstanding and evidenced by an Award Agreement without the consent in writing of the Participant or ~~a Beneficiary, a Participant’s family member or a trust (or similar estate planning entity) established for the benefit of a Participant and/or one or more of the Participant’s family members entitled to an Award.~~ his or her Beneficiary, guardian or legal representative, to the extent applicable. Notwithstanding the above, any amendment to this Plan that would (i) materially increase the benefits accruing to any Participant or Participants hereunder, (ii) materially increase the aggregate number of shares of Stock, Share Units or other equity interest(s) that may be issued hereunder, or (iii) materially modify the requirements as to eligibility for participation in this Plan, shall be subject to shareholder approval.

SECTION 10.    Miscellaneous.

(a) Unfunded Plans. This Plan shall be unfunded. Neither the Corporation nor the Board of Directors nor the Committee shall be required to segregate any assets that may at any time be represented by Awards made pursuant to this Plan. Neither the Corporation, the Committee, nor the Board of Directors shall be deemed to be a trustee of any amounts to be paid or securities to be issued under this Plan.

(b) Rights of Employees.

(1) No Right to an Award. Status as an Employee shall not be construed as a commitment that any one or more Awards will be made under this Plan to an Employee or to Employees generally. Status as a Participant shall not entitle the Participant to any additional Award.

(2) No Assurance of Employment. Nothing contained in this Plan (or in any other documents related to this Plan or to any Award) shall confer upon any Employee or Participant any right to continue in the employ or other service of the Corporation or any Subsidiary or constitute any contract (of employment or otherwise) or limit in any way the right of the Corporation or any Subsidiary to change a person’s compensation or other benefits or to terminate the employment or services of a person with or without cause.

(c) Effective Date; Duration. This Plan has been adopted by the Board of Directors of the Corporation. This Plan shall become effective upon and shall be subject to the approval of the stockholders the Corporation. This Plan shall remain in effect until any and all Awards under this Plan have been exercised, converted or terminated under the terms of this Plan and applicable Award Agreements. Notwithstanding the foregoing, no Award may be granted under this Plan after ~~April 29, 2018~~April 29, 2023; provided, however, that any Award granted prior to such date may be amended after such date in any manner that would have been permitted hereunder prior to such date.

(d) Compliance with Laws. This Plan, Award Agreements, and the grant, exercise, conversion, operation and vesting of Awards, and the issuance and delivery of shares of Stock and/or other securities or property or the payment of cash under this Plan, Awards or Award Agreements, are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal insider trading, registration, reporting and other securities laws and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may be necessary or, in the opinion of counsel for the Corporation, advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions (and the person acquiring such securities shall, if requested by the Corporation, provide such evidence, assurance and representations to the Corporation as to compliance with any of such restrictions) as the Corporation may deem necessary or desirable to assure compliance with all applicable legal requirements.

(e) Section 409A. Notwithstanding any other provisions of the Plan or any Award Agreements thereunder, it is intended that the provisions of the Plan and such Award Agreements comply with Section 409A of the Code, and that no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan, or any Award Agreement interpreted, in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Board or Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code; which, if the Participant is a “specified employee” within the meaning of the Section 409A, shall be the first day following the six-month period beginning on the date of Participant’s termination of Employment. Notwithstanding the foregoing, each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on him or her, or in respect of any payment or benefit delivered in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all such taxes or penalties.

(f) Applicable Law. This Plan, Award Agreements and any related documents and matters shall be governed by, and construed in accordance with, the laws of the State of New York and applicable Federal law.

Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Corporation, the Board or the Committee to grant awards or authorize any other compensation, with or without reference to the Stock, under any other plan or authority.

EXHIBIT B

AMENDMENT TO ARTICLE SIXTH OF L-3 COMMUNICATIONS HOLDINGS, INC.’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

SIXTH: ~~The number of directors of the Corporation shall be determined in the manner provided in the Bylaws of the Corporation. The directors are divided into three classes, each class to consist of one-third of the number of directors then constituting the Board of Directors. The term of office of those of the first class shall expire at the annual meeting next following the first election held after May 22, 1998; the term of office of those of the second class shall expire one year thereafter; and the term of office of those of the third class shall expire two years thereafter. At each annual meeting following the annual meeting at which this Bylaw shall be adopted, the directors elected shall be elected for a full term of three years to succeed those whose terms expire. Notwithstanding the foregoing, each director shall serve until his successor is duly elected and qualified, or until his resignation, removal, or death. This Article SIXTH may not be amended without the two-thirds approval of all shareholders entitled to vote on the matter.~~ Subject to the rights of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time exclusively by the Board of Directors of the Corporation pursuant to a resolution adopted by a majority of the Board of Directors. A director of the Corporation shall be elected to hold office until the expiration of the term for which such person is elected and until such person’s successor shall be duly elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal. Commencing at the annual meeting of shareholders that is scheduled to be held in calendar year 2014 (the “2014 Annual Meeting”), the directors of the Corporation shall be elected annually for terms of one year, except that any director in office at the 2014 Annual Meeting whose term expires at the annual meeting of shareholders scheduled to be held in calendar year 2015 or calendar year 2016 (a “Continuing Classified Director”), shall continue to hold office until the end of the term for which such director was elected and until such director’s successor shall have been elected or qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any vacancy in the Board of Directors resulting from the death, resignation, retirement, disqualification or removal of any director or other cause, or any newly created directorship resulting from an increase in the authorized number of directors, shall be filled exclusively by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Subject to the rights of the holders of any series of Preferred Stock then outstanding with respect to any directors elected by the holders of such series, any director, or the entire Board of Directors, may be removed with or without cause by the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to elect such director, except that any Continuing Classified Director and any director appointed to fill a vacancy caused by the death, resignation, retirement, disqualification or removal of any Continuing Classified Director may be removed only for cause.

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EXHIBIT C

AMENDMENT TO ARTICLE FIFTH OF L-3 COMMUNICATIONS HOLDINGS, INC.’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

FIFTH: The Board of Directors of the Corporation~~, acting by the affirmative vote of a majority of the directors then in office,~~ may alter, amend, rescind or repeal in whole or in part, the Bylaws of the Corporation~~; provided , that the affirmative vote of two-thirds of the directors then in office is required to alter, amend or repeal Sections 2.5, 2.6, 3.2, 3.6, 3.7, 6.2, 6.7 and 7.1 of the Bylaws of the Corporation~~ or may adopt new Bylaws by the affirmative vote of a majority of the Board of Directors.

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EXHIBIT D

AMENDMENT TO ARTICLE TENTH OF L-3 COMMUNICATIONS HOLDINGS, INC.’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

TENTH: ~~Notwithstanding the provisions of Section 228 of the General Corporation Law of the State of Delaware, the~~The shareholders of the Corporation may take action by written consent only if ~~all~~a majority of the ~~shareholders~~outstanding shares of capital stock of the Corporation entitled to vote on the matter sign such consent. ~~This Article TENTH may not be amended without the unanimous consent of all shareholders entitled to vote on the matter.~~

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. NNNNNNNNNNNN Admission Ticket NNNNNNNNNNNNNNN C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINESACKPACK000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Internet or telephone Instructions MR A SAMPLE DESIGNATION (IF ANY) Available 24 hours a day, 7 days a week! ADD 1 Instead of mailing your proxy, you may choose one of the two voting ADD 2 methods outlined below to vote your proxy. ADD 3 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. ADD 4 Proxies submitted by the Internet or telephone must be received by ADD 5 NNNNNNNNN ADD 6 1:00 a.m. Eastern Daylight Time on April 30, 2013. Vote by Internet Log on to the Internet and go to www.investorvote.com/LLL Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you access the Internet website. Follow the steps outlined on the secured website. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message. Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals ? The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, 4, 5, 6 and 7. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain + 01—Claude R. Canizares 02—Thomas A. Corcoran 03—Lloyd W. Newton 04—Vincent Pagano, Jr. 05—Alan H. Washkowitz For Against Abstain For Against Abstain 2. Approval of the amendment to the L-3 Communications 5. Approval of the amendment and restatement of the Company?s Holdings, Inc. Amended and Restated 2008 Long Term Amended and Restated Certificate of Incorporation to permit Performance Plan. shareholders to take action by written consent. 3. Approval of the amendment and restatement of the Company?s Amended and Restated Certificate of Incorporation to provide 6. Ratification of the appointment of PricewaterhouseCoopers for phased-in board declassification. LLP as independent registered public accounting firm. 4. Approval of the amendment and restatement of the 7. Advisory Vote on Executive Compensation: To approve, in a Company?s Amended and Restated Certificate of non-binding, advisory vote, the compensation paid to our Incorporation to remove certain supermajority provisions. named executive officers. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. B Authorized Signatures ? This section must be completed for your vote to be counted ? Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) ? Please print date below. Signature 1 ? Please keep signature within the box. Signature 2 ? Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN1UP X 1543871 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 01LCRF

. Admission Ticket Directions to the 2013 Annual Meeting of Shareholders of L-3 Communications Holdings, Inc. 2013 Annual Meeting of Directions from the East Side: Take the FDR Drive South to the end and follow sign to the L-3 Communications Holdings, Inc. Shareholders Battery Park City exit. Proceed to the traffic light and make a right turn, go to the next light and PROXY SERVICES make a left turn onto State Street and continue driving until very end. C/O COMPUTERSHARE INVESTOR SERVICES The hotel is located at Battery Place and West Street. PO BOX 43102 Directions from the West Side: PROVIDENCE, RI 02940-5068 Take the West Side Highway South. The West Side Highway South becomes West Street. L-3 COMMUNICATIONS HOLDINGS, INC. Continue South bearing right until the end of West Street. ANNUAL MEETING OF SHAREHOLDERS Turn right, the hotel is on your right. TUESDAY, APRIL 30, 2013, 2:30 P.M. EASTERN DAYLIGHT TIME THE RITZ-CARLTON NEW YORK Directions by Subway: BATTERY PARK Take the 4/5 to Bowling Green (last stop in Manhattan). Turn right (South) onto Battery Place. TWO WEST STREET Follow Battery Place to Little West Street; turn right, the hotel is on your left. NEW YORK, NY Or Take the 2/3 to Wall Street. PLEASE INDICATE WHETHER YOU PLAN TO ATTEND THE 2013 ANNUAL Walk West on Wall Street to Broadway; turn left on Broadway, then right MEETING OF SHAREHOLDERS BY MARKING THE APPROPRIATE BOX OR IF onto Battery Place. YOU USE THE INTERNET OR TELEPHONE SYSTEM, WHEN PROMPTED. ONLY Follow Battery Place to Little West Street; turn right, the hotel is on your left. THE SHAREHOLDER(S) WHOSE NAME(S) APPEARS ON THIS TICKET, OR THE Or PROXY OF THAT SHAREHOLDER, WILL BE ADMITTED. DUE TO SPACE Take the 1/9 to Rector Street. Walk South on Greenwich Street to Battery Place. LIMITATIONS, ADMISSION TO THE MEETING WILL BE ON A FIRST-COME, Make right on Battery Place and follow to Little West Street; turn right, the FIRST-SERVED BASIS. REGISTRATION WILL BEGIN AT 2:30 P.M. hotel is on your left. Upon arrival, please present this admission ticket and photo identification at the registration desk. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — L-3 Communications Holdings, Inc. L-3 COMMUNICATIONS HOLDINGS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF L-3 COMMUNICATIONS HOLDINGS, INC. (THE “COMPANY”) FOR THE ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY TO BE HELD ON APRIL 30, 2013, AND SHOULD BE READ IN CONJUNCTION WITH THE NOTICE OF MEETING AND THE PROXY STATEMENT. The undersigned shareholder(s) hereby appoint Michael T. Strianese, Steven M. Post, and Ralph G. D’Ambrosio or any one of them, attorneys and agents, or proxy or proxies, with full power of substitution, in the name and on behalf of the undersigned, to attend, vote and act at the Annual Meeting of Shareholders to be held on April 30, 2013, at 2:30 p.m., Eastern Daylight Time, at The Ritz-Carlton New York, Battery Park, Two West Street, New York, NY, and at any and all adjournments or postponements thereof, upon the matters set forth and in accordance with their discretion on any other matters that may properly come before the meeting, or any adjournment or postponement thereof. This proxy, when properly executed, will be voted in accordance with the directions of the undersigned shareholder(s). In the absence of such directions, this proxy will be voted for all nominees listed on the reverse hereof, for approval of the amendment to the L-3 Communications Holdings, Inc. Amended and Restated 2008 Long Term Performance Plan, for approval of the amendment and restatement of the Company’s Amended and Restated Certificate of Incorporation to provide for phased-in board declassification, for approval of the amendment and restatement of the Company’s Amended and Restated Certificate of Incorporation to remove certain supermajority provisions, for approval of the amendment and restatement of the Company’s Amended and Restated Certificate of Incorporation to permit shareholders to take action by written consent, for the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm, and for the advisory approval of the compensation paid to our named executive officers. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting. PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY ALSO MARK, SIGN, DATE AND RETURN YOUR PROXY CARD TO: L-3 Communications Holdings, Inc. C/O Computershare Investor Services PO Box 43102 Providence, RI 02940-5068 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 30, 2013: OUR 2013 PROXY STATEMENT, SUMMARY ANNUAL REPORT AND ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT: www.L-3com.com